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This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but it is not complete and may be changed. These securities may not be sold nor may offers to buy be accepted prior to the time this prospectus supplement is delivered in final form. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 11, 2003

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 16, 2003)

$200,000,000

ALARIS Medical, Inc.

% Senior Subordinated Notes due 2011

Offering Price:             %, plus accrued interest from                          , 2003

Concurrently with the closing of this offering, our wholly-owned subsidiary, ALARIS Medical Systems, Inc., will merge with and into ALARIS Medical, Inc., which will survive the merger and be renamed "ALARIS Medical Systems, Inc."

Set forth below is a summary of the terms of the notes offered by this prospectus supplement. For more details, see "Description of the Notes."

•	Interest The notes have a fixed annual interest rate of %, which will be paid every six months on and commen cing , 2003.
•	Maturity , 2011.
•	Ranking The notes are subordinated to all of our current and future indebtedness (other than trade payables), except indebtedness that expressly provides that it is not senior to the notes.
The notes will be effectively subordinated to any current and future indebtedness of our subsidiaries (including trade payables).
•	Mandatory Offer to Repurchase If we sell certain assets or experience specific kinds of changes in control, we must offer to repurchase all or part of the notes.
•	Optional Redemption We may, at our option, redeem the notes, in whole or in part, at any time on or after , 2007 at the prices set forth herein.
On or before , 2006, we may, at our option, redeem up to 35% of the notes with the proceeds of certain equity offerings but only if, after the redemption, at least 65% of the aggregate principal amount of the notes issued remains outstanding.

We will receive $                    , or    % of the gross proceeds from the sale of the notes, after paying the underwriters' discounts and commissions of $                    , or    % of the gross proceeds from the sale of the notes.

This investment involves risks. See "Risk Factors" beginning on page S-14 of this prospectus supplement and beginning on page 7 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        Citigroup Global Markets Inc. expects to deliver the notes to purchasers on              , 2003.

Joint Book-Running Managers

Bear, Stearns & Co. Inc.	Citigroup	UBS Investment Bank

CIBC World Markets	Jefferies & Company, Inc.

The date of this prospectus supplement is                          , 2003.

ABOUT THIS PROSPECTUS SUPPLEMENT

        We provide information to you about this note offering in two separate documents. The accompanying prospectus provides general information about us, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Generally, when we refer to the "prospectus," we are referring to both documents combined. Additional information is incorporated by reference in this prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

        You should rely only upon the information contained or incorporated by reference in this prospectus supplement. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to buy, any of the notes offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should assume the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

        We have registered, applied to register or are using the following trademarks referred to in this document: AccuSlide®, ALARIS®, ALARIS Medical Systems®, Asena™, CORE•CHECK®, Flo-Stop®, Gemini®, Gemini PC-1®, Gemini PC-2®, Gemini PC-2TX®, Gemini PC-4®, Guardrails®, IMED®, IVAC®, Medication Safety at the Point of Care™, Medley™, MedSystem III®, Patient Solutions, Inc.®, PCAM®, ReadyMED®, Signature Edition®, SmartSite®, SmartSite® Plus, TURBO•TEMP®, VersaSafe® and VITAL•CHECK®.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights basic information about us but does not contain all the information you should consider before investing in our notes. You should read this entire prospectus supplement and the prospectus to which it relates carefully, including the section entitled "Risk Factors" and our consolidated financial statements and the related notes included in this prospectus supplement. As used in this prospectus supplement, unless the context otherwise requires, the terms "ALARIS," the "Company," "we," "our" and "us" refer to ALARIS Medical, Inc. and its consolidated subsidiaries. As used in this prospectus supplement, the term "ALARIS Medical" means ALARIS Medical, Inc., and the term "ALARIS Medical Systems" means ALARIS Medical Systems, Inc., a wholly-owned subsidiary of ALARIS Medical. In addition, as used in this prospectus supplement, unless otherwise indicated, share and per share information presented assumes that the underwriters of our concurrent offering of our common stock do not exercise their over-allotment option.

Our Business

        We develop and provide practical solutions for medication safety. We are a global leader in the design, manufacture and marketing of intravenous (IV) medication safety systems and infusion therapy devices, needle-free disposables and related monitoring equipment. Our IV infusion systems are used to deliver to patients one or more fluids, primarily pharmaceuticals or nutritionals, and consist of medication safety systems, single and multi-channel large volume infusion pumps, syringe pumps and dedicated and non-dedicated disposable administration sets. Our medication safety systems, such as our Medley Medication Safety System with our proprietary Guardrails Safety Software, and our other "smart" technologies and "smart" services, help to reduce the risks and costs of medication errors, help to safeguard patients and clinicians and gather and record clinical information for transcription, analysis and review. For the twelve months ended March 31, 2003, we had total sales of $477.1 million, EBITDA of $98.0 million and net income of $9.9 million, or $0.16 per share.

        We have one of the largest installed bases of large volume pump delivery lines in the U.S. hospital market, which we believe to be approximately 32% of such lines. We also believe that we have the number one or number two market position in the large volume pump segment or the syringe pump segment, or both segments, in eight Western European countries, as well as in Australia, Canada, New Zealand and South Africa. We sell our products primarily to the hospital market through a worldwide direct sales force of over 200 salespersons and more than 100 distributors to over 5,000 hospitals in more than 120 countries. We also have long-term contracts with most major hospital group purchasing organizations (GPOs) in the United States, which enhance our ability to sell our products to individual member hospitals. We generate approximately two-thirds of our revenues from our North America business unit and approximately one-third of our revenues from our International business unit.

        Our flagship product in North America is the Medley Medication Safety System, a modular medical technology platform that incorporates a point of care computer to integrate infusion, patient monitoring and an institution's clinical best practice guidelines. The Medley System represents the next generation of "smart" medication safety technology at the point of care. The Medley System includes our Guardrails Safety Software which helps prevent IV medication errors by providing an automatic safety net for medication infusion programming at the critical time of delivery to the patient. In some segments of the international market, where clinical practice often favors the administration of medication in smaller volumes of fluid, we offer our Asena family of syringe pumps, our most technologically advanced line of stand-alone syringe pumps.

        We derive a significant portion of our revenues from recurring sales of our higher margin, dedicated and non-dedicated disposable administration sets, which consist of the plastic tubing and connecting devices that act as the interface between the infusion pump and the patient. In North America, each of our current large volume pumps, including our Medley System large volume pump module, uses only dedicated disposable administration sets designed and manufactured by us for that particular pump. Many of our disposable administration sets feature our proprietary SmartSite Needle-Free System, which is designed to reduce caregiver risks associated with accidental needlesticks. For the twelve months ended March 31, 2003, we derived approximately 61% of our total revenues from the sale of disposable administration sets, approximately 28% of our revenues from the sale of infusion and medication safety systems and the balance from sales of our patient monitoring products and our consulting products and services.

Our Solution for Safer Medication Administration

        Over the past several years, the healthcare community, particularly in the United States, has increasingly focused on patient and caregiver safety and the prevention of medical errors. Since the release of the Institute of Medicine Report in 1999 estimating that between 44,000 and 98,000 people die annually in the United States from medical errors, there has been a growing emphasis on preventing errors in the delivery of healthcare. A study published in 2002 in the Archives of Internal Medicine entitled "Medication Errors Observed in 36 Health Care Facilities" found that medication errors occur in nearly 1 of every 5 doses given to patients in the typical U.S. hospital. According to a 1995 Journal of the American Medical Association article, approximately 51% of hospital medication errors are related to the administration of medication to patients. A large percentage of the most costly medical errors in the United States are medication errors related to powerful drugs that are delivered, or infused, directly into a patient's vein. Research by David M. Bates, M.D. of Brigham and Women's Hospital in Boston, Massachusetts, and a leading authority in the study of medication errors, has shown that a significant portion of preventable hospital medication errors that cause harm are associated with intravenous administration of drugs. We estimate, based on this published research, that the cost of medication errors to the U.S. healthcare system approximates $4 billion annually, excluding costs related to litigation.

        In addition, as treatment regimens have become more complex, and as the critically ill constitute an increasing percentage of hospital patients, the average hospital patient now requires a greater number of intravenous lines and more potent therapeutics, creating a greater need for technologically advanced infusion systems. As the reliance on intravenous therapy and the potency of the drugs administered have increased in recent years, the need for precise administration and monitoring of intravenous fluids has risen significantly, and the incidence of costly intravenous medication errors has become a significant concern. We believe that reducing errors at the point of administration is the most immediately available, cost-effective solution to reducing harm from medication errors.

        Our medication safety solution is designed to reduce the risks and costs of errors in the administration of intravenous therapy, to improve medication safety and clinical outcomes, to assure compliance with customer-established clinical practice guidelines and to promote "best practice" standards of medical treatment. We believe our proprietary Guardrails Safety Software is the first and most comprehensive solution designed to reduce IV medication errors. The Guardrails Safety Software helps protect patients from infusion programming errors by allowing hospitals to configure care-specific profiles with pre-defined drug dose limits and other parameters to meet the particular needs of multiple patient areas within the hospital. We are focusing our research and development efforts on expanding our software and hardware platforms to include products that monitor additional parameters, providing connectivity to the hospital's pharmacy and other information systems and permitting electronic medical record management. Our solution offers hospitals the opportunity to reduce the risks and expense of medication errors in a cost-effective manner that can be implemented quickly without requiring a change in existing clinical practice.

Our Products and Services

        We develop, manufacture and market medication safety systems; single and multi-channel large volume infusion pumps, several of which feature our proprietary Guardrails Safety Software; a broad range of syringe infusion pumps; and dedicated and non-dedicated disposable administration sets, many of which feature our proprietary SmartSite Needle-Free System. We are also a leading provider of patient monitoring products that measure and monitor temperature, with a substantial installed base of hospital thermometry systems in the United States, and we also provide products that measure and monitor pulse, pulse oximetry and blood pressure. In addition to our range of medication safety systems, IV pumps and monitoring products, we offer a comprehensive group of value-added services and programs, including software products, consulting services to assist our customers in database development and medication error reduction, hardware and software technical services and clinical education.

        Our Medley Medication Safety System is a modular medical technology platform that incorporates a point of care computer to integrate infusion, patient monitoring and an institution's clinical best practice guidelines to achieve optimal outcomes. The Medley System, which includes our Guardrails Safety Software, has advanced programming capabilities that allow for product line extensions and storage of data from each infusion that can be utilized in the hospital's medication administration and quality improvement process to monitor events outside best practice guidelines. In addition, the Medley System is designed to improve a hospital's efficiency by providing it with the flexibility to expand the number of infusion pumps and other modules to address the needs of particular patients and hospital units, which increases equipment utilization rates. We believe that these features make the Medley System the most technologically advanced infusion system currently available.

Competitive Strengths

        We believe that our strong competitive position is attributable to a number of factors, including:

    •
    Leading market position. We have one of the largest installed bases of large volume pump delivery lines in the U.S. hospital market, which we believe represents approximately 32% of such installed lines. We also believe that we have the number one or number two market position in the large volume pump segment or the syringe pump segment, or both segments, in eight countries in Western Europe, as well as in Australia, Canada, New Zealand and South Africa.

    •
    Global brand-name recognition. The ALARIS, IVAC and IMED brand names have a global reputation for representing technologically advanced, reliable and high quality products. We believe our brand names provide a significant advantage in the highly competitive infusion therapy market. We also believe that the Guardrails brand has significant name recognition in the area of IV medication safety.

    •
    Technology leadership in IV medication safety. We pioneered the first and most comprehensive solution to address the problem of medication errors in intravenous therapy with our Medley System and the Guardrails Safety Software. In 2002, the Emergency Care Research Institute (ECRI) rated a total of 26 infusion pumps manufactured by us and our competitors. The Medley System and two of our Signature Edition infusion systems with the Guardrails Safety Software were the only products included in ECRI's highest rated, or "preferred," category.

    •
    Robust new product pipeline. Our extensive research and development efforts have enabled us to develop next generation products for the Medley System and successive new versions of the Guardrails Safety Software. Through our alliance with McKesson, we also plan to launch by the end of 2003 a server-based application that will join McKesson's hospital data management and bar-coding technologies with our medication safety hardware and software. This application is designed to facilitate the transfer of data between the infusion pump and the pharmacy.

    •
    Diversified global customer base and distribution network. We market and sell our products to over 5,000 hospitals in over 120 countries. We have a direct sales force of over 200 professionals in 14 countries and work with more than 100 distributors. Our global network also enables us to meet customer demand for delivery of a broad range of products efficiently and in a cost-effective manner.

    •
    Strong relationships with GPOs. We have long-term contracts with most major U.S. hospital GPOs, including Novation and Premier, for placement of our products with their members. We also have contracts with the U.S. Government.

    •
    Strong leadership. Since David L. Schlotterbeck, our President and Chief Executive Officer, joined the Company in 1999, we have improved our operating efficiency, fostered a culture of technological leadership and operational excellence and introduced accountability into the organization. The result has been a significant improvement in our operating and financial performance.

Business Strategy

        Our strategy is to enhance our strong market position through a continued focus on technological leadership and operational excellence. We seek to:

    •
    Expand addressable market opportunity through our medication error prevention strategy. We are promoting our Guardrails Safety Software and our medication safety systems, including the Medley System, as key products in helping to reduce medication errors at the point of care to capitalize on the healthcare industry's growing concern regarding patient safety. We plan to integrate our products with hospital information systems in order to increase the value our products provide in the delivery and administration of medication. We believe the existing worldwide market for infusion therapy systems is over $1 billion annually and the introduction of new products and services should expand our addressable market significantly.

    •
    Maintain our technological leadership to establish new levels of clinical safety and reduce hospital operating costs. We believe that our technologically innovative products, which focus on patient and caregiver safety, enable hospitals to improve clinical outcomes, better utilize their capital assets and reduce their operating costs. We believe that in making purchasing decisions, hospitals will increasingly perceive the value of our products and their technological advantages. We introduced eleven new products in 2002 and expect to introduce at least as many new products in 2003. We also continue to offer enhancements to our Guardrails Safety Software.

    •
    Pursue medication error prevention opportunities internationally. We have historically sold infusion pumps throughout the world and pursued medication error prevention strategies mostly in the United States. We believe that our strong position in the international market provides us with opportunities to expand our leadership in medication error prevention into this market, as countries outside the United States focus increasing attention on medication safety.

    •
    Increase our marketing efforts and sales of non-dedicated disposables. We believe we can continue to drive significant sales growth of our non-dedicated disposables in the area of gravity and extension sets and components by capitalizing on the market acceptance of our award-winning, proprietary SmartSite Needle-Free System and future planned product enhancements. We also intend to expand our SmartSite Needle-Free System business through supply agreements with potential customers, including pharmaceutical companies.

    •
    Continue to design infusion systems that require the use of our dedicated disposables. Our infusion systems that require the use of our dedicated disposables provide a predictable, recurring revenue stream over the life of the infusion system. We intend to continue to develop new products that similarly require the use of our dedicated disposables.

        We were incorporated in Delaware on September 28, 1988. We are a holding company for our operating subsidiary, ALARIS Medical Systems, which was formed in 1996 by the merger of two pioneers in infusion systems, IMED Corporation (then an ALARIS subsidiary) and IVAC Medical Systems, Inc. IVAC Medical Systems, Inc. began business in 1969, and IMED Corporation began business in 1972, each through predecessor corporations. Concurrently with the consummation of this offering, ALARIS Medical Systems will merge with and into ALARIS Medical. The surviving company will be renamed "ALARIS Medical Systems, Inc." Our headquarters are located at 10221 Wateridge Circle, San Diego, California 92121. Our telephone number is (858) 458-7000. Our website address is www.alarismed.com. The information on our website is not part of this prospectus supplement or the prospectus to which it relates.

The Notes Offering

Notes Offered	$200.0 million in aggregate principal amount of % Senior Subordinated Notes due 2011.
Maturity Date	, 2011.
Interest	and of each year. The first payment will be made on , 2003.
Ranking	The notes will be our unsecured senior subordinated obligations. They will rank behind all of our current and future indebtedness (other than trade payables), except indebtedness that expressly provides that it is not senior to the notes.
The notes will be effectively subordinated to any current and future indebtedness of our subsidiaries (including trade payables).
Assuming we had completed the offering of the notes, the concurrent equity offering and the other transactions described under the section captioned "The Other Transactions" (and assuming 100% tenders of our outstanding notes), on March 31, 2003, the notes would have been subordinated to $235 million of senior indebtedness (assuming no borrowings under the new revolving credit facility).
Optional Redemption	On or after , 2007, we may redeem some or all of the notes at any time at the redemption prices listed under "Description of the Notes — Optional Redemption."
In addition, on or before , 2006, we may redeem up to 35% of the notes with the proceeds of certain equity offerings at the price listed under "Description of the Notes — Optional Redemption." We may make the redemption only if, after the redemption, at least 65% of the aggregate principal amount of notes issued remains outstanding.
Change of Control Offer	If we experience a change of control, holders of the notes may require us to repurchase part or all of their notes at 101% of their principal amount, plus accrued and unpaid interest to the redemption date.
Certain Covenants	We will issue the notes under an indenture with The Bank of New York, which will act as trustee on your behalf. The indenture will, among other things, restrict our ability to:
• sell all or substantially all of our assets or merge or consolidate with or into other companies;
• borrow money;
• incur liens;
• pay dividends or make other distributions;
• make other restricted payments and investments; and
• enter into transactions with certain affiliates.
For more details, see the section captioned "Description of the Notes — Certain Covenants."

Use of Proceeds	We intend to use the proceeds of this offering and the proceeds of the transactions described below under "The Other Transactions," together with a portion of our existing cash, to repurchase:
	•	ALARIS Medical's 11 1/8% senior discount notes due 2008;
	•	ALARIS Medical Systems' 11 5/8% senior secured notes due 2006; and
	•	ALARIS Medical Systems' 9 3/4% senior subordinated notes due 2006, and to pay the fees and expenses we will incur in connection with these transactions. We will use any remaining proceeds for general corporate purposes.

The Other Transactions

        This note offering is being made as part of a recapitalization of ALARIS Medical and ALARIS Medical Systems. The primary purpose of the recapitalization is to reduce our interest expense and leverage and to simplify and add greater flexibility to our capital structure through the introduction of pre-payable bank debt. The recapitalization involves the following transactions, all of which we expect to complete concurrently with this offering:

    •
    our public offering of 9,100,000 shares of our common stock;

    •
    our establishment of a new credit facility with a group of banks and other lenders providing for a six-year term loan of up to $235 million and a revolving credit facility of $30 million;

    •
    ALARIS Medical Systems' tender offers and consent solicitations with respect to its 11 5/8% senior secured notes due 2006 and its 9 3/4% senior subordinated notes due 2006, and ALARIS Medical's tender offer and consent solicitation with respect to its 11 1/8% senior discount notes due 2008; and

    •
    the merger of ALARIS Medical Systems with and into ALARIS Medical, with the surviving corporation renamed "ALARIS Medical Systems, Inc."

        We will use the proceeds we receive from this offering, the concurrent equity offering and borrowings under the term loan portion of the new credit facility to fund the purchase price, including consent payments, payable to tendering holders pursuant to the tender offers and consent solicitations and to pay related fees and expenses. We refer to this offering, the concurrent equity offering and the borrowings under the new credit facility, the application of the net proceeds therefrom and the merger of ALARIS Medical and ALARIS Medical Systems collectively as the "Transactions."

        One of the conditions to ALARIS Medical's and ALARIS Medical Systems' obligations to accept payment for the notes tendered pursuant to the tender offers and consent solicitations is that the holders of at least a majority in aggregate principal amount of each series of these notes shall have tendered their notes and consented to proposed amendments to the indentures and other documents governing the notes. These amendments eliminate substantially all of the restrictive covenants, most event of default provisions and many remedial provisions of each series of these notes. On June 5, 2003, the consent solicitations expired, and this condition was satisfied. As of the time the consent solicitations expired: (i) holders of approximately 90% in aggregate principal amount of ALARIS Medical Systems' 11 5/8% senior secured notes due 2006 tendered their notes and consented to the proposed amendments; (ii) holders of over 99.5% in aggregate principal amount of ALARIS Medical's 11 1/8% senior discount notes due 2008 tendered their notes and consented to the proposed amendments; and (iii) holders of over 99.5% in aggregate principal amount of ALARIS Medical Systems' 9 3/4% senior subordinated notes due 2006 tendered their notes and consented to the proposed amendments. Based upon the amount of 11 5/8% senior secured notes due 2006 tendered, we currently intend to exercise our right pursuant to the indenture governing those notes to redeem, after consummation of the Transactions, up to 35% of the outstanding principal amount of those notes.

        Our obligation to purchase the notes tendered is subject to other conditions, including our receiving equity and debt financing in amounts and on terms acceptable to us. The tender offers will expire on June 20, 2003, unless we extend them. If and to the extent there are senior secured notes not tendered in the tender offer, the amount we borrow under the term loan portion of our new credit facility will be reduced by the principal amount of these notes not tendered. Any such remaining senior secured notes will continue to be secured indebtedness and will be subject to an intercreditor agreement between the lenders under the new credit facility and the trustee under the indenture governing the senior secured notes.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

        The following table provides summary historical and pro forma financial data of ALARIS Medical and its consolidated subsidiaries for the periods and at the dates indicated. We derived the summary financial data for the years ended December 31, 2000, 2001 and 2002 from ALARIS Medical's audited consolidated financial statements. We derived the consolidated financial data at March 31, 2003 and for the three months ended March 31, 2002 and 2003 from ALARIS Medical's unaudited condensed consolidated financial statements which, in the opinion of management, contain all adjustments (consisting only of normal and recurring adjustments) necessary to present fairly our financial position and results of operations at such date and for such periods.

        The pro forma adjustments assume: (i) the sale of 9,100,000 shares of ALARIS Medical's common stock at an assumed offering price of $12.62 per share; (ii) the sale of $200 million in aggregate principal amount of ALARIS Medical's new senior subordinated notes due 2011 offered hereby; (iii) borrowings of a $235 million term loan under the new credit facility; (iv) that holders of 100% of the outstanding notes for which ALARIS Medical and ALARIS Medical Systems are tendering have tendered their notes and will be entitled to receive the consent payments for tendering their notes; and (v) that the repurchase of $25 million face amount of senior discount notes in February 2003 had occurred at the beginning of each of the periods presented. The pro forma adjustments are based upon available information and other assumptions that we consider reasonable. The pro forma results of operations are not necessarily indicative of the results of operations that would have been achieved had the transactions reflected therein been consummated prior to the period presented.

        You should read the information in the following tables in conjunction with "Capitalization," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the audited consolidated financial statements and the unaudited condensed consolidated financial statements included in this prospectus supplement.

							Three Months Ended March 31,
	Year Ended December 31,
											Twelve Months Ended March 31, 2003(1)
	2000		2001		2002		2002		2003
	(dollars in thousands, except per share data)
							(unaudited)				(unaudited)
Statement of Operations Data:
Sales	$378,948		$412,795		$460,333		$104,400		$121,174		$477,107
Gross profit	175,984		201,194		227,344		51,712		63,174		238,806
Interest income from sales-type capital leases	5,095		5,141		4,345		1,189		873		4,029
Income from operations	41,381		43,980		71,674		16,132		19,865		75,407
Interest expense	(57,847)		(59,686)		(58,240)		(14,427)		(14,556)		(58,369)
Income (loss) from continuing operations	(12,089)		(13,399)		8,181		854		2,547		9,874
Discontinued operations(2)	531		4,007		—		—		—		—
Extraordinary item: debt extinguishment loss	—		(443)		—		—		—		—
Net income (loss)	(11,558)		(9,835)		8,181		854		2,547		9,874
Net income (loss) per common share, basic	(0.20)		(0.17)		0.14		0.01		0.04		0.17
Net income (loss) per common share, diluted	(0.20)		(0.17)		0.13		0.01		0.04		0.16
Other Data:
EBITDA(3)	$73,220		$71,994		$94,582		$21,350		$24,808		$98,040
Cash interest expense(4)	39,591		38,780		37,368		9,378		9,289		37,279
Capital expenditures	14,945		17,642		18,225		3,387		7,012		21,850
Ratio of debt to EBITDA(5)	7.2	x	7.3	x	5.6	x	—		—		5.2	x
Ratio of net debt to EBITDA(6)	6.7	x	6.6	x	4.8	x	—		—		4.4	x
Ratio of earnings to fixed charges(7)	—		—		1.2	x	1.1	x	1.3	x	1.3	x

	Year Ended December 31, 2002		Three Months Ended March 31, 2003		Twelve Months Ended March 31, 2003
	(dollars in thousands, except per share data) (unaudited)
Pro Forma Statement of Operations Data:(8)
EBITDA	$94,582		$26,353		$99,584
Interest expense(9)(10)	28,771		7,151		28,682
Net income	25,603		7,920		28,435
Net income per common share, basic	0.37		0.11		0.41
Net income per common share, diluted	0.36		0.11		0.39
Ratio of debt to EBITDA(5)	4.6	x	—		4.4	x
Ratio of net debt to EBITDA(6)	4.2	x	—		4.0	x
Ratio of EBITDA to interest expense	3.3	x	3.7	x	3.5	x
Ratio of earnings to fixed charges	2.4	x	2.7	x	2.5	x
	At March 31, 2003
	Actual	Pro Forma(11)
	(dollars in thousands) (unaudited)
Balance Sheet Data:
Cash and cash equivalents	$77,957	$34,062
Working capital(12)	160,022	128,640
Total assets	574,181	557,677
Debt(5)	508,239	435,000
Net debt(6)	430,282	400,938
Stockholders' equity	(27,227)	42,021

(1)
Data for the twelve months ended March 31, 2003 is derived as follows: statements of operations and statements of cash flows data for the year ended December 31, 2002, minus such data for the three months ended March 31, 2002, plus such data for the three months ended March 31, 2003.

(2)
During the third quarter of 2000, we sold the assets and certain liabilities of our Instromedix division which had been acquired in 1998 to Card Guard Technologies, Inc. Losses of $1,308 from discontinued operations for the year ended December 31, 2000 are net of applicable income tax benefits of $872. During 2001, we assessed additional reserves related to the discontinued business and determined the reserves were no longer needed as the contingency was no longer probable. This change in estimate resulted in the release of a reserve of $270 (net of applicable income tax expense of $180). We recorded a gain on disposal of $1,839 (net of applicable income tax expense of $1,226) in the third quarter of 2000. In the first quarter of 2001, we completed our obligations related to the Instromedix sale, resulting in the recognition of an additional gain on disposal of $3,737 (net of applicable income tax expense of $2,492). See note 4 to our audited consolidated financial statements included in this prospectus supplement.

(3)
EBITDA represents income from continuing operations before interest, taxes, depreciation and amortization. We have included information concerning EBITDA because we use such information as a valuation measure and as a measure of current operating performance. EBITDA is a non-GAAP measure and should not be considered as a measure of financial performance under GAAP. Our presentation of EBITDA may not be comparable to similarly titled measures reported by other companies. Investors are encouraged to use GAAP measures when evaluating our financial performance.
We had historically used the measure "Adjusted EBITDA." We are replacing this measure with "EBITDA" due to new rules issued by the Securities and Exchange Commission (SEC) in January 2003. These new rules prohibit the use of non-GAAP measures that, among other things: (i) exclude charges or liabilities that required, or will require, cash settlement, or would have required cash settlement absent an ability to settle in another manner, and (ii) adjust a non-GAAP performance measure to eliminate or smooth items identified as non-recurring, infrequent or unusual, when the nature of the charge or gain is such that it is reasonably likely to recur within two years or there was a similar charge or gain within the prior two years.

Income (loss) from continuing operations, reconciled to EBITDA is as follows:

				Three months ended March 31,
	Year ended December 31,
						Twelve months ended March 31, 2003
	2000	2001	2002	2002	2003
	(in thousands)
				(unaudited)		(unaudited)
Income (loss) from continuing operations	$(12,089)	$(13,399)	$8,181	$854	$2,547	$9,874
Depreciation and amortization(A)	31,979	31,973	23,958	5,712	6,299	24,545
Interest income	(1,317)	(1,982)	(1,054)	(213)	(222)	(1,063)
Interest expense	57,847	59,686	58,240	14,427	14,556	58,369
Provision for (benefit from) income taxes	(3,200)	(4,284)	5,257	570	1,628	6,315

EBITDA	$73,220	$71,994	$94,582	$21,350	$24,808	$98,040

  (A)
  Depreciation and amortization excludes amortization of debt discount and issuance costs included in interest expense of $3,591, $2,867, $2,662, $659, $668 and $2,671 for the years ended December 31, 2000, 2001 and 2002, the three months ended March 31, 2002 and 2003 and the twelve months ended March 31, 2003, respectively.

(4)
Cash interest expense excludes non-cash amounts related to debt issuance cost amortization and accretion of bond and paid-in-kind interest. Debt issuance cost amortization was $3,591, $2,867, $2,662, $659, $668 and $2,671 and accretion of bond and paid-in-kind interest was $14,665, $18,039, $18,210, $4,390, $4,599 and $18,419 for the years ended December 31, 2000, 2001 and 2002, the three months ended March 31, 2002 and 2003 and the twelve months ended March 31, 2003, respectively.

(5)
Debt is long-term debt, including current portion.

(6)
Net debt is long-term debt, including current portion, less cash.

(7)
For purposes of determining the ratio of earnings to fixed charges, earnings include income from continuing operations before income taxes adjusted for fixed charges. Fixed charges consist of interest on all indebtedness (including interest expense from discontinued operations), estimated interest component of rental expense, capitalized interest for the period and amortization of deferred financing costs. For the years ended December 31, 2000 and 2001, earnings were inadequate to cover fixed charges by $15,289 and $17,683, respectively.

(8)
Pro forma statement of operations data reflect the completion of the Transactions, as if they had occurred on January 1, 2002, January 1, 2003 and April 1, 2002, respectively, and assume: (i) interest at a weighted average annual interest rate of 6.16% on indebtedness under the new credit facility and the senior subordinated notes offered hereby in replacement of all of our existing indebtedness; (ii) amortization of debt issuance costs incurred in connection with the incurrence of the new indebtedness replacing amortization of debt issuance costs under our existing indebtedness; and (iii) reduction of interest income resulting from the net use of cash in the Transactions. The pro forma statement of operations data do not include interest expense related to the repurchase of $25,000 face amount of 11 1/8% senior discount notes in February 2003 of $2,484, $365 and $2,250, respectively, for each of the periods presented, and does not include a charge of $1,545 related to such transaction. The pro forma statement of operations data also do not reflect a charge in connection with the extinguishment of our existing indebtedness pursuant to the tender offers which we estimate to be approximately $64,221 ($39,175 net of tax), including tender offer premiums and related fees and write-off of unamortized debt issuance costs. The actual charge will be determined and recorded in the period during which the tender offers are completed. As a result, we expect to record a loss for such period.

Pro forma net income, reconciled to pro forma EBITDA is as follows:

	Year Ended December 31, 2002	Three Months Ended March 31, 2003	Twelve Months Ended March 31, 2003
	(dollars in thousands) (unaudited)
Pro forma net income	$25,603	$7,920	$28,435
Depreciation and amortization	23,958	6,299	24,545
Interest income	(145)	(80)	(260)
Interest expense	28,771	7,151	28,682
Provision for income taxes	16,395	5,063	18,182

Pro forma EBITDA	$94,582	$26,353	$99,584

(9)
For each 0.125% change in the assumed average annual interest rate on the portion of our new indebtedness represented by the new credit facility, pro forma interest expense would change by $294, $74 and $294, respectively, for each of the periods presented. For each 0.125% change in the assumed annual interest rate on the portion of our new indebtedness represented by the senior subordinated notes offered hereby, pro forma interest expense would change by $250, $63 and $250, respectively, for each of the periods presented.

(10)
Pro forma interest expense assumes 100% tenders of outstanding notes. On June 5, 2003, the consent solicitations expired and holders of approximately $17.2 million principal amount of the 11 5/8% senior secured notes had not tendered their notes and consented to the proposed amendments. To the extent that remaining holders do not tender their notes by the expiration of the tender offer, we intend to exercise our right pursuant to the indenture governing those notes to redeem up to 35%, or approximately $6.0 million, of the outstanding principal amount of those notes. Assuming no further tenders and after giving effect to such redemption, pro forma interest expense would increase by $613, $153 and $613, respectively, for each of the periods presented.

(11)
Pro forma balance sheet data reflects the Transactions as if they had occurred on March 31, 2003. Pro forma balance sheet data assumes: (i) receipt of proceeds from the concurrent equity offering of $108,813, net of fees, from borrowings of $235,000 under the new credit facility and from the issuance of $200,000 in aggregate principal amount of senior subordinated notes offered hereby; (ii) capitalization of debt issuance costs of approximately $13,300 relating to the issuance of the senior subordinated notes offered hereby and establishment of the new credit facility; (iii) repurchase of $508,239 aggregate principal amount of all outstanding notes at a premium plus related fees and accrued interest; and (iv) the write-off of debt issuance costs of $10,566 ($6,445 net of tax) related to the repurchased notes.

(12)
Working capital is current assets (including cash) less current liabilities.

RISK FACTORS

        You should carefully consider the risk factors set forth below as well as the risk factors beginning on page 7 of the accompanying prospectus before purchasing the notes offered pursuant to this prospectus supplement. The risks described below and in the accompanying prospectus are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. Our new credit facility would permit additional borrowing of up to $30 million after completion of this offering and all of those borrowings would rank senior to the notes. If new debt is added to our current debt levels, the related risks that we now face could intensify.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness, including these notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our new credit facility or otherwise in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including our new credit facility and these notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our new credit facility and these notes, on commercially reasonable terms or at all.

Your right to receive payments on these notes is junior to our existing indebtedness and possibly all of our future borrowings.

        These notes rank behind all of our existing indebtedness (other than trade payables) and all of our future borrowings (other than trade payables), except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the notes. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of our senior debt will be entitled to be paid in full and in cash before any payment may be made with respect to these notes.

        In addition, all payments on the notes will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

        In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us, holders of the notes will participate with trade creditors and all other holders of our subordinated indebtedness in the assets remaining after we have paid all of our senior debt. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of our senior debt.

        Assuming we had completed this offering and the other Transactions on March 31, 2003 and assuming 100% tenders of our outstanding notes, these notes would have been subordinated to $235 million of senior debt (assuming no borrowings under the revolving credit facility) and approximately $30 million would have been available for borrowing as additional senior debt under our new credit facility. We will be permitted to incur substantial additional indebtedness, including senior debt, in the future under the terms of the indenture.

We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payment on the notes.

        Although some of our business is conducted through our subsidiaries, none of our subsidiaries is obligated to make funds available to us for payment on the notes. Accordingly, our ability to make payments on the notes depends in part on the earnings and the distribution of funds from our subsidiaries. Our subsidiaries will be permitted under the terms of the indenture to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on these notes when due.

        Additionally, none of our subsidiaries will guarantee the notes on the date of issuance of the notes. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

        Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our new credit facility will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. See "Description of the Notes — Repurchase at the Option of Holders."

If an active trading market does not develop for these notes you may not be able to resell them.

        Prior to this offering, there was no public market for these notes, and we cannot assure you that an active trading market will develop for the notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. We have been informed by the underwriters that they currently intend to make a market in these notes after this offering is completed. However, the underwriters may cease their market-making at any time. We do not intend to apply for listing the notes on any securities exchange.

The market for the notes may be volatile.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your notes.

USE OF PROCEEDS

        We estimate that the gross proceeds we will receive, before deducting the estimated underwriting discount and other expenses of this offering, will be $200 million.

        We estimate that the gross proceeds we will receive from our concurrent equity offering, before deducting the estimated underwriting discount and other expenses of that offering, will be approximately $114.8 million, at an assumed offering price of $12.62 (the closing price of our common stock on June 6, 2003).

        We will use the net proceeds from this offering and the concurrent equity offering, the proceeds of our new $235 million bank term loan and a portion of our existing cash to repurchase, pursuant to the tender offers we are currently conducting and assuming 100% tenders, approximately $511.5 million in aggregate principal amount at maturity of the following indebtedness:

    •
    ALARIS Medical's 11 1/8% senior discount notes due 2008;

    •
    ALARIS Medical Systems' 11 5/8% senior secured notes due 2006; and

    •
    ALARIS Medical Systems' 9 3/4% senior subordinated notes due 2006,

and to pay the fees and expenses we will incur in connection with these transactions. We will use any remaining proceeds for general corporate purposes.

CAPITALIZATION

        The following table sets forth, at March 31, 2003, our cash and capitalization at such date and as adjusted to reflect the Transactions. This table assumes that all of the notes for which we are tendering have been tendered. You should read the following table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes which are included in this prospectus supplement.

	March 31, 2003
	Actual	As Adjusted
	(Dollars and share amounts in thousands, except per share data) (unaudited)
Cash	$77,957	$34,062

Long-term debt
New revolving credit facility(1)	$—	$—
New term loan due 2009	—	235,000
11 5/8% senior secured notes due 2006	170,000	—	(2)
11 1/8% senior discount notes due 2008	158,239	—	(2)
9 3/4% senior subordinated notes due 2006	180,000	—	(2)
New senior subordinated notes due 2011	—	200,000

Total long-term debt	508,239	435,000

Stockholders' equity:
Common stock, authorized 75,000 at $.01 par value; 60,433 shares issued(3)	604	695
Capital in excess of par value	153,272	261,994
Accumulated deficit	(174,860)	(214,425)
Treasury stock, at cost, 453 shares issued	(2,027)	(2,027)
Accumulated other comprehensive loss	(4,216)	(4,216)

Total stockholders' equity	(27,227)	42,021

Total capitalization	$481,012	$477,021

(1)
We do not currently expect to draw any portion of our $30 million revolving credit facility upon closing of the Transactions.

(2)
If and to the extent that any of these notes are not tendered in the tender offers and consent solicitations, unless we repurchase or redeem such notes, they will remain outstanding and we will continue to be required to make semi-annual interest payments on such notes prior to maturity. To the extent that remaining holders of senior secured notes do not tender their notes by the expiration of the tender offer, we intend to exercise our right pursuant to the indenture governing those notes to redeem up to 35%, or approximately $6.0 million, of the outstanding principal amount of those notes. Less than 0.5% aggregate principal amount of the 11 1/8% senior discount notes due 2008 and the 9 3/4% senior subordinated notes due 2006 were not tendered prior to expiration of the consent solicitations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources."

(3)
Subsequent to March 31, 2003, the number of authorized shares of common stock was increased to 85,000,000. Also, shares issued does not include the exercise of the over-allotment option granted to the underwriters of our concurrent equity offering and 7,220,256 shares of common stock reserved for issuance under outstanding options as of May 23, 2003 which have a weighted average exercise price of $2.62. There are 4,304,117 shares available under our stock option plans for future issuance.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected financial data at December 31, 1998, 1999, 2000, 2001 and 2002 and for the years then ended have been derived from our audited consolidated financial statements. The selected consolidated financial data at March 31, 2002 and 2003 have been derived from our unaudited condensed consolidated financial statements which, in the opinion of management, contain all adjustments (consisting of only normal and recurring adjustments) necessary to present fairly our financial position and results of operations at such dates and for such periods. Operating results for the three months ended March 31, 2003 are not necessarily indicative of results to be expected for the full year. Beginning January 1, 2002, in accordance with new accounting standards, goodwill and certain other intangibles are no longer amortized. As required by Statement of Financial Accounting Standards No. 142, prior years' data in the following tables has not been restated and, therefore, contains amortization expense that is not included in the results of 2002 or the three months ended March 31, 2003. The information in the following table should be read in conjunction with our "Summary Historical and Pro Forma Consolidated Financial Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements, including the notes thereto, in each case contained elsewhere in this prospectus supplement.

	Year Ended December 31,					Three Months Ended March 31,
	1998(1)	1999(1)	2000(1)	2001	2002	2002	2003
	(Dollars and share amounts in thousands, except per share data)
						(unaudited)
Statement of Operations Data:
Sales	$373,795	$389,927	$378,948	$412,795	$460,333	$104,400	$121,174
Cost of sales	186,077	199,923	202,964	211,601	232,989	52,688	58,000

Gross profit	187,718	190,004	175,984	201,194	227,344	51,712	63,174
Total operating expenses(2)	(137,885)	(143,061)	(139,698)	(162,355)	(160,015)	(36,769)	(44,182)
Interest income from sales-type capital leases(3)	4,599	4,425	5,095	5,141	4,345	1,189	873

Income from operations	54,432	51,368	41,381	43,980	71,674	16,132	19,865
Interest income	1,134	1,377	1,317	1,982	1,054	213	222
Interest expense	(48,611)	(54,876)	(57,847)	(59,686)	(58,240)	(14,427)	(14,556)
Repurchase of debt	—	—	—	—	—	—	(1,545)
Other, net	(1,116)	(1,668)	(140)	(3,959)	(1,050)	(494)	189

Income (loss) from continuing operations before income taxes and extraordinary item	5,839	(3,799)	(15,289)	(17,683)	13,438	1,424	4,175
Provision for (benefit from) income taxes	5,100	1,000	(3,200)	(4,284)	5,257	570	1,628

Income (loss) from continuing operations before extraordinary item	739	(4,799)	(12,089)	(13,399)	8,181	854	2,547
Discontinued operations:(4)
Income (loss) from discontinued operations (net of tax)	(25,178)	(23,627)	(1,308)	270	—	—	—
Gain on disposal of discontinued operations (net of tax)	—	—	1,839	3,737	—	—	—

Income (loss) from discontinued operations	(25,178)	(23,627)	531	4,007	—	—	—

Income (loss) before extraordinary item	(24,439)	(28,426)	(11,558)	(9,392)	8,181	854	2,547
Extraordinary item: Debt extinguishment loss (net of tax)	—	—	—	(443)	—	—	—

Income (loss)	$(24,439)	$(28,426)	$(11,558)	$(9,835)	$8,181	$854	$2,547

Earnings (loss) per common share from continuing operations before extraordinary item, basic	$.01	$(.08)	$(.21)	$(.23)	$.14	$.01	$.04

Earnings (loss) per common share from discontinued operations, diluted	$(.42)	$(.40)	$.01	$.07	$—	$—	$—

Loss per common share from extraordinary item, basic	$—	$—	$—	$(.01)	$—	$—	$—

Earnings (loss) per common share, diluted	$(.41)	$(.48)	$(.20)	$(.17)	$.13	$.01	$.04

Weighted average common shares outstanding, basic	58,710	58,815	58,845	58,853	59,401	59,192	59,772

Weighted average common shares outstanding, diluted	60,217	58,815	58,845	58,853	62,369	60,599	63,776

	Year Ended December 31,					Three Months Ended March 31,
	1998(1)	1999(1)	2000(1)	2001	2002	2002	2003
	(in thousands)
						(unaudited)
Balance Sheet Data (at period end):
Cash and cash equivalents	$29,500	$23,559	$30,630	$51,200	$69,739	$47,913	$77,957
Working capital	146,660	126,759	117,583	129,368	173,135	140,435	160,022
Total assets	651,033	606,790	569,985	571,727	585,701	560,305	574,181
Short-term debt(5)	15,423	13,769	19,871	15,969	—	—	—
Long-term debt(5)	530,867	527,082	503,974	509,258	527,468	513,648	508,239
Net debt(6)	516,790	517,292	493,215	474,027	457,729	465,735	430,282
Stockholders' (deficit) equity	8,369	(20,951)	(35,734)	(46,723)	(32,149)	(44,858)	(27,227)

(1)
Since the fourth quarter of 2000, we have been required to classify shipping and handling revenues in sales. These revenues were previously recorded in selling and marketing expense, netted against the related cost. We have conformed 1998 and 1999 statement of operations data to the current period presentation. See note 1 to our consolidated financial statements included in this prospectus supplement.

(2)
Operating expenses for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 include restructuring, integration and other non-recurring items of $139, $2,887, $7,048, $6,889 and $(585), respectively. Additionally, in 1998 we recorded $5,534 of purchased in-process research and development.

(3)
Interest income from sales-type capital leases consists of interest income associated with contracts or agreements pursuant to which customers acquire our products under agreements accounted for as sales-type capital leases.

(4)
During the third quarter of 2000, we sold the assets and certain liabilities of our Instromedix division which had been acquired in 1998 to Card Guard Technologies, Inc. Losses of $25,178, $23,627 and $1,308 from discontinued operations for the years ended December 31, 1998, 1999 and 2000 are net of applicable income tax benefits of $1,000, $4,200 and $872, respectively. Results from discontinued operations in 1998 include a charge of $22,800 related to acquired in-process research and development. Results from discontinued operations for 1999 include a pretax charge of $19,200 resulting from the write-off of goodwill and other intangible assets and approximately $4,600 in integration charges. During 2001, we assessed additional reserves related to the discontinued business and determined the contingency was no longer probable. This change in estimate resulted in the release of a reserve of $270 (net of applicable income tax expense of $180). A gain on disposal of $1,839 (net of applicable income tax expense of $1,226) was recorded in the third quarter of 2000. In the first quarter of 2001, we completed our obligations related to the Instromedix sale, resulting in the recognition of an additional gain on disposal of $3,737 (net of applicable income tax expense of $2,492). See note 4 to our audited consolidated financial statements included in this prospectus supplement.

(5)
On July 28, 1998, ALARIS Medical completed the sale of $109,892 of its 11 1/8% senior discount notes due 2008, receiving net proceeds of $106,321, a portion of which was used to repay certain borrowings under ALARIS Medical Systems' bank credit facility. In October 2001, ALARIS Medical Systems completed the sale of $170,000 of its 11 5/8% senior secured notes due 2006. ALARIS Medical Systems used the proceeds from the sale, along with existing cash of approximately $10,000, to repay all amounts under the bank credit facility and to repurchase $20,000 aggregate principal amount of its 9 3/4% senior subordinated notes due 2006. See note 6 to our consolidated financial statements included in this prospectus supplement.

(6)
Net debt is long-term debt, including current portion, less cash.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis together with our consolidated financial statements and related notes included in this prospectus supplement and the prospectus to which it relates. This discussion contains forward-looking statements that involve risks, uncertainties and assumptions. You should read the cautionary statements made in this prospectus supplement and the prospectus to which it relates as applying to related forward-looking statements wherever they appear in this prospectus supplement or the prospectus to which it relates. Our actual results may be materially different from the results we discuss in the forward-looking statements due to various factors, including those discussed in the "Risk Factors" and other sections of this prospectus supplement and the prospectus to which it relates.

Overview

        We develop and provide practical solutions for medication safety. We are a global leader in the design, manufacture and marketing of intravenous (IV) medication safety systems and infusion therapy devices, needle-free disposables and related monitoring equipment. Our IV infusion systems are used to deliver to patients one or more fluids, primarily pharmaceuticals or nutritionals, and consist of medication safety systems, single and multi-channel large volume infusion pumps, syringe pumps and dedicated and non-dedicated disposable administration sets. Our medication safety systems, such as our Medley Medication Safety System with our proprietary Guardrails Safety Software, and our other "smart" technologies and "smart" services, help to reduce the risks and costs of medication errors, help to safeguard patients and clinicians and gather and record clinical information for transcription, analysis and review.

        We have one of the largest installed bases of large volume pump delivery lines in the U.S. hospital market, which we believe to be approximately 32% of such lines. We also believe that we have the number one or number two market position in the large volume pump segment or the syringe pump segment, or both segments, in eight Western European countries, as well as in Australia, Canada, New Zealand and South Africa. We sell our products primarily to the hospital market through a worldwide direct sales force of over 200 salespersons and more than 100 distributors to over 5,000 hospitals in more than 120 countries. We also have long-term contracts with most major hospital group purchasing organizations (GPOs) in the United States, which enhance our ability to sell our products to individual member hospitals. We generate approximately two-thirds of our revenues from our North America business unit and approximately one-third of our revenues from our International business unit.

Critical Accounting Policies and Estimates

        Our discussion and analysis of our operating results and financial condition is based upon our consolidated financial statements, which have been prepared in accordance with United States generally accepted accounting principles.

        Critical accounting policies are those that involve subjective or complex judgments, often as a result of the need to make estimates. The estimates, judgments and assumptions used in the preparation of our financial statements affect the reported amounts of revenues, costs and expenses, assets, liabilities and related disclosure of contingent amounts. Our estimates are based on historical experience and various judgments and assumptions we believe are appropriate. However, the inherent nature of estimates is that actual results will likely be different from the estimates made.

        We believe that the following critical accounting policies require use of significant assumptions, judgments and estimates. The use of different assumptions, judgments or estimates could have a material effect on the reported amounts of revenue, costs and expenses, assets and liabilities and the related disclosure of contingent amounts in our financial statements.

        Inventory is carried at the lower of cost or market value — If we determine that our inventory requires a reduction in value to bring its basis to the lower of cost or market value, we record an inventory valuation allowance. Establishing the allowance needed to comply with this policy requires assessment of market conditions and future demand for products as well as estimates as to market value of inventory. Estimates of market value require assessment of the impact of technological changes and estimates of salvage values if products or components are judged obsolete. Any future changes in the estimated inventory valuation allowance could have a material adverse impact on our financial condition and results of operations.

        Estimated cost of field corrective actions — We establish reserves for estimated costs to complete field corrective actions when decisions are made or mandated to make such repairs. As of March 31, 2003, we do not believe we have significant cost remaining to complete any known field corrective actions, including those classified as FDA recalls. Historically, we have had several field corrective actions and the costs incurred related to these activities were significant. These costs included labor and materials, as well as travel and lodging for repair technicians. Estimates of the costs to complete these activities were often quite difficult to determine due to uncertainty surrounding how many affected units were still in service and how many units customers would fix without our assistance.

        Estimated allowance for uncollectible accounts receivable — We establish reserves for bad debts based on historical collection experiences within the various markets in which we operate, number of days the accounts are past due and any specific information that we become aware of such as bankruptcy or liquidity issues of customers. Any future changes in the estimated allowance for uncollectible accounts receivable could have a material adverse impact on our financial condition and results of operations.

        Carrying value of intangible assets — Under generally accepted accounting principles, we are required to write-down our intangible assets if such assets are determined to be impaired. Under current accounting standards, an impairment of an intangible asset is considered to have occurred when the estimated undiscounted future cash flows related to the assets are less than the carrying value of the assets. Estimates of future cash flows involve consideration of numerous factors, depending upon the specific asset being assessed. With respect to intangible assets, relevant factors include estimates of future market growth rates, product acceptance and lifecycles, selling prices and volumes, responses by competitors, manufacturing costs and assumptions as to other operating expenses. Beginning in 2002, we adopted a new accounting standard related to goodwill and other intangible assets. See note 2 to our consolidated financial statements included in this prospectus supplement.

        Intangible assets with finite lives are amortized over their useful lives; intangible assets with indefinite lives are not amortized. Upon adoption of the standard in the first quarter of 2002, we determined that the intangible asset related to the "IVAC" trade name has an indefinite life and therefore, we ceased amortization of this intangible asset. The indefinite life determination for this intangible asset was based on the evidence that no legal, regulatory, contractual, competitive, economic or other factors limited its useful life. Although we cannot envision changes in the industry, technological or regulatory environment that would limit the useful life of the asset, there is no assurance that such changes will not take place. Any future changes that would limit the useful life of this asset could have a material adverse impact on our financial condition and results of operations as amortization expense would be required to be recognized.

        Valuation allowance for deferred tax assets — We record a valuation allowance to reduce deferred income tax assets to the amount that is more likely than not to be realized. Assessment of the realization of deferred income tax assets requires that estimates and assumptions be made as to taxable income of future periods. Projection of future period earnings is inherently difficult as it involves consideration of numerous factors such as our overall strategies and estimates of future market growth rates, new product development and acceptance, product lifecycles, selling prices and volumes, responses by competitors, manufacturing costs and assumptions as to operating expenses and other industry specific and macro and micro economic factors. In addition, consideration is also given to ongoing and constantly evolving global tax laws and our own tax minimization strategies. Any future changes in the estimated valuation allowance for deferred tax assets could have a material adverse impact on our financial condition and results of operations.

Results of Operations

        The following table sets forth, for the periods indicated, selected financial information expressed as a percentage of sales. Beginning January 1, 2002, in accordance with new accounting standards, goodwill and certain other intangibles are no longer amortized. As required by Statement of Financial Accounting Standards No. 142, prior years' data in the following table has not been restated and, therefore, contains amortization expense that is not included in current year information. See note 2 to our consolidated financial statements included in this prospectus supplement.

	Year Ended December 31,			Three Months Ended March 31,
	2000	2001	2002	2002	2003
	(% of sales)
				(unaudited)
Sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	53.6	51.3	50.6	50.5	47.9

Gross margin	46.4	48.7	49.4	49.5	52.1
Selling and marketing expenses	19.1	19.3	19.2	20.5	20.0
General and administrative expenses	10.2	11.6	9.0	9.3	9.2
Research and development expenses	5.7	6.6	6.6	5.9	7.3
Restructuring and other non-recurring items	1.9	1.7	(.1)	(.6)	—
Interest income from sales-type capital leases	(1.4)	(1.2)	(.9)	(1.1)	(.7)

Income from operations	10.9	10.7	15.6	15.5	16.3
Interest income	.3	.5	.2	.2	.2
Interest expense	(15.3)	(14.5)	(12.7)	(13.8)	(12.0)
Repurchase of debt	—	—	—	—	(1.3)
Other, net	—	(1.0)	(.2)	(.6)	.2

Income (loss) from continuing operations before income taxes	(4.1)	(4.3)	2.9	1.3	3.4
Provision for (benefit from) income taxes	(.8)	(1.0)	1.1	.5	1.3

Income (loss) from continuing operations	(3.3)	(3.3)	1.8	.8	2.1

Loss from discontinued operations (net of tax)	(.3)	—	—	—	—
Gain on disposal of business	.5	1.0	—	—	—

Total income from discontinued operations	.2	1.0	—	—	—
Debt extinguishment loss (net of tax)	—	(.1)	—	—	—

Net income (loss)	(3.1)%	(2.4)%	1.8%	.8%	2.1%

        Our sales results are reported consistent with our two geographical business units: North America and International. The following table summarizes sales to customers by each geographical business unit.

	Year Ended December 31,			Three Months Ended March 31,
	2000	2001	2002	2002	2003
	(dollars in millions)
				(unaudited)
North America business unit
Infusion instruments	$53.5	$63.6	$79.8	$12.5	$19.0
Dedicated disposables	128.9	131.3	139.1	33.8	35.9
Other disposables and service	50.5	62.5	72.6	17.0	19.5

Subtotal	232.9	257.4	291.5	63.3	74.4

Patient monitoring products	27.0	28.2	26.2	6.1	5.6

North America business unit total	$259.9	$285.6	$317.7	$69.4	$80.0

International business unit
Infusion instruments	$35.6	$38.0	$44.1	$12.5	$13.9
Dedicated disposables	65.6	68.5	73.2	17.1	20.6
Other disposables and service	13.7	15.5	19.8	4.2	5.6

Subtotal	114.9	122.0	137.1	33.8	40.1

Patient monitoring products	4.1	5.2	5.5	1.2	1.1
International business unit total	$119.0	$127.2	$142.6	$35.0	$41.2

ALARIS Medical, Inc., total	$378.9	$412.8	$460.3	$104.4	$121.2

Three Months Ended March 31, 2003 Compared with Three Months Ended March 31, 2002

        Sales.    For the three months ended March 31, 2003, sales were $121.2 million, an increase of $16.8 million, or 16%, over the same period in the prior year. If currency exchange rates for the first quarter of 2003 had prevailed during the first quarter of 2002, sales would have been $110.2 million for the first quarter of 2002. Thus, excluding the effects of currency changes, the increase in sales for the first quarter of 2003 was $11.0 million, or 10%, over the first quarter of 2002.

        Higher volumes of both drug infusion instruments and disposable administration sets were the primary factors leading to the increase in North America revenues of $10.6 million, or 15%, over the prior year. The increase in infusion instruments was largely due to sales of our proprietary Guardrails Safety Software, primarily in the Medley Medication Safety System. The increase in dedicated disposables was due to an increase in our installed base of infusion devices. The increase in other disposables and service was due to approximately $2.7 million in additional sales of SmartSite Needle-Free systems. The increases in drug infusion products in North America were partially offset by lower volumes of patient monitoring instruments and disposables compared with the prior year. International sales increased $6.2 million, or 18%, due to higher volumes and revenues of large volume pumps, dedicated disposable administration sets, and SmartSite Needle-Free systems compared with the same period in the prior year. Excluding the effects of currency changes, International sales for the first quarter of 2003 increased 1% over the first quarter of 2002.

        Gross Profit.    Gross profit increased $11.5 million, or 22%, for the quarter ended March 31, 2003, compared with the same quarter last year. The gross margin percentage increased to 52.1% for the first quarter of 2003, from 49.5% for the first quarter of 2002. Excluding the effects of currency changes, gross profit for the first quarter of 2003 would have increased $7.2 million from the first quarter of 2002 and the gross margin percentage for the first quarter of 2002 would have been 50.8%. In both North America and International, the improved margin percentage was due to increased volume of products sold, an increased percentage of software products that carry a higher margin than equipment and disposables and generally lower product costs resulting from improved manufacturing efficiencies.

        Selling and Marketing Expenses.    Selling and marketing expenses increased $2.8 million, or 13%, for the quarter ended March 31, 2003, compared with the same period in 2002, primarily due to increased selling costs associated with higher sales volume in the first quarter of 2003 compared with the prior year and to higher sales and marketing costs related to increased personnel, consulting and related activities supporting the continued deployment of our medication safety strategy. As a percentage of sales, selling and marketing expenses decreased to 20.0% for the first quarter of 2003 from 20.5% for the first quarter of 2002. Excluding the effects of currency changes, the increase in selling and marketing expenses for the first quarter of 2003 would have been $1.5 million, or 7%, compared with the first quarter of 2002.

        General and Administrative Expenses.    General and administrative expenses increased $1.4 million, or 15%, for the quarter ended March 31, 2003, compared with the same period in the prior year. As a percentage of sales, general and administrative expenses decreased to 9.2% for the first quarter of 2003, from 9.3% for the first quarter of 2002. Excluding the effects of currency changes, the increase in general and administrative expenses for the first quarter of 2003 would have been $1.0 million, or 9%, compared with the first quarter of 2002. Increases in administrative expenses were largely due to spending on our business process reengineering project, which began in 2002. This project is designed to enable us to achieve efficiencies throughout our business and to design a new enterprise-wide information system. The current year first quarter also included higher depreciation, legal and other professional services, and insurance expenses over the prior year first quarter.

        Research and Development Expenses.    Research and development expenses increased approximately $2.6 million, or 42%, for the quarter ended March 31, 2003, compared with the same period in the prior year. The increase was due to spending associated with new product development primarily related to our medication safety strategy and increased spending on new products for the international market. This higher spending included increased salaries, benefits, and consulting fees. Research and development expenses increased to 7.3% of sales for the first quarter of 2003, compared with 5.9% of sales for the first quarter of 2002.

        Restructuring and Other Non-recurring Items.    We recorded a non-recurring benefit of $1.1 million during the first quarter of 2002 for an insurance settlement. The settlement related to damages and losses incurred at one of our disposable products manufacturing plants in Mexico in 1993 as a result of flooding. The contingency related to the insurance settlement was resolved in the first quarter of 2002, when we received proceeds of $1.0 million during the quarter and notification of an additional payment due of $.1 million, which we received during April 2002.

        During the first quarter of 2002, we initiated a plan to restructure our Central European technical services. In connection with this plan, we recorded a charge of $.5 million which included $.4 million for severance costs for 21 positions affected by the relocation of our German operations and $.1 million related to lease termination. As of March 31, 2003, all severance payments had been made to the identified employees.

        Interest Expense.    Interest expense increased $.1 million, or 1%, for the quarter ended March 31, 2003, compared with the same period in the prior year. The increase was due to increased accretion on ALARIS Medical's senior discount notes which was partially offset by a decrease in interest due to the repurchase in February 2003 of $25 million of senior discount notes.

        Interest Income.    Interest income was constant during the quarter ended March 31, 2003, compared with the same quarter in 2002. While the average cash balance was higher than the same period in 2002, the yield earned on such cash was lower due to lower interest rates.

        Repurchase of debt.    We incurred a pretax charge of $1.5 million during the quarter ended March 31, 2003 due to the repurchase of $25 million of senior discount notes at a premium and the write-off of related unamortized debt issuance costs.

        Other, net.    Other, net increased $.7 million for the quarter ended March 31, 2003, compared with the same quarter in the prior year due primarily to an increase in gains on foreign currency transactions of $.5 million over the same quarter in the prior year.

Year Ended December 31, 2002 Compared with Year Ended December 31, 2001

        Sales.    For the year ended December 31, 2002, sales were $460.3 million, an increase of $47.5 million, or 12% (10% in constant currency) over the prior year. Higher volumes of both drug infusion instruments and disposable administration sets in North America resulted in an increase in revenues of $32.1 million, or 11%, over the prior year. The increase in infusion instruments was primarily due to sales of our proprietary Guardrails Safety Software, primarily in the Medley Medication Safety System. We believe the increase in dedicated disposables was due to an increase in our installed base of infusion devices. The increase in other disposables and service was due to approximately $11.0 million in additional sales of SmartSite non-dedicated disposables. The increases in drug infusion products in North America were partially offset by lower volumes of patient monitoring instruments and disposables compared with the prior year. International sales increased $15.4 million, or 12% (7% in constant currency), due to higher volumes and revenues of non-dedicated disposable administration sets, large volume pumps and syringe pumps compared with the prior year. The increase in large volume pump sales for the International business was primarily attributed to the Asena GW, a new product launched in late 2001.

        Gross Profit.    Gross profit increased $26.2 million, or 13%, during 2002 compared with 2001 due to higher sales and an increase in gross margin percentage. The gross margin percentage increased to 49.4% in 2002 from 48.7% in 2001. In both North America and International, the improved margin percentage was due to increased volume and our continuing cost reduction efforts. International margins also benefited from a weaker U.S. dollar.

        Selling and Marketing Expenses.    Selling and marketing expenses increased $8.5 million, or 11%, during the year ended December 31, 2002, compared with the same period in 2001 as a result of higher sales volume, as well as higher selling and marketing costs related to increased personnel and related activities supporting the North America launch of the Medley Medication Safety System. Also contributing to this increase were higher marketing expenses related to the creation of new product strategies. These increases were partially offset by reductions in our distribution costs over the prior year by consolidating contracted distribution facilities, simplifying processes in our supply chain and optimizing freight channels. As a percentage of sales, selling and marketing expenses decreased to 19.2% for 2002 from 19.3% for 2001.

        General and Administrative Expenses.    General and administrative expenses decreased $6.7 million, or 14%, during 2002 compared with 2001. As a percentage of sales, general and administrative expenses decreased to 9.0% during 2002 compared with 11.6% for 2001. This decrease was primarily due to a $9.3 million reduction in amortization expense resulting from our adoption of new accounting requirements effective January 1, 2002, under which our goodwill and certain other amortization expense ceased. Had these accounting requirements been in effect during 2001, general and administrative expenses for such period would have been 9.5% of sales. Increases in 2002 general and administrative expenses included $1.8 million for our business process reengineering project, which we established to implement efficiencies throughout our administrative operations and to design a new enterprise-wide information system. These additional expenditures were generally offset by lower bonus expense during 2002 compared with 2001.

        Research and Development Expenses.    Research and development expenses increased approximately $3.3 million, or 12%, during 2002 compared with 2001. The increase was due to spending associated with new product development primarily related to our medication safety strategy. This higher spending included increased salaries, benefits and consulting costs. As a percentage of sales, spending on research and development was 6.6% for 2002, consistent with 2001.

        Restructuring and Other Non-Recurring Items.    During the first quarter of 2002, we recorded a non-recurring benefit of $1.1 million for an insurance settlement. The settlement related to damages and losses incurred at one of our disposable products manufacturing plants in Mexico in 1993 as a result of flooding. The contingency related to the insurance settlement was resolved in the first quarter of 2002, when we received proceeds of $1.0 million during the quarter and notification of an additional payment due of $.1 million, which we received during April 2002.

        Also during the first quarter of 2002, we initiated a plan to restructure our technical services operations in Central Europe. In connection with this plan, we recorded a charge of $.5 million which included $.4 million for severance costs for 21 positions affected by the relocation of our German operations and $.1 million related to lease termination. As of December 31, 2002, all severance payments had been made to the identified employees.

        During 2001, we recorded a charge of $3.4 million for restructuring and other non-recurring activities. These activities were related to streamlining of operations in the North America business unit and resulted in the elimination of 71 positions. The restructuring and other non-recurring charges were composed of severance and related benefits of $2.6 million and consulting fees of $.8 million. We also incurred non-recurring charges of $3.5 million in 2001 related to obtaining an amendment to ALARIS Medical Systems' bank credit facility. The charges related to legal, advisory and other consultant expenses incurred by us and our lenders, which we were required to pay.

        Income from Operations.    Income from operations increased $27.7 million, or 63%, during 2002 compared with 2001 primarily due to an increase in gross profit and lower amortization expense.

        Interest Income.    Interest income decreased $.9 million, or 47%, due to lower interest rates earned on cash balances in 2002 compared with 2001.

        Interest Expense.    Interest expense decreased $1.4 million, or 2%, from 2001. This decrease was primarily due to the maturity and resulting pay-off of our $16 million 7 1/4% convertible subordinated debentures in January 2002. Additionally, interest expense decreased due to lower overall interest rates on our outstanding indebtedness resulting from the replacement in October 2001 of ALARIS Medical Systems' bank credit facility with the senior secured notes. These decreases were partially offset by increased accretion of $1.9 million on the senior discount notes.

        Other, net.    Other, net decreased $2.9 million during 2002 compared with 2001. Our foreign currency transaction losses decreased $2.7 million in 2002 and were partially offset by an increase in cost of $.8 million related to our hedging program. During 2001, we received $.5 million of other income relating to the sale of a trade name which was not repeated in 2002. Also in 2001, we terminated our interest rate swap agreement in association with the repayment of our bank credit facility, resulting in a pre-tax charge of $1.6 million.

        Discontinued Operations.    During the third quarter of 2000, we sold our Instromedix division to Card Guard Technologies, Inc. The agreement with Card Guard provided that we would assist the buyer in setting up a fully independent headquarters and manufacturing facility. During the first quarter of 2001, we completed our obligations related to the agreement and recorded a gain of $3.7 million, net of taxes.

Year Ended December 31, 2001 Compared with Year Ended December 31, 2000

        Sales.    For the year ended December 31, 2001, sales were $412.8 million, an increase of $33.9 million, or 9% (11% in constant currency) over the prior year. North America sales increased $25.8 million, or 10%, and International sales increased $8.1 million or 7% (13% in constant currency) compared with the prior year. The increase in sales was primarily due to worldwide increased volumes of both drug infusion instruments and disposable administration sets. Additionally, worldwide sales of patient monitoring instruments increased $3.1 million over the prior year.

        Gross Profit.    Gross profit increased $25.2 million, or 14%, during 2001 compared with 2000 due to higher sales and an increase in gross margin percentage. The gross margin percentage increased to 48.7% in 2001 from 46.4% in 2000. The improved margin percentage was due to continuing manufacturing efficiencies and improvements, including the benefits from higher production volumes and related favorable utilization.

        Selling and Marketing Expenses.    Selling and marketing expenses increased $7.7 million, or 11%, during 2001 compared with 2000 due to higher sales volume, which resulted in increases in sales compensation and distribution costs and to increased selling and marketing expense related to activities supporting the North American launch of the Medley Medication Safety System. These increases were partially offset by lower spending on worldwide sales meetings in 2001 versus 2000. As a percentage of sales, selling and marketing expenses increased to 19.3% for 2001 from 19.1% for 2000.

        General and Administrative Expenses.    General and administrative expenses increased $9.6 million, or 25%, during 2001 compared with 2000. As a percentage of sales, general and administrative expenses increased to 11.6% during 2001 compared with 10.2% for 2000. The increase was due to higher costs for employee benefits, legal, insurance, consulting and information technology expenses. The higher benefit costs included higher bonus accruals based on the success of our turnaround. Approximately $3.5 million of these bonuses were not repeated in fiscal year 2002. Goodwill and certain other intangible asset amortization expense of approximately $9.3 million was included in general and administration expense in 2001 and 2000.

        Research and Development Expenses.    Research and development expenses increased approximately $5.5 million, or 25%, during 2001 compared with 2000. The increase was due to spending associated with new product development primarily related to our product safety strategy. This higher spending included increased salaries, benefits and consulting costs and was consistent with our strategic plans to increase the level of investment in our new product pipeline. As a percentage of sales, spending on research and development increased to 6.6% for 2001, compared with 5.7% for 2000.

        Restructuring and Other Non-Recurring Items.    During 2001, we recorded a charge of $3.4 million for restructuring and other non-recurring activities. These activities were related to streamlining of operations in the North America business unit and resulted in the elimination of 71 positions. The restructuring and other non-recurring charges were composed of severance and related benefits of $2.6 million and consulting fees of $.8 million. During 2001, we determined that certain costs related to the restructuring for 2001 would be lower than originally estimated. Based on this information, we adjusted the restructuring accrual by $.3 million. We incurred an additional non-recurring consulting charge related to such activities during the fourth quarter, which totaled approximately $.3 million.

        We also incurred non-recurring charges of $3.5 million in 2001 related to obtaining an amendment to the bank credit facility. The charges related to legal, advisory and other consultant expenses incurred by us and our lenders, which we were required to pay.

        The restructuring and non-recurring costs of $7.0 million in 2000 were related to activities that involved our manufacturing facilities in Creedmoor, North Carolina, Basingstoke, England and San Diego, California.

        Income from Operations.    Income from operations increased $2.6 million, or 6%, during 2001 compared with 2000 due to higher sales and gross profit offset by increased operating spending.

        Interest Income.    Interest income increased $.7 million, or 50%, due to higher cash balances maintained in 2001 over 2000 which yielded greater interest income.

        Interest Expense.    Interest expense increased $1.8 million, or 3% from 2000. The increase in interest expense was primarily due to increased accretion on the senior discount notes, as well as higher interest rates in 2001 under the bank credit facility.

        Other, net.    Other expense increased $3.8 million during 2001 compared with 2000. In October 2001, we terminated our interest rate swap agreement in association with the repayment of our bank credit facility, resulting in a pre-tax charge of $1.6 million. During 2000, we received payments of $2.8 million as a result of a favorable resolution of two trade name disputes. We did not receive comparable payments in 2001.

        Discontinued Operations.    During the third quarter of 2000, we sold our Instromedix division to Card Guard. The agreement with Card Guard provided that we would assist the buyer in setting up a fully independent headquarters and manufacturing facility. During 2001, we completed our obligations related to the agreement and recorded a net gain on disposal of $3.7 million, net of taxes. Also during 2001, we assessed additional reserves related to the discontinued business and determined the contingency was no longer probable. This change in estimate resulted in the release of a reserve of $.5 million ($.3 million net of tax). During 2000, the loss from discontinued operations for the Instromedix division was $1.3 million, net of taxes. Gain on sale of Instromedix recorded during 2000 was $1.8 million, net of taxes.

        Extraordinary Item; Debt Extinguishment Loss.    During 2001, we recorded a total net extraordinary loss of $.4 million related to two early extinguishments of debt transactions. The early repayment of the bank credit facility debt resulted in a charge of $2.8 million ($1.7 million net of tax benefit) related to the write-off of the then remaining unamortized debt issuance costs. The reacquisition of $20.0 million principal amount of senior subordinated notes at a discount to par and related write-off of unamortized debt issuance costs resulted in a net gain of $2.1 million ($1.2 million net of tax expense).

Liquidity and Capital Resources

        We expect to meet our short-term liquidity needs, including capital expenditure requirements, with cash flow from operations and cash on hand. In addition, due to the introduction of pre-payable bank debt into our capital structure, we expect to operate with lower cash balances than has been the case during the past several years. Therefore, we may also from time to time borrow under our new revolving credit facility. We will continue to use our funds primarily for operating expenses, including planned expenditures for new research and development programs, capital expenditures and scheduled interest payments on outstanding indebtedness. Additionally, if we do not receive full tenders for our outstanding indebtedness in the tender offers and consent solicitations, we may use a portion of our funds to redeem or otherwise acquire, in open market or privately negotiated transactions, or otherwise, some or all of the notes not tendered, if we are either required or permitted to do so under the new credit facility described below.

        As part of the Transactions, we intend to establish a new credit facility with a group of banks and other lenders providing for a six-year term loan of up to $235 million and a revolving credit facility of $30 million and to sell $200 million in aggregate principal amount of new senior subordinated notes due 2011. The primary purpose of the Transactions is to reduce our interest expense and leverage and to simplify and add greater flexibility to our capital structure through the introduction of pre-payable bank debt. However, we will continue to have substantial indebtedness upon the completion of the Transactions.

        Our ability to make payments on and to refinance our indebtedness, including these notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flow from operations, available cash and available borrowings under our new credit facility, will be adequate to meet our future liquidity needs for at least the next twelve months. We cannot assure you, however, that our business will generate cash flow from operations in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these notes, at or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our new credit facility and these notes, on commercially reasonable terms or at all. See "Risk Factors" included in this prospectus.

        At March 31, 2003, we had $508.2 million combined outstanding indebtedness composed of obligations of ALARIS Medical and ALARIS Medical Systems. ALARIS Medical's indebtedness consisted of $158.2 million of 11 1/8% senior discount notes. ALARIS Medical Systems' indebtedness consisted of $170.0 million of 11 5/8% senior secured notes and $180.0 million of 9 3/4% senior subordinated notes. On a pro forma basis after giving effect to the Transactions (assuming 100% tenders of our outstanding notes and no borrowings under the new revolving credit facility), at March 31, 2003, we would have had total outstanding indebtedness of approximately $435 million, consisting of a term loan of $235 million and $200 million of new senior subordinated notes, and for the twelve months ended March 31, 2003, our ratio of earnings to fixed charges would have been 2.5 to 1.0.

        To the extent that holders of our 11 5/8% senior secured notes do not tender their notes in the tender offers and consent solicitations and we do not redeem or otherwise acquire such notes thereafter, then interest on any remaining 11 5/8% senior secured notes will continue to be payable semi-annually in arrears on June 1 and December 1, with all principal due at maturity on December 1, 2006. Any such remaining senior secured notes will continue to be secured indebtedness and will be subject to an intercreditor agreement between the lenders under the new credit facility and the trustee under the indenture governing the senior secured notes.

        In response to customer requests to finance their payments related to equipment purchases over time, we work with an unrelated third party financing company to assist our customers in such area. In recent years, $16 million to $30 million annually of drug infusion equipment sales to North American customers have been financed by this third party. If such third party financing source were no longer available to our customers, it could require us to find another party or to finance such customer purchases and require use of our cash. Additionally, our operating results could also be affected, as it is possible that customers could look to make their purchases from our competitors who might be able to finance such purchases at a lower cost of funds.

        In December 2002, we filed for a tax accounting change with the Internal Revenue Service (IRS) seeking approval of a more favorable income tax treatment for certain sales to third party distributors. We anticipate this tax accounting change will be approved by the IRS, and, accordingly, have reflected the benefit as a reduction in our estimated current income tax liability for 2002. This change resulted in an $8 million cash tax savings in 2002 with an anticipated refund for income taxes previously paid in 2002 of an additional $4 million. This change does not impact the amount of the income tax expense included in the 2002 Consolidated Statement of Operations. Although management anticipates obtaining the requested approval from the IRS during 2003, there can be no assurances that the IRS will approve our request. Should the tax treatment not be approved by the IRS, we would be required to make tax payments, which we would have otherwise been able to defer indefinitely, of approximately $12 million plus interest.

        Net cash provided by operating activities for the year ended December 31, 2002 was $51.6 million compared with $54.7 million provided by operating activities in 2001. Net cash provided by operating activities for the three months ended March 31, 2003 was $38.5 million compared with $15.5 million provided by operating activities in the same period in 2002. Net cash used in investing activities for the years ended December 31, 2002 and 2001 was $19.6 million and $11.9 million, respectively. Net cash used in investing activities for the year ended December 31, 2001 included $8.1 million of net proceeds from the sale of a discontinued operation. Cash used in investing activities also includes $18.1 million and $17.5 million in net capital expenditures for the years ended December 31, 2002 and 2001, respectively. Net cash used in investing activities for the three months ended March 31, 2003 and 2002, was $7.1 million and $3.8 million, respectively. Cash used in investing activities also includes $7.0 million and $3.4 million in net capital expenditures for the three months ended March 31, 2003 and 2002, respectively. We anticipate making capital expenditures of approximately $23 million in the remaining quarters in 2003. Net cash used in financing activities for the years ended December 31, 2002 and 2001 was $14.1 million and $21.9 million, respectively, and was primarily composed of principal payments on long-term debt. During 2002, federal, state and foreign taxes paid (net of refunds), related to continuing operations were $7.4 million. Net cash used in financing activities for the three months ended March 31, 2003 and 2002, was $23.4 million and $15.1 million, respectively, and was primarily composed of debt repurchases in 2003 and principal payments on long-term debt in 2002. During the quarter ending March 31, 2003, federal, state and foreign taxes paid (net of refunds), related to continuing operations were $0.7 million.

        During 2002, we made cash payments of $0.4 million for restructuring and other non-recurring activities initiated in 2002. These activities related to restructuring our technical services operations in Central Europe, which resulted in the elimination of 21 positions and a $0.5 million charge to the income statement. Cash payments related to the activities were for severance cost of the positions affected by the relocation of our German operations.

        During 2001, we made cash payments of $3.3 million for restructuring and non-recurring costs initiated in 2001. These activities related to efforts aimed at streamlining of operations in the North American business unit and resulted in the elimination of 71 positions and a $3.4 million charge to the income statement. Cash payments related to these activities were primarily for severance and related benefits and consulting.

        The following schedule summarizes our contractual obligations and commitments to make future payments as of March 31, 2003:

	Contractual Obligations and Commitments
	Actual				As adjusted(1)
Payments Due by Period	Long-Term Debt	Interest Payments	Operating Leases	Total	Total
	(dollars in millions) (unaudited)
2003 (remaining nine months)	$—	$37.3	$4.8	$42.1	$22.8
2004	—	55.6	6.3	61.9	35.4
2005	—	55.6	6.0	61.6	34.9
2006	350.0	55.6	2.1	407.7	30.9
2007	—	18.2	1.4	19.6	30.1
Thereafter	164.0	18.2	5.5	187.7	496.9

Total Contractual Cash Obligations	$514.0	$240.5	$26.1	$780.6	$651.0

(1)
Adjusted contractual obligations and commitments reflects the Transactions as if they had occurred on March 31, 2003 (assuming 100% tenders) and assumes: (i) interest at a weighted average annual rate of 6.16% on indebtedness under the new $235 million bank term loan and $200 million aggregate principal amount of new senior subordinated notes in replacement of all of our existing indebtedness; (ii) quarterly interest payments on the bank term loan and semi-annual interest on the senior subordinated notes; and (iii) quarterly principal amortization of 0.25% of the initial $235 million principal amount ($0.6 million) on the bank term loan, with any unpaid principal balance due at maturity.

        As adjusted principal and interest payments are as follows:

As Adjusted Payments Due by Period	Long-Term Debt	Interest Payments	Total
	(dollars in millions) (unaudited)
2003 (remaining nine months)	$1.8	$16.2	$18.0
2004	2.4	26.7	29.1
2005	2.4	26.5	28.9
2006	2.4	26.4	28.8
2007	2.4	26.3	28.7
Thereafter	423.8	67.6	491.4

Total As Adjusted Contractual Cash Obligations	$435.2	$189.7	$624.9

Seasonality

        Infusion instrument sales are typically highest in the fourth quarter due to sales compensation plans that reward the achievement of annual quotas and the seasonal characteristics of the industry, including hospital purchasing patterns. We anticipate that this trend will continue but are unable to predict the effect, if any, from potential healthcare reform and increased competitive pressures. Approximately 36% and 32% of our sales of drug infusion instruments occurred during the fourth quarters of 2002 and 2001, respectively.

Backlog

        The amount of unfilled orders, believed to be firm, at March 31, 2003 and 2002 was $4.3 million and $8.4 million, respectively.

Foreign Operations and Currency Exchange Rates

        We have significant foreign operations and, as a result, are subject to various risks arising therefrom, including foreign currency risks. This risk did not materially change during the first quarter of 2003. For the quarters ended March 31, 2003 and 2002, approximately 37% and 35%, respectively, of our sales were denominated in currencies other than the U.S. dollar. For the years ended December 31, 2002 and 2001, approximately 32% and 34%, respectively, of our sales were denominated in currencies other than the U.S. dollar. For the quarters ended March 31, 2003 and 2002, approximately 32% and 31%, respectively, of our operating expenses were denominated in currencies other than the U.S. dollar. For the years ended December 31, 2002 and 2001, approximately 30% and 27%, respectively, of our operating expenses were denominated in currencies other than the U.S. dollar. These foreign currencies are primarily those of Western Europe, Canada, Mexico and Australia. Additionally, substantially all of the receivables and payables of our foreign subsidiaries are denominated in currencies other than the U.S. dollar. During the first quarter of 2001, we began entering into certain contracts to manage the risk of foreign currency fluctuations.

        We address certain financial exposures through a controlled program of risk management that includes the use of derivative financial instruments. At March 31, 2003, we recorded a liability in our Condensed Consolidated Balance Sheet of $0.6 million for foreign currency forward contracts. As of December 31, 2002, forward contracts valued at $0.1 million were recorded as a current asset in the Consolidated Balance Sheet.

        Due to changes in foreign currency exchange rates, primarily a weakening of the U.S. dollar against many European currencies in 2002 and 2003, we recognized foreign currency transaction gains of $0.2 million for the quarter ended March 31, 2003, compared with foreign currency transaction losses of $0.4 million during the same period in 2002. We recognized foreign currency transaction gains of $0.2 million for the year ended December 31, 2002, compared with foreign currency transaction losses of $2.5 million during 2001. Such gains and losses were recorded in other expense in the consolidated statement of operations.

Qualitative and Quantitative Disclosures About Market Risk

Foreign Exchange Risk Management

        As part of our risk management strategy, we put in place a hedging program beginning in 2001 under which we enter into forward foreign exchange and currency option contracts to hedge a portion of forecasted cash receipts and payments denominated in currencies other than the U.S. dollar. We categorize these instruments as entered into for purposes other than trading. We do not utilize derivative instruments for trading or speculative purposes. These contracts are entered into to reduce the risk that our earnings and cash flows, resulting from certain forecasted transactions, will be affected by changes in foreign currency exchange rates. However, we may be impacted by changes in foreign exchange rates related to the unhedged portion of the forecasted transactions. The success of the hedging program depends, in part, on forecasts of our transactions in various currencies (primarily the Euro). Hedges are placed for periods consistent with identified exposures, but generally no longer than the end of the year for which we have substantially completed our annual business plan. We may experience unanticipated foreign currency exchange gains or losses to the extent that there are timing differences between forecasted and actual activity during periods of currency volatility. However, since the critical terms of contracts designated as cash flow hedges are the same as the underlying forecasted transaction, changes in fair value of contracts should be highly effective in offsetting the present value of changes in the expected cash flows from the forecasted transaction. The ineffective portion of any changes in the fair value of option contracts designated as hedges, if any, is recognized immediately in earnings. We did not recognize material gains or losses resulting from either hedge ineffectiveness or changes in forecasted transactions during the first quarter of 2003 or the year ended 2002.

        As a matter of policy, we will only enter into currency contracts with counterparties that have at least an investment grade or equivalent credit rating from a major rating agency. The counterparties to these contracts are major financial institutions. We do not have significant exposure to any one counterparty. We believe the risk of loss related to counterparty default is remote and would only consist of the net market value gain (if any) of the underlying instrument. The contracts have varying maturities with none exceeding eighteen months. Costs associated with entering into contracts are not expected to be material to our financial results. Currency option and forward contracts are discussed in note 3 to our consolidated financial statements included in this prospectus supplement.

BUSINESS

Overview

        We develop and provide practical solutions for medication safety. We are a global leader in the design, manufacture and marketing of intravenous (IV) medication safety systems and infusion therapy devices, needle-free disposables and related monitoring equipment. Our IV infusion systems are used to deliver to patients one or more fluids, primarily pharmaceuticals or nutritionals, and consist of medication safety systems, single and multi-channel large volume infusion pumps, syringe pumps and dedicated and non-dedicated disposable administration sets. Our medication safety systems, such as our Medley Medication Safety System with our proprietary Guardrails Safety Software, and our other "smart" technologies and "smart" services, help to reduce the risks and costs of medication errors, help to safeguard patients and clinicians and also gather and record clinical information for transcription, analysis and review.

        We have one of the largest installed bases of large volume pump delivery lines in the U.S. hospital market, which we believe to be approximately 32% of such lines. We also believe that we have the number one or number two market position in the large volume pump segment or the syringe pump segment, or both segments, in Belgium, France, Italy, The Netherlands, Norway, Spain, Sweden, the United Kingdom, Australia, Canada, New Zealand and South Africa. In addition, we are a leading provider of patient monitoring products that measure and monitor temperature, with a substantial installed base of hospital thermometry systems in the United States. We also provide products which measure and monitor pulse, pulse oximetry and blood pressure. We sell our products primarily to the hospital market through a worldwide direct sales force of over 200 salespersons and more than 100 distributors to over 5,000 hospitals in more than 120 countries. For the year ended December 31, 2002, we had total sales of $460.3 million and net income of $8.2 million or $.13 per share, and for the three months ended March 31, 2003, we had total sales of $121.2 million or $.04 per share.

        We derive a significant portion of our revenues from recurring sales of our higher margin, dedicated and non-dedicated disposable administration sets, which consist of the plastic tubing and connecting devices that act as the interface between the infusion pump and the patient. In North America, each of our current large volume pumps, including our Medley System large volume pump module, uses only dedicated disposable administration sets designed and manufactured by us for that particular pump. Many of our disposable administration sets feature our proprietary SmartSite Needle-Free System, which is designed to reduce caregiver risks associated with accidental needlesticks. For the year ended December 31, 2002, we derived approximately 61% of our total revenues from the sale of disposable administration sets, approximately 27% of our revenues from the sale of infusion and medication safety systems and the balance from sales of our patient monitoring products and our consulting products and services.

        We operate through two geographical business units:

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    Our North America business unit develops, manufactures and provides medication safety systems, infusion therapy devices, patient vital signs monitoring products and related disposables, primarily using a direct sales force for product distribution. Sales to North America customers generated $317.7 million (69% of total sales) for the year ended December 31, 2002 and $80.0 million (66% of total sales) for the three months ended March 31, 2003.

    •
    Our International business unit develops, manufactures and provides infusion therapy devices, patient vital signs monitoring products and related disposables in Europe, Asia, the

      Middle East, Australia, New Zealand, South Africa and Latin America using both a direct sales force and product distributors in areas where we do not have a direct sales force. Sales to distributors accounted for 16.8% and 14.5% of International sales in 2002 and for the first quarter of 2003, respectively. Sales to International customers generated $142.6 million (31% of total sales) for the year ended December 31, 2002 and $41.2 million (34% of total sales) for the three months ended March 31, 2003.

Our Industry

        The infusion systems sold in the markets in which we compete consist of single and multi-channel infusion pumps and disposable administration sets. Large volume pumps are volumetric devices that regulate flow by electronically measuring a specific volume of a fluid. These systems administer precise, volumetrically measured quantities of fluids over a wide range of infusion rates by using positive pressure to overcome the resistance of the infusion tubing and the back pressure generated by the patient's circulatory system. Syringe pumps operate by gradually depressing the plunger on a standard disposable syringe, thereby delivering a more concentrated dose of medication at a very precise rate of accuracy. Disposable pumps are single-use products designed for use primarily in alternate-site settings. Disposable administration sets are either dedicated (designed and manufactured for use only with a particular pump) or non-dedicated (usable with various pumps of one or more manufacturers, or for IV procedures when pumps are not used).

        Historically, infusion systems have been differentiated based on a number of characteristics including size, weight, number of delivery channels, programmability and mechanism of infusion, cost and equipment service. Recently, embedded software that helps prevent medication errors has become a significant differentiating feature. In 2002, the Emergency Care Research Institute (ECRI) rated a total of 26 infusion pumps manufactured by us and our competitors. The Medley System and two of our Signature Edition infusion systems with the Guardrails Safety Software were the only products included in ECRI's highest rated, or "preferred," category.

        The total addressable worldwide infusion therapy systems market is estimated to exceed $1 billion annually, approximately $600 million of which represents the current U.S. market. The U.S. hospital market itself consists of over 5,000 hospitals with a total of over 950,000 beds. Within this market, cost containment measures imposed and proposed by federal and state regulators and private payers, combined with increased utilization review and case management, have led to greater financial pressure on hospitals. In response to these cost-containment pressures, most hospitals in the United States participate in group purchasing organizations (GPOs). GPOs typically enter into exclusive purchase commitments with one or two providers of infusion systems and/or patient monitoring products for a three to seven year term. We have contracts with most major GPOs in the United States. In addition, we have supply contracts with the U.S. federal government and other U.S. governmental entities. The existence of GPOs provides access to a large customer base, but also limits the pricing flexibility of manufacturers of medical products, including us. The existence of GPOs also presents a significant hurdle to companies which do not have GPO contracts.

        The alternate-site market encompasses all healthcare provided outside the hospital and comprises primarily home healthcare, freestanding clinics, skilled nursing facilities and long-term care facilities. Growth in this market is primarily attributable to advances in technology that have facilitated the provision of care outside of the hospital, an increased number of illnesses and diseases considered to be treatable with home infusion therapy and increased acceptance by the medical community of, and patient preference for, non-hospital treatment.

        The international infusion systems market is much more regionalized and fragmented than the U.S. market, and we develop products tailored to meet the different needs of this market. We believe that the international infusion therapy market, which includes infusion pumps, controllers and disposable intravenous sets, is in excess of $500 million annually. Syringe pumps represent a significant share of total infusion pump placements in the international market, while large volume pumps predominate in most of the North America market and in Australia, New Zealand, South Africa and the United Kingdom. We expect the trend toward utilization of syringe pumps to continue where the clinical practice favors the use of syringe pumps for administering pharmaceuticals and nutritionals to patients in higher concentrations and the associated lower cost, including many international markets. The majority of our revenues by our International business unit are derived from hospitals.

        Over the past several years, the healthcare community, particularly in the United States, has increasingly focused on patient and caregiver safety and the prevention of medical errors. Since the release of the Institute of Medicine Report in 1999 estimating that between 44,000 and 98,000 people die annually in the United States from medical errors, there has been a growing emphasis on preventing errors in the delivery of healthcare. A study published in 2002 in the Archives of Internal Medicine entitled "Medication Errors Observed in 36 Health Care Facilities" found that medication errors occur in nearly 1 of every 5 doses given to patients in the typical U.S. hospital. According to a 1995 Journal of the American Medical Association article, approximately 51% of hospital medication errors are related to the administration of medication to patients. A large percentage of the most costly medical errors in the United States are medication errors related to powerful drugs that are delivered, or infused, directly into a patient's vein. Research by David M. Bates, M.D. of Brigham and Women's Hospital in Boston, Massachusetts, and a leading authority in the study of medication errors, has shown that a significant portion of preventable hospital medication errors that cause harm are associated with intravenous administration of drugs. We estimate, based on this published research, that the cost of medication errors to the U.S. healthcare system approximates $4 billion annually, excluding costs related to litigation.

        In addition, as treatment regimens have become more complex, and as the critically ill constitute an increasing percentage of hospital patients, the average hospital patient now requires a greater number of intravenous lines and more potent therapeutics, creating a greater need for technologically advanced infusion systems. As the reliance on intravenous therapy and the potency of the drugs administered have increased in recent years, the need for precise administration and monitoring of intravenous fluids has risen significantly, and the incidence of costly intravenous medication errors has become a significant concern. We believe that reducing errors at the point of administration is the most immediately available, cost-effective solution to reducing harm from medication errors.

        Our medication safety solution is designed to reduce the risks and costs of errors in the administration of intravenous therapy, to improve medication safety and clinical outcomes, to assure compliance with customer-established clinical practice guidelines and to promote "best practice" standards of medical treatment. We believe our proprietary Guardrails Safety Software is the first and most comprehensive solution designed to reduce IV medication errors. The Guardrails Safety Software helps protect patients from infusion programming errors by allowing hospitals to configure care-specific profiles with pre-defined drug dose limits and other parameters to meet the particular needs of multiple patient areas within the hospital. Our solution offers hospitals the opportunity to reduce the risks and expense of medication errors in a cost-effective manner that can be implemented quickly without requiring a change in existing clinical practice.

        In addition to concerns about intravenous medication errors, there is increasing pressure by regulatory agencies in the United States, such as the Occupational Safety and Health Administration, or OSHA, and the United States Food and Drug Administration, or FDA, as well as some states, for more stringent control of needles in hospitals to reduce the risk to healthcare workers and patients associated with the transmission of blood-borne diseases resulting from accidental needlesticks. OSHA requires hospitals to put in place systems to reduce the potential for accidental needlesticks and the FDA recommends using needle-free systems or protected needle systems to replace hypodermic needles for accessing intravenous lines. Healthcare workers in the United States suffer from an estimated 590,000 needlestick injuries each year resulting in increased costs to healthcare employers and a risk of transmission of HIV, Hepatitis B or Hepatitis C to healthcare workers.

        The Needlestick Safety and Prevention Act is intended to increase protection for U.S. health care workers against needlestick injuries by requiring that health care facilities implement the use of "safer medical devices" to minimize accidental needlesticks. The legislation requires that frontline workers be involved in the evaluation, selection and implementation of new safety devices. Our SmartSite Needle-Free System helps protect against risks associated with accidental needlesticks, and has a proven track record among clinicians and healthcare workers.

Products and Services

        We develop, manufacture and market medication safety systems; single and multi-channel large volume infusion pumps, several of which feature our proprietary Guardrails Safety Software; a broad range of syringe infusion pumps; and dedicated and non-dedicated disposable administration sets, many of which feature our proprietary SmartSite Needle-Free System. Our Medley Medication Safety System, with its proprietary Guardrails Safety Software, represents the next generation of "smart" medication safety technology at the point of care. This system permits integration of administration, monitoring and clinical best practice guidelines from a single platform. Our infusion pumps include large volume infusion pumps such as the Gemini series, Signature Edition Family, MedSystem III, Asena GW, syringe infusion pumps such as P1000, P3000, PCAM, P6000, P7000 and Asena GS, GH and CC, which are sold primarily in Western Europe, and disposable pumps such as the ReadyMED for use in the alternate-site setting. In North America, each of our current large volume pumps, including our Medley System large volume pump module, uses only dedicated disposable administration sets designed and manufactured by us for that particular pump. We also sell non-dedicated disposable administration sets, including several needleless devices, for use in many infusion applications.

        Aside from our range of medication safety systems, IV pumps and monitoring products, we offer a comprehensive group of value-added services and programs, including software products, consulting services to assist our customers in database development and medication error reduction, hardware and software technical services and clinical education.

        We also manufacture and market hospital thermometry instruments and related disposable probe covers, and stand-alone, non-invasive, multi-parameter instruments which measure and monitor a combination of temperature, pulse and blood pressure and other vital signs.

ALARIS Infusion Systems

        We offer a wide variety of infusion systems designed to meet the varying price and technological requirements of our diverse worldwide customer base. For the year ended December 31, 2002, our infusion systems sales (pumps, software licenses and disposable administration sets) were $404.9 million, representing 88.0% of total sales. Of this amount, infusion pumps (including related software licenses) and disposables accounted for $123.9 million and $281.0 million of total sales during that period, respectively. Disposable administration sets for 2002 for the North America and International business units were $197.3 million and $83.7 million, respectively. For the three months ended March 31, 2003, our infusion systems sales were $108.1 million, representing 89.2% of total sales.

Of this amount, infusion pumps and disposables accounted for $33.2 million and $74.9 million of total sales during that period, respectively. Disposable administration sets for the three months ended March 31, 2003 for the North America and International business units were $51.4 million and $23.5 million, respectively.

        Our infusion systems include the following:

        The Medley Medication Safety System, incorporating a computer at the point of care.    Several years ago, we and our customers identified the need for an integrated technology platform that could redefine the accuracy and safety of drug infusion instruments, while simultaneously improving documentation and capital asset utilization for our customers. We responded with the Medley System, the first medication safety system of its kind cleared for use in the United States. The Medley System is a modular medical technology platform that incorporates a point-of-care computer to integrate infusion, patient monitoring and an institution's clinical best practice guidelines. We implemented full market release of the Medley System in January 2002.

        The Medley System offers several key advantages over traditional infusion devices:

    •
    The Guardrails Safety Software is designed to help prevent IV medication errors. In effect, the Guardrails Safety Software provides an automatic safety net for medication infusion programming at the critical time of delivery to the patient. The Guardrails Safety Software functions in our "smart" IV infusion devices as a computerized "brain" that performs a "test of reasonableness" at the programming of an IV infusion. The Guardrails Safety Software alerts the clinician that a dose is outside the institution's pre-established dosage limits for that medication, thus helping to prevent a wrong dose from being administered to the patient.

    •
    Modular medical technology gives an institution an expandable, integrated system to improve medication safety. The building blocks of the Medley System consist of a Point of Care Unit for programming, one or more infusion pumps or other modules and related dedicated disposables. The first module approved for use with the Medley System was the large volume pump, which can be configured, as needed, as a one to four channel infusion device. Unlike traditional infusion pumps which are sold with a fixed number of channels (one to four), each of the Medley System modules represents a single channel which can be added to other modules to address particular needs in a hospital setting.

    •
    Advanced programming capabilities allow for product line extensions, such as the Medley Pulse Oximetry Module, which was launched in late 2001, and the Medley Syringe Pump Module, which we introduced in the first quarter of 2003. We are also in the process of developing additional features, including data management functionality and a patient-controlled analgesia (PCA) module.

    •
    Enabling hospitals to improve capital asset utilization by allowing a hospital to add to a Medley Point of Care Unit only those modules and number of lines needed for a particular patient's care. Therefore, rather than investing in fixed numbers of single and multi-channel pumps, a hospital can purchase a number of the Medley System modules which can be used with any of its Medley Point of Care Units. Additionally, standardized interfaces for multiple modules allow for easier training of healthcare staff.

    •
    The Guardrails Continuous Quality Improvement (CQI) Standard Package allows a hospital to access and download the archived Guardrails Alerts from the Medley Point of Care Unit.

      The resultant data files are stored within the Guardrails CQI relational database and provide query and reporting capabilities for the Guardrails Safety Software. This PC-based application provides the hospital with a basic reporting package which can then be used in the medication administration and quality improvement process to monitor events outside best practice guidelines.

        With the Medley System, our customers are able to tailor the treatment to the patient, improve patient outcomes, assure compliance with customer-established clinical practice guidelines and promote "best practice" standards of medical treatment and reduce the cost of care.

        Large Volume Pumps.    We sell various single channel and multi-channel large volume infusion pumps in North America and other markets where medical practice requires large amounts of hydration during infusion therapy. A single channel pump has only one fluid delivery line to the patient, while a multi-channel pump has two or more fluid delivery lines. Our large volume pumps service only a single patient at a time and are used in both the general care and critical care settings. We also offer large volume pumps for alternate-site and hospital ambulatory use. Generally, when a patient requires more than one fluid delivery line, purchasing a multi-channel pump is more cost efficient than purchasing an equivalent number of single channel pumps.

        Our selection of large volume infusion pumps includes:

    •
    The Signature Edition GOLD Infusion System line is a versatile, user-friendly line of infusion pumps designed for use primarily in hospitals. It includes a single channel and dual channel pump and incorporates intuitive user interface and advanced software capabilities. This line contains the following innovative features: a patented AccuSlide flow regulator, designed to minimize unregulated flow of fluids into a patient's blood stream; precision flow capability, designed to improve flow continuity and minimize hemodynamic changes; and Advanced Infusion Management, designed to provide unique early warning assessment tools for enhanced intravenous site management. Other standard features include an easy-to-use drug library, which permits dose and/or rate calculation; a multi-step feature, which allows the clinicians to pre-program up to nine steps for drug delivery; and a patented "learn- teach" communication link capability for biomedical engineers, which streamlines the configuration and set-up process.

      In the fourth quarter of 2002, we expanded the market for our Guardrails Safety Software by making it available to existing and new customers of the Signature Edition GOLD Infusion System. The installed base of Signature Edition GOLD infusion systems exceeds 50,000 instruments.

    •
    The Gemini Series, which consists of single, dual and four channel pumps, is based on a flexible hardware and software technology platform and is designed for use in all hospital settings. This technology platform has enabled us over time to offer incremental feature enhancements based on evolving customer needs. The Gemini series currently offers the following features: the Flo-Stop mechanism, designed to minimize unregulated flow of fluids into a patient's bloodstream; independent channel operation; ability to switch from pump to controller mode without changing the disposable administration set; programmability to automatically taper-up and taper-down infusion rates to facilitate delivery of complex drug-dosing regimens; capability to operate in either micro mode (0.1 to 99.9 mL/hr) for use with neonatal patients, among others, or macro mode (1 to 999 mL/hr) for use with adult patients; drug dose calculation; pressure monitoring; pressure history and volume/time dosing; and nuisance alarm (alarms with no clinical significance) reduction.

    •
    The MedSystem III instrument is a compact, lightweight, programmable, three channel infusion pump used primarily in the critical care market and patient transport applications. The MedSystem III device is one of the smallest, most versatile and most technologically advanced multi-channel pumps currently on the market.

    •
    The Asena GW instrument is a small, lightweight single channel pump for nutritional and hydration therapy. It is intended to be used as part of the Asena Medication Safety System described below and as such can be mounted into the ALARIS Dedicated Docking Station (ALARIS DDS) or the ALARIS Intelligent Docking Station (ALARIS IDS).

    •
    The 570 Series is a single channel pump for general and critical care use.

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    The 597/598 Series is a simple to use, single channel pump with an easy-to-read control panel coupled with a large LED (light-emitting diode) display. The 597/598 Series is lightweight, compact and robust enough to be used in any patient situation and is frequently used for delivery of nutritional products, for general care and in alternate-site settings.

        Syringe Pumps.    We also sell a broad range of syringe infusion pumps. Syringe pumps deliver a smaller amount of fluid in more concentrated amounts and are used where medical practice does not require large levels of hydration in connection with infusion therapy. In North America, syringe pumps are used primarily in neonatal care, oncology, anesthesia and critical care. While syringe pumps represent a relatively small portion of the industry installed base in the U.S. market, they are widely used in Western Europe, where they constitute approximately 60% of the infusion pump market. Syringe pumps are more widely used in those countries where clinical practice favors administering medications in smaller volumes of fluid.

        Our selection of syringe pumps includes:

    •
    The Asena family of syringe pumps, introduced in the third quarter of 1999, is a family of compact, lightweight, high-featured pumps with modular mounting and communications capability. In the fourth quarter of 2001, we introduced the Asena Medication Safety System, which combines the ALARIS DDS, the Asena Syringe Pump and the Asena GW Large Volume Pump. In 2002, we added the ALARIS IDS which adds certain communication capabilities to the ALARIS DDS. The docking stations feature a versatile mounting system, known as a medical device interface, which allows a syringe pump to be mounted to a pole, a Draeger bar, the ALARIS DDS or the ALARIS IDS without adapters.

    •
    The P-Series syringe pumps may be used in a variety of hospital settings, such as neonatal, non-critical care and anesthesia applications.

    •
    The PCAM pump, an analgesia infusion pump, allows patients to control the delivery of pain medication. Designed for general care settings, the PCAM syringe infusion pump is one of the most advanced patient controlled analgesia infusion pumps on the European market today, with pre-programmed and user programmable drug delivery protocols, comprehensive patient history logging and an ergonomically designed handset with status indicator.

        Ambulatory Pumps.    We also offer the ReadyMED ambulatory infusion pump for alternate-site and hospital ambulatory use. The ReadyMED infusion pump, a compact, lightweight and disposable pump used in the intravenous administration of antibiotics in the alternate-site market, offers several key advantages over traditional systems. Traditional systems are gravity driven and require a patient to use a small intravenous bag and tubing set that must remain on an intravenous solution pole during infusion, thereby restricting the patient's movement. In contrast, our ReadyMED pump uses positive pressure and thereby allows the patient to carry the device in a pocket or wear it on a belt. We sell the ReadyMED pump through our alternate-site sales force and distribution network in the United States.

        Disposable Administration Sets and Needle-Free Access Products.    Our intravenous infusion systems require the use of disposable administration sets, which represent a significant portion of our sales. For the year ended December 31, 2002, we sold 112.4 million disposable administration sets, representing sales of $281.0 million, or 61.1% of total sales, and for the three months ended March 31, 2003, we sold 29.6 million disposable administration sets, representing sales of $74.9 million or 61.8% of sales. With the exception of certain models of the Asena GW family, all of our current large volume infusion pump systems use only dedicated disposable administration sets, designed and manufactured by or for us for that particular pump. We also manufacture and sell non-dedicated disposable administration sets for use with our infusion pump systems.

        Our needle-free products are designed to permit access to disposable administration sets without the use of needles. Our proprietary SmartSite Needle-Free System allows healthcare institutions to comply with the "Needlestick Safety and Prevention Act," signed into U.S. law in November 2000, and addresses healthcare workers' safety concerns by allowing them to access IV lines without needles. Our disposable administration sets utilizing our SmartSite Needle-Free System offer a fully integrated, cost-effective design, which eliminates the need for separate caps and additional cannula components. These safety features help reduce the risk to healthcare providers of accidental needlesticks, which can result in the transmission of diseases, such as AIDS, Hepatitis B and Hepatitis C. Our introduction of the SmartSite Needle-Free System has provided us with an opportunity to compete aggressively in the gravity and extension set and components segment of the market with innovative, cost-effective, needle-free gravity and extension sets and components. We also intend to expand our SmartSite Needle-Free System business through supply agreements with potential customers, including pharmaceutical companies.

ALARIS Patient Monitoring Products

        We operate primarily in two patient monitoring product markets: hospital thermometry systems and related disposables and stand alone, non-invasive, multi-parameter instruments. These products are widely used in hospital and alternate-site settings. For the year ended December 31, 2002 and for the three months ended March 31, 2003, sales of our patient monitoring products were approximately $31.7 million and $6.7 million, respectively, or 6.9% and 5.5% of total sales, respectively. Patient monitoring sales for North America and International for the year ended December 31, 2002 were $26.2 million and $5.5 million, respectively. Patient monitoring sales for North America and International for the three months ended March 31, 2003, were $5.6 million and $1.1 million, respectively.

        Thermometry Systems.    We are a leader in hospital thermometry systems, which consist of thermometers and disposable probe covers, and maintain a strong market position in the United States. Our large installed base of hospital thermometry instruments allows us to generate predictable and recurring revenues from sales of our related dedicated disposable probe covers, which are the only probe covers that can be used with our thermometry instruments. For the year ended December 31, 2002, we sold over 577 million dedicated disposable probe covers.

        Our primary thermometry product is the electronic thermometer. In 1999, we supplemented our TEMP•PLUS II product line by introducing the TURBO•TEMP thermometer, an improved,

cost-effective and technologically advanced electronic thermometer designed to provide a faster temperature reading. We also manufacture and market the CORE•CHECK system, a thermometer that measures temperature by detecting the emission of infrared energy in the ear.

        Other Patient Monitoring Products.    We also sell stand-alone, non-invasive, multi-parameter patient monitoring products which measure a combination of pulse, pulse-oximetry and blood pressure.

        Since 1997, the VITAL•CHECK Vital Signs Monitor series has been marketed in U.S. and Canadian hospitals under a private label agreement with its manufacturer. The VITAL•CHECK 4400 series, marketed in North America through an exclusive license agreement, measures non-invasive blood pressure, pulse oximetry, pulse and temperature. In August 2001, we released the VITAL•CHECK 4500 Vital Signs Monitor series (successor to the VITAL•CHECK 4200 series) with non-invasive blood pressure, heart rate and temperature monitoring features. Both monitor series utilize our IVAC thermometer technology.

Customer Service

        We provide repair service for our products at certain of our facilities around the world, on-site at our customers' facilities and elsewhere through third-party contractors. Customers may elect to enter into service agreements or to receive service on a time-and-materials basis. We also train customers as to the use of our products and maintain a technical support help-line to answer customers' questions. We believe that the availability of such service helps maintain strong customer relations. Repair and other services represented approximately 5% of our sales for the year ended December 31, 2002 and the three months ended March 31, 2003.

Marketing and Sales

        We have historically focused our sales efforts on the hospital market, which is still our primary market. We also sell to the alternate-site market, which includes home healthcare, freestanding clinics, skilled nursing facilities and long-term care facilities. Our sales strategy emphasizes increasing instrument placements and the number of units installed in order to increase sales of our proprietary disposable administration sets and probe covers. Sales representatives work closely with on-site primary decisionmakers, which include physicians, pharmacists, nurses, materials managers, biomedical staff and administrators. We have over 5,000 hospital customers worldwide and sell our products through a combined direct sales force consisting of over 200 salespersons and through more than 100 distributors. No single hospital customer is material to our business or operations. Our International business unit utilizes product distributors in areas where we do not have a direct sales force. Distributor sales accounted for 16.8% and 14.5% of International sales for the year ended December 31, 2002 and for the three months ended March 31, 2003, respectively.

        Our domestic marketing efforts are supported by a staff of nurses and pharmacists who consult with customers and provide ongoing clinical support in the evaluation, installation and use of our products. We believe our sales force in the United States and internationally play a vital role in the effective introduction of new products.

        We have infusion device and patient monitoring product contracts with GPOs in the United States, the U.S. federal government and other governmental entities, including the following:

Name	Drug Infusion		Thermometry	Needle-Free
	(Year in which contract expires)
AmeriNet, Inc.	2003	(1)	2003	2003	(1)
Healthtrust Purchasing Group, L.P. (f/k/a Columbia/HCA Healthcare)	—		2004	—
MedAssets HSCA, Inc. (f/k/a HSCA, In-Source & Shared Services)	2005		2005	2005
Managed Health Care Associates, Inc. (f/k/a MedEcon)	2003		2003	2003
Novation, LLC (VHA Inc.)	2005		—	2005
Premier Purchasing Partners, L.P.	2004	(2)	2005	2004	(2)
Magnet, Inc.	2004		2004	2004
Tenet HealthSystem Medical, Inc. (Owned Facilities)	2007		—	2007
Broadlane, Inc. (f/k/a Tenet HealthSystems Medical, Inc.) (Non-Owned Facilities)	2004		—	2004
U.S. Government/Federal Supplies Schedule	2006		2006	2006

(1)
Renewable by us or AmeriNet for two periods of 24 months each.

(2)
On February 7, 2003, we submitted a contract renewal proposal at the request of Premier Purchasing Partners, LP.

Manufacturing

        Our products are manufactured at plants in San Diego, California; Creedmoor, North Carolina; Tijuana, Mexico; and Basingstoke, England. The San Diego, California facility is the primary manufacturing facility for infusion pumps and patient monitoring instruments. The service operation for installed infusion pumps and patient monitoring instruments in North America is also located in this facility. The Creedmoor, North Carolina facility manufactures automated sub-assemblies used in our disposable products and is a distribution center for disposable finished products. The Tijuana, Mexico facilities assemble a majority of the disposable products distributed in North America, and the Basingstoke, England facility manufactures syringe pumps and large volume pumps for Europe and certain other segments of the international market. Disposable products for international markets are currently supported through our Tijuana, Mexico and Creedmoor, North Carolina facilities and a number of foreign manufacturers.

        We have established procedures and other controls designed to ensure that manufactured and purchased parts products perform as expected by our customers. We also have in place a system designed to ensure timely and effective corrective and preventative action to manage non-conformities reported by customers or detected within our operations.

        We purchase raw materials, assemblies and finished product for resale worldwide in the ordinary course of business from numerous suppliers. Although the vast majority of these materials are generally available and we have not experienced any material delays in obtaining these materials, we have, on occasion, experienced, temporary delays for certain materials due to supplier shortages. In some situations, we have long-term supply contracts, although we purchase a significant amount of our requirements of certain raw materials by purchase order.

Research and Development

        We believe that a well-targeted research and development program constitutes an essential part of our activities and is an integral part of our business. We are actively engaged in research and development programs to develop and improve products. These activities are performed in the United States and, to a lesser extent, in the United Kingdom. For the year ended December 31, 2002, we expended approximately $30.4 million on in-house research and development, and we expect to expend approximately $34.5 million for such purposes in 2003. Substantially all of such amounts were and will be dedicated to the development of new products.

Patents, Trademarks and Other Proprietary Rights

        We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent they are covered by valid and enforceable patents, trademarks and copyrights or are effectively maintained as trade secrets. Accordingly, we rely heavily on patented and other proprietary technology to maintain our competitive position. We seek to protect our proprietary rights in a manner that balances the costs of such protection against obtaining the greatest value for the company.

        Our policy is to file patent applications in the United States and foreign countries in order to protect technology, inventions and improvements to inventions that are commercially important to our business. As of April 30, 2003, we held more than 200 patents in the United States and a comparable number of patents in foreign countries, mainly in Europe, Canada, Japan and Australia.

        We sell our products under various trademarks. We register those trademarks in the United States and foreign countries, which we believe to be of sufficient importance to our business. In addition, we seek copyright protection for the software and other original works we use in many of our products. We also rely on trade secrets, unpatented know-how and continuing technological advancement to maintain our competitive position and seek protection, in part, through confidentiality and proprietary information agreements.

        We operate in an industry susceptible to significant patent legal claims. At any given time, we are often involved, either as a plaintiff or defendant, in one or more patent infringement actions. Patent litigation can result in significant payments or result in injunctions that can prevent the sale of products. During the past several years, we were involved in one patent infringement lawsuit, which has recently been settled.

Competition

        We face substantial competition in all of our markets. Some of our competitors have greater financial, research and development and marketing resources than we have. We estimate that our infusion pumps represent approximately 32% of the installed base of large volume infusion channels in the United States, with Baxter International, Inc., Abbott Laboratories, Inc. and B. Braun Medical, Inc., representing approximately 33%, 26% and 6% of such channels, respectively. Our principal competitors in the United States offer volume discounts based on bundled purchases of a broader range of medical equipment, pharmaceuticals and supplies than we sell, including infusion systems and intravenous solutions used with such systems. In our International business unit, our largest infusion system competitors include Graseby Medical Limited, Fresenius Medical Care AG and B. Braun Melsungen AG. The patient monitoring products market is fragmented by product type. Our key competitors in the North American market include Welch Allyn, Inc. and Sherwood-Davis & Geck in electronic and infrared thermometers, respectively.

        One of our business strategies is to be recognized as the leader in intravenous medication safety solutions by developing or licensing technologically superior products, thereby providing customers with demonstrably superior clinical value through better capital asset utilization and better patient outcomes. We expect that this approach will improve our competitive position, as we believe that the competitive factors that are most important in our markets are quality of products and services, technological innovation and the value proposition of improving patient outcomes while reducing overall costs associated with medication safety.

Government Regulation

        Product Regulation.    Our products are classified as medical devices subject to regulation in the United States by the Food and Drug Administration (FDA). Our new products generally require FDA clearance under a procedure known as 510(k) premarket notification. A 510(k) premarket notification clearance indicates FDA agreement with an applicant's determination that the product for which clearance has been sought is substantially equivalent to another medical device that was on the market prior to 1976 or that has received 510(k) premarket notification clearance. Some products have been continuously produced, remarketed and sold since May 1976 and require no 510(k) premarket clearance. Our products generally are Class II products with the FDA, meaning that our products must meet certain FDA standards and controls and are subject to the 510(k) premarket notification clearance discussed above. FDA clearance is subject to continual review, and later discovery of previously unknown problems may result in restrictions on a product's marketing, recall or withdrawal of the product from the market.

        In 2000, the U.S. Congress passed the Needlestick Safety and Prevention Act, which revised the OSHA Bloodborne Pathogens Standard of 1991. This Act reflected the development of new safer medical devices, such as needleless systems, for the protection of healthcare workers from sharps injuries. The Needlestick Safety and Prevention Act requires employees to implement the use of safety medical devices designed to eliminate or minimize occupational exposure to blood borne pathogens through needlestick or other injuries. Under the Needlestick Safety and Prevention Act, healthcare facilities must (1) review and update exposure control plans to reflect technological advances, (2) maintain a sharp injury log in areas where sharp devices are used, noting the type and brand of device used, and (3) seek input on engineering and work practice controls from the affected healthcare workers.

        We have quality control/regulatory compliance groups that are tasked with monitoring compliance with design specifications and relevant government regulations for all of our products. We and substantially all of our products manufactured or sold in the United States are subject to the provisions of the Federal Food, Drug and Cosmetic Act of 1938, as amended by the Medical Device Amendments of 1976, the Safe Medical Device Act of 1990, as amended in 1992, the Medical Device User Fee and Modernization Act of 2002, and similar foreign regulations. In addition, certain of our products are indirectly subject to the Needlestick Safety and Prevention Act.

        As a manufacturer of medical devices, we are required to adhere to applicable requirements for FDA Quality System Regulations and to engage in extensive recordkeeping and reporting. In addition, our manufacturing processes and facilities are subject to periodic on-site inspections and continuing review by the FDA to insure compliance with Quality System Regulations as specified in Title 21, Code of Federal Regulation (CPR) part 820. We market our products in a number of foreign markets. Requirements pertaining to our products vary widely from country to country, ranging from simple product registrations to detailed submissions such as those required by the FDA. While we cannot assure you that our products meet all U.S. and international regulatory requirements, we believe that our products currently meet applicable standards for the countries in which they are marketed.

        We are required to report to the FDA information that a device has or may contribute to a death or a serious injury and have submitted such reports to the FDA in the past. We are also subject to product recalls and have made product recalls in the past. No such report or recall has had a material effect on our financial condition, but there can be no assurance regulatory issues may not have a material adverse effect in the future.

        Failure to comply with applicable governmental regulations can result in various penalties, including fines, recalls or seizure of product, total or partial suspension of production, refusal or delay in product approvals or clearances, increased quality control costs or criminal prosecution.

        Any change in existing federal, state or foreign laws or regulations, or in the interpretation or enforcement thereof, or the promulgation of any additional laws or regulations could have an adverse effect on our financial condition or results of operations.

        Environmental Regulation.    We are also subject to various environmental laws and regulations, both within and outside the United States. Like other medical device companies, our operations involve the use of substances regulated under environmental laws, primarily in manufacturing and sterilization processes. While it is difficult to quantify the potential impact of compliance with environmental protection laws, we believe that we are in material compliance with current environmental standards and that continued compliance will not have a material impact on our financial position, results of operations or liquidity.

Employees

        As of March 31, 2003, we employed approximately 2,900 people, including approximately 900 in the United States. We believe that our relations with our employees are satisfactory.

Facilities

        We own or lease the following properties which are material to our operations:

Location	Approximate Square Footage	Purpose	Leased or Owned	Lease Expiration Date
San Diego, California	160,000	Executive offices/Research and Development	Leased	2006
San Diego, California	83,000	Manufacturing of instruments	Leased	2005
San Diego, California	6,000	Warehouse and distribution	Leased	2004
Creedmoor, North Carolina	120,000	Manufacturing of disposable sets	Owned	N/A
Tijuana, Mexico	41,000	Manufacturing of disposable products	Leased	2003(1)
Tijuana, Mexico	49,000	Manufacturing of disposable products	Leased	Open-ended Term(2)
Basingstoke, England	43,000	International headquarters and manufacturing of instruments	Leased	2012(3)

(1)
Lease contains the option for us to extend until 2011.

(2)
Cancellable by us or the lessor upon 180 days notice.

(3)
Lease contains the option for us to terminate in 2007.

Legal Proceedings

        We are a defendant in various actions, claims and legal proceedings arising from our normal business operations. Management believes the Company has meritorious defenses to these cases and we intend to defend ourselves vigorously. As the ultimate outcome of these matters is uncertain, no contingent liabilities or provisions have been recorded in the accompanying financial statements for such matters. However, in management's opinion, based on discussions with legal counsel, liabilities arising from such matters, if any, will not have a material adverse effect on the business, financial condition, results of operations or cash flows.

MANAGEMENT

        The following table sets forth certain information with respect to our executive officers and directors as of May 23, 2003. Unless otherwise noted, the named persons hold the same positions with ALARIS Medical and ALARIS Medical Systems.

Name	Age	Position
David L. Schlotterbeck	55	Chief Executive Officer, President and Director
William C. Bopp	59	Chief Financial Officer and Senior Vice President
Frederic Denerolle	43	Vice President and General Manager — International Business Unit of ALARIS Medical Systems
Sally M. Grigoriev	44	Vice President — Operations of ALARIS Medical Systems
Robert F. Mathews	39	Vice President — Finance and Treasurer
William H. Murphy	50	Vice President — Quality and Business Systems of ALARIS Medical Systems
Stuart E. Rickerson	54	Vice President, General Counsel and Secretary
Jake St. Philip	50	Vice President and General Manager — North American Business Unit of ALARIS Medical Systems
Hank Brown	63	Director
Norman M. Dean	82	Chairman of the Board and Director
Henry Green	60	Director
Barry D. Shalov	61	Director
William T. Tumber	68	Director

        David L. Schlotterbeck has served as a member of our Board and as our President and Chief Executive Officer since November 1, 1999. From April 1999 to November 1999, Mr. Schlotterbeck served as our President and Chief Operating Officer. Before joining the Company, Mr. Schlotterbeck served as President and Chief Operating Officer of Pacific Scientific Company, an international manufacturer of motion control, process measurement and safety products, and of Vitalcom, Inc., a medical network manufacturer. He also served as Executive Vice President and Chief Operating Officer of Nellcor, Inc., a medical device manufacturer subsequently acquired by Mallinckrodt, Inc. Mr. Schlotterbeck is a graduate of the General Motors Institute with a B.S. in electrical engineering. He holds an M.S. in electrical engineering from Purdue University and completed the Executive Institute at Stanford University in 1984.

        William C. Bopp has served as our Senior Vice President and Chief Financial Officer since November 1, 1999. From March 1999 to November 1999, Mr. Bopp served as our Vice President, Chief Financial Officer and Treasurer. Prior to joining the Company, Mr. Bopp served as Executive Vice President, Chief Financial Officer and a member of the board of directors of C.R. Bard, Inc., a developer, manufacturer and marketer of healthcare products. Mr. Bopp is a graduate of Harvard College and holds an MBA, Finance, from the Harvard Business School.

        Frederic Denerolle has served as the Vice President and General Manager of the International Business Unit of ALARIS Medical Systems since January 2001. From 1996 to 2001, Mr. Denerolle was Executive Vice President of the Infusion Technology Division of Fresenius Vial. Prior thereto, Mr. Denerolle held positions of increasing responsibility with Becton Dickinson, including General Manager of its Infusion System business. Mr. Denerolle is a graduate in Business Administration from Ecole Supérieure de Commerce de Nantes.

        Sally M. Grigoriev has served as the Vice President of Operations of ALARIS Medical Systems since December 2000. From January 1995 to December 2000, Ms. Grigoriev served as the Vice President of Quality and Regulatory Affairs for ALARIS Medical Systems. Prior to joining IVAC Medical Systems in January 1995, she served as the Vice President of Quality and Regulatory Affairs at U.S. Medical Instruments, Inc. and Block Medical, Inc. respectively. Ms. Grigoriev holds a B.S. degree, Chemical Engineering, from the University of California, Santa Barbara.

        Robert F. Mathews has served as our Vice President of Finance and Treasurer since February 2002. From January 2001 to February 2002, he served as our Vice President of Finance and Corporate Controller, and from July 1996 to January 2001, he served as our Corporate Controller. Before joining the Company, Mr. Mathews held various positions of increasing responsibility with PriceWaterhouse, LLP. Mr. Mathews is a certified public accountant and holds a B.S. degree in business administration from San Diego State University.

        William H. Murphy has served as Vice President of Quality and Business Systems of ALARIS Medical Systems since December 2000. Mr. Murphy joined ALARIS Medical Systems in February 2000 as Director of Regulatory Affairs. Before joining the Company, Mr. Murphy served as Director of Regulatory Compliance of Nellcor Puritan Bennett Inc., which was subsequently acquired by Mallinckrodt, Inc. Previously, Mr. Murphy provided private consulting services in the area of regulatory compliance, quality system development and process validation. Mr. Murphy holds a B.S. degree from Augusta College.

        Stuart E. Rickerson has served as our Vice President, General Counsel and Secretary since July 2001. Before joining the Company, Mr. Rickerson served as General Counsel to Golden Triangle Ltd., a legal management consulting firm; he was General Counsel and a member of the board of directors of Keene Corporation; and he served as Vice President and General Counsel of Cardiac Pacemakers, Inc., then a subsidiary of Eli Lilly and Company and now part of Guidant Corporation. Earlier in his career, he held several legal and management positions of increasing responsibility with Eli Lilly. Mr. Rickerson is a graduate of Princeton University and holds a J.D. from Georgetown University.

        Jake St. Philip has served as Vice President and General Manager, North America of ALARIS Medical Systems since July 1998. From November 1996 to July 1998, he served as Vice President of Sales, North America of ALARIS Medical Systems. From November 1981 to the merger that formed ALARIS in November 1996, Mr. St. Philip held various sales and marketing positions with IVAC Medical Systems. Previously, he held various sales positions of increasing responsibility with Johnson & Johnson and M&M/Mars. Mr. St. Philip holds a B.S. degree in Marketing from the University of New Orleans and completed the Executive Program at Stanford University in 1999.

        Hank Brown has been a director since July 2000. Mr. Brown serves as chairman of the audit committee and as a member of the compensation committee and nominating and corporate governance committee. Mr. Brown is currently the president of the Daniels Fund. He previously served as president of the University of Northern Colorado (UNC). Before becoming UNC's president, he served Colorado in the U.S. Senate from 1990 until 1997. Before the Senate, Mr. Brown served five consecutive terms in the U.S. House of Representatives, representing Colorado's 4th Congressional District. Earlier he also served in the Colorado State Senate. He was a vice president of Monfort of Colorado, a leading company in the meat packing industry, from 1968 to 1980. Mr. Brown is a director of Sealed Air Corporation and StarTek, Inc. Mr. Brown is also a certified public accountant and holds a law degree and a master of law degree in taxation.

        Norman M. Dean was appointed chairman of the board of directors on May 31, 2000. He has been a director since 1989 and he serves as chairman of the nominating and governance committee and as a member of the audit committee and the compensation committee. Mr. Dean has been a director and chairman of the board of Miller Diversified Corp., a commercial cattle feeder, since May 1990.

        Henry Green was president and chief operating officer of a predecessor of ours from September 1990 to March 1993. He has been a director since 1991 and serves on the audit committee. Prior thereto, Mr. Green served as an executive officer and director of Physician Computer Network, Inc. (PCN), Vice President of Johnson & Johnson International, and as President of Vistakon, Inc., a subsidiary of Johnson & Johnson.

        Barry D. Shalov has been a director since June 2000. Mr. Shalov has been a partner at the law firm of Piper Rudnick LLP since March 2000. Prior thereto, Mr. Shalov was a partner at the law firm of Gordon Altman Weitzen Shalov & Wein LLP for more than twenty years.

        William T. Tumber has been a director since June 2000. Mr. Tumber serves as chairman of the compensation committee. Mr. Tumber was senior vice president of Bard, from 1996 until his retirement from Bard in 1998. From 1991 to 1996, he was group vice president, responsible for several of Bard's operating divisions. Mr. Tumber held various other positions with Bard since 1980, including President of its Davol division. Prior to joining Bard, Mr. Tumber held a variety of management positions with the General Electric Company.

The Board of Directors and Committees

        Our Board has an audit committee, a compensation committee and a nominating and corporate governance committee. Each member of these committees is a non-employee director.

        Audit Committee.    The audit committee is composed of three independent directors. The committee operates under a written charter and is responsible for overseeing our financial reporting process. Each year, the audit committee recommends to the Board, subject to stockholder approval, the selection of our independent auditors. The committee is empowered to engage the necessary internal and external resources to fulfill its duties.

        Compensation Committee.    The compensation committee is composed of three independent directors. The committee operates under a written charter and is responsible for developing, reviewing and approving the compensation policies and plans for our Board of Directors, officers, senior management and other employees and administering our employee stock option plans. The committee is empowered to engage the necessary internal and external resources to fulfill its duties.

        Nominating and Corporate Governance Committee.    The nominating and corporate governance committee is composed of two independent directors. The committee operates under a written charter and is responsible for overseeing corporate governance matters, makes recommendations to the Board regarding Board organization and procedures, evaluates the Board's performance and effectiveness and nominates candidates for election to the Board. The committee will consider those persons recommended by stockholders for nomination for election to the Board if the names of such persons are submitted in writing in accordance with Securities and Exchange Commission requirements and our Bylaws. The committee is empowered to engage the necessary internal and external resources to fulfill its duties.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Mr. Shalov, one of our directors, is a partner at Piper Rudnick LLP, a law firm that performs legal services for us. Piper Rudnick serves primarily as general corporate and securities counsel to us and as lead counsel to us in certain patent litigation. We paid Piper Rudnick for legal services approximately $1.8 million in 2002, $2.2 million in 2001 and $0.6 million in 2000. We paid Gordon Altman Weitzen Shalov & Wein, the law firm where Mr. Shalov was a partner before joining Piper Rudnick, approximately $0.1 million for legal services in 2000. Piper Rudnick has served from time to time as legal counsel to our largest stockholder, Jeffry Picower, and to other entities controlled by Mr. Picower.

        We completed the retirement of our 7 1/4% convertible subordinated debentures in January 2002 by using proceeds of a loan from an unrestricted subsidiary along with cash proceeds from employee stock option exercises, including exercises in that month by Messrs. Schlotterbeck, Bopp, Rickerson and Murphy of "callable" stock options to purchase an aggregate of 202,473 shares of common stock (80,989; 50,618; 50,618; and 20,248, respectively) at $3.40 per share, the granting of which was previously approved by the Board in anticipation of the need to call some or all of these options to complete the convertible subordinated debenture retirement. In connection with the exercise, Messrs. Schlotterbeck, Bopp and Rickerson each received interest-bearing, short-term loans in the amount of his aggregate option exercise price from us ($275,363; $172,102; and $172,102, respectively), aggregating $619,567. Each of these loans was subsequently repaid in full by the respective executive officer early in 2002.

PRINCIPAL STOCKHOLDERS

        The following table sets forth, as of May 23, 2003, as adjusted to reflect the sale of 9,100,000 shares of common stock in our concurrent common stock offering, the beneficial ownership of our common stock by: (i) each director; (ii) the chief executive officer and our four next most highly compensated executive officers; (iii) all directors and executive officers as a group; and (iv) all persons known by us to be beneficial owners of more than 5% of our outstanding common stock. Unless otherwise noted, we believe that each stockholder named in the table has sole voting and investment power with respect to such shares.

Beneficial Owner(1)	Shares Beneficially Owned (not including shares issuable pursuant to options exercisable within 60 days of May 23, 2003)		Shares issuable pursuant to options exercisable within 60 days of May 23, 2003	Total Shares Beneficially Owned	Percentage of Outstanding Shares(2)
Jeffry M. Picower South Ocean Boulevard Palm Beach, FL 33480	46,643,209	(3)	—	46,643,209	67.5%
David L. Schlotterbeck	201,269	(4)	1,360,166	1,561,435	2.2%
Hank Brown	5,000		9,267	14,267	*
Norman M. Dean	42,000	(5)	55,151	97,151	*
Henry Green	37,300		33,332	70,632	*
Barry D. Shalov	9,500		38,484	47,984	*
William T. Tumber	25,000		23,332	48,332	*
William C. Bopp	311,955	(6)	434,838	746,793	1.1%
Frederick Denerolle	—		168,125	168,125	*
Stuart E. Rickerson	55,618		183,463	239,081	*
Jake St. Philip	4,722	(7)	324,500	329,222	*
All directors and executive officers as a group (13 persons)	751,775	(8)	3,202,728	3,954,503	5.5%

*
Less than 1%.

(1)
Unless otherwise indicated, the beneficial owner's address is c/o ALARIS Medical, Inc., 10221 Wateridge Circle, San Diego, CA 92121.

(2)
Applicable percentages are based on 60,025,626 shares of our common stock outstanding on May 23, 2003 as adjusted to reflect our sale of 9,100,000 shares offered by us. Beneficial ownership is calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(3)
Includes 20,079,477 shares of common stock owned by Decisions Incorporated ("Decisions"), 2,489,463 shares of common stock owned by JA Special Partnership Limited ("JA Special") and 24,074,269 shares of common stock owned by JD Partnership, L.P. ("JD Partnership"). Mr. Picower is the sole stockholder and director of Decisions, which is the sole general partner of JA Special and JD Partnership. With respect to such shares, Mr. Picower shares or has sole voting and investment power and may be deemed to be the beneficial owner.

(4)
Includes 5,580 shares of common stock owned by Mr. Schlotterbeck's wife, for which Mr. Schlotterbeck disclaims beneficial ownership.

(5)
Includes 11,000 shares of common stock owned by Mr. Dean's wife, for which Mr. Dean disclaims beneficial ownership.

(6)
Includes 13,337 shares of common stock purchased by Mr. Bopp through the Company's 401(k) plan.

(7)
Includes 1,222 shares of common stock held by the Jake P. and Peggy L. St. Philip Trust.

(8)
In addition to the above, includes 4,777 shares of common stock purchased by Ms. Grigoriev and 34,386 shares of common stock purchased by Mr. Mathews through the Company's 401(k) plan.

DESCRIPTION OF NEW CREDIT FACILITY

Facilities, Term and Interest Rates

        In connection with our recapitalization, we will establish a new credit facility with a group of banks and other lenders which will provide for a six year term loan of up to $235 million and a five year, $30 million revolving credit facility. We will use the proceeds of the term loan to fund the repurchase of our existing indebtedness for which we are currently tendering, including tender premiums. As of June 5, 2003, the expiration date of the consent solicitations, approximately 90% in aggregate principal amount of ALARIS Medical Systems' 11 5/8% senior secured notes due 2006 were tendered. To the extent that we do not receive further tenders before the expiration of the tender offer for those notes, our borrowings under our term loan will be reduced by the amount of the untendered senior secured notes. The revolving credit facility will be available to pay a portion of the fees and expenses we incur in connection with the Transactions, to provide working capital and for general corporate purposes.

        Borrowings under the term loan and under the revolving credit facility will bear interest at a floating rate determined by reference to Citibank's base rate or LIBOR, plus, in each case, the "Applicable Margin." The Applicable Margin under the revolving credit facility will change from time to time based on our leverage ratio. We will pay a commitment fee calculated at a rate equal to one-half of 1.0% per annum of the unused portion of the revolving credit facility.

Amortization; Prepayments

        The term loan will amortize as follows: 0.25% of the initial principal amount of the term loan will be payable quarterly during the first 23 calendar quarters after closing date with the remaining principal amount due on the sixth anniversary of the closing date.

        We will be required to make certain mandatory prepayments of the term loan, subject to certain exceptions, in an amount equal to: (i) 100% of the net cash proceeds from any issuance of debt (other than the new senior subordinated notes); (ii) 75% of the net cash proceeds from equity issuances and capital contributions, subject to certain exceptions; (iii) 100% of the net proceeds from sales or other dispositions of property not in the ordinary course of business; (iv) 75% of our annual excess cash flow (provided that this percentage will be reduced to 50% when our leverage ratio is less than 3.0 to 1.0; and (v) 100% of insurance and condemnation proceeds. Optional prepayments will be permitted without premium or penalty.

Guarantees; Security

        All of our obligations under the bank credit facility will be guaranteed by our direct and indirect domestic subsidiaries. Our obligations and the obligations of our subsidiary guarantors will be will be secured by a security interest in substantially all of our assets and the assets of our subsidiary guarantors, including the pledge of notes we or they own and the capital stock of our domestic subsidiaries (other than dormant subsidiaries) and 65% of the capital stock of our and any subsidiary guarantor's directly owned foreign subsidiaries.

        If less than all of ALARIS Medical Systems' 11 5/8% senior secured notes due 2006 are tendered in the tender offer and consent solicitation for those notes, then concurrently with the establishment of the new credit facility, the trustee under the indenture governing those notes will enter into an intercreditor agreement with the lenders under the new credit facility. The intercreditor agreement will provide, among other things, that the lenders under the new credit facility will share equally and ratably in the collateral that secures those notes, and that persons holding a majority of the outstanding indebtedness that is secured by such collateral will be entitled to make decisions about, and direct, the enforcement of rights and remedies against the collateral.

Certain Covenants

        The new credit facility will contain numerous operating and financial covenants, including, without limitation, requirements to maintain ratios of earnings to interest and fixed charges and maximum levels of indebtedness in relation to earnings. In addition, the new credit facility will include customary affirmative covenants relating to, among other things, the delivery of financial statements, reports, notices, and other information, corporate existence, compliance with applicable laws, conduct of business, payment of taxes, maintenance of insurance, access to books and records, maintenance of properties, use of proceeds, provision of additional collateral and guarantees, and repayment of our remaining untendered notes. The new credit facility will also include customary negative covenants including, without limitation, limitations on our incurrence of debt and guarantees, liens, capital expenditures, loans and other investments, asset dispositions, dividends and other restricted payments, prepayment of our debt, mergers, changes in our business, transactions with our affiliates, changes in accounting treatment, sale/leasebacks and speculative transactions other than for normal course hedging purposes.

Events of Default

        Events of default under the new credit facility will include failure to pay principal or interest or fees after expiration of applicable grace periods, breach of representations and warranties, breach of covenants, default under other agreements or conditions relating to indebtedness, failure to satisfy or stay certain judgments, certain events of insolvency or bankruptcy, certain materially adverse employee benefit or environmental liabilities, invalidity or disaffirmance of any loan documents or the intercreditor agreement, and certain events relating to changes in control.

DESCRIPTION OF THE NOTES

        You can find the definitions of certain terms used in this description under the subheading "— Certain Definitions." In this description, the word "ALARIS" refers only to ALARIS Medical Systems, Inc. (formerly known as ALARIS Medical, Inc.) and not to any of its Subsidiaries. The notes will be issued immediately following the merger of ALARIS Medical Systems, Inc. with and into ALARIS Medical, Inc., which will survive the merger and be renamed ALARIS Medical Systems, Inc.

        ALARIS will issue the notes under an indenture dated June    , 2003 (the "Base Indenture"), as amended and supplemented by a supplemental indenture to be dated as of the date that the notes are issued (the "Supplemental Indenture") between itself and The Bank of New York, as trustee. The Base Indenture as amended and supplemented by the Supplemental Indenture is referred to herein as the "Indenture." The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). In the event of any discrepancy or conflict between the terms of the Supplemental Indenture and the Base Indenture, the terms of the Supplemental Indenture will control.

        The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the notes. We will file a copy of the Supplemental Indenture as an exhibit to a Form 8-K that will be incorporated by reference into the registration statement which includes this prospectus supplement.

        The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes

        The notes:

    •
    are general unsecured obligations of ALARIS;

    •
    are subordinated in right of payment to all existing and future Senior Debt of ALARIS; and

    •
    are pari passu in right of payment with any future senior subordinated Indebtedness of ALARIS.

        Assuming we had completed this offering of notes and after giving effect to the concurrent equity offering, the establishment of the new credit facility and the merger, as described in this prospectus supplement, and application of the net proceeds from all such transactions as described under the caption "Use of Proceeds," as of March 31, 2003, ALARIS would have had total Senior Debt of $235 million (assuming no borrowings under our new $30 million revolving credit facility and assuming that holders of 100% of the Existing Senior Secured Notes and the Existing Senior Discount Notes had tendered their notes). As indicated above and as discussed in detail below under the caption "— Subordination," payments on the notes will be subordinated to the payment of Senior Debt. The Indenture will permit us to incur additional Senior Debt.

        A significant portion of our operations are conducted through our subsidiaries and, therefore, we depend on the cash flow of our subsidiaries to meet our obligations, including our obligations under the notes. None of our subsidiaries will guarantee the notes on the date of issuance of the notes. The notes will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our subsidiaries. Any right we have to receive assets of any of our subsidiaries upon the subsidiary's liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that we are recognized as a creditor of the subsidiary, in which case our claims would still be subordinate in right of payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by us.

        As of the date of the Supplemental Indenture, all of our subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the caption "— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture.

Principal, Maturity and Interest

        ALARIS will issue $200.0 million in aggregate principal amount of notes in this offering. ALARIS may issue additional notes from time to time after this offering. Any issuance of additional notes is subject to all of the covenants in the Indenture, including the covenant described below under the caption "— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. ALARIS will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on                        , 2011.

        Interest on the notes will accrue at the rate of            % per annum and will be payable semi-annually in arrears on                        and                         , commencing on                         , 2003. ALARIS will make each interest payment to the holders of record on the immediately preceding                        and                         .

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a holder of notes has given wire transfer instructions to ALARIS, ALARIS will pay all principal, interest and premium, if any, on that holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless ALARIS elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

        The trustee will initially act as paying agent and registrar. ALARIS may change the paying agent or registrar without prior notice to the holders of the notes, and ALARIS or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A holder may transfer or exchange notes in accordance with the Indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. ALARIS is not required to transfer or exchange any note selected for redemption. Also, ALARIS is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subordination

        The payment of principal, interest and premium, if any, on, or any other Obligations payable in respect of, the notes will be subordinated to the prior payment in full in cash of all Senior Debt of ALARIS, including Senior Debt incurred after the date of the Supplemental Indenture.

        The holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of Senior Debt (including interest accruing on or after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt, whether or not such interest is allowed in such proceeding) before the holders of notes will be entitled to receive any payment with respect to the notes (except that holders of notes may receive and retain Permitted Junior Securities and payments made from either of the trusts described under the captions "— Legal Defeasance and Covenant Defeasance" and "— Satisfaction and Discharge") in the event of any distribution to creditors of ALARIS:

  (1)
  in a liquidation or dissolution of ALARIS;

  (2)
  in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to ALARIS or the property of ALARIS;

  (3)
  in an assignment for the benefit of creditors of ALARIS; or

  (4)
  in any marshaling of ALARIS's assets and liabilities.

        ALARIS also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trusts described under the caption"— Legal Defeasance and Covenant Defeasance") if:

  (1)
  a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

  (2)
  any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") (a) with respect to Designated Senior Debt arising under the Credit Agreement, from the agent or other duly authorized person for the lenders thereunder or (b) with respect to any other Designated Senior Debt, from the duly authorized representative of the holders of such Designated Senior Debt.

        Payments on the notes may and will be resumed:

  (1)
  in the case of a payment default, upon the date on which such default is cured or waived or such Designated Senior Debt has been discharged or paid in full in cash; and

  (2)
  in the case of a nonpayment default, upon the earliest of (a) the date on which such nonpayment default is cured or waived (b) 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated or (c) the date on which such Designated Senior Debt has been discharged or paid in full in cash.

        No new Payment Blockage Notice may be delivered unless and until:

  (1)
  360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

  (2)
  all scheduled payments of principal, interest and premium, if any, on the notes that have come due have been paid in full in cash.

        No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee may be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

        If the trustee or any holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trusts described under the caption "— Legal Defeasance and Covenant Defeasance") when:

  (1)
  the payment is prohibited by these subordination provisions; and

  (2)
  the trustee or the holder has actual knowledge that the payment is prohibited;

the trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

        ALARIS must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

        As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of ALARIS, holders of notes may recover less ratably than creditors of ALARIS who are holders of Senior Debt. As a result of the obligation to deliver amounts received in trust to holders of Senior Debt, holders of notes may recover less ratably than trade creditors of ALARIS.

Optional Redemption

        At any time prior to            , 2006, ALARIS may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the Indenture at a redemption price of    % of the principal amount, plus accrued and unpaid interest to but not including the redemption date, with the net cash proceeds of a sale of Equity Interests (other than Disqualified Stock) of ALARIS (other than proceeds from the Equity Offering); provided that:

  (1)
  at least 65% of the aggregate principal amount of notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by ALARIS and its Subsidiaries); and

  (2)
  the redemption occurs within 90 days of the date of the closing of such sale of Equity Interests.

        After                        , 2007, ALARIS may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the notes redeemed, to but not including the applicable redemption date, if redeemed during the twelve-month period beginning on                        of the years indicated below:

Year	Percentage
2007		%
2008		%
2009 and thereafter	100.000%

        Except pursuant to the preceding paragraphs, the notes will not be redeemable at ALARIS's option prior to                        , 2007. Unless ALARIS defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

        ALARIS is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

  Change of Control

        If a Change of Control occurs, each holder of notes will have the right to require ALARIS to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder's notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, ALARIS will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased, to but not including the date of purchase. Within 30 days following any Change of Control, ALARIS will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. ALARIS will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, ALARIS will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

        On the Change of Control Payment Date, ALARIS will, to the extent lawful:

  (1)
  accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

  (3)
  deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by ALARIS.

        The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

        Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, ALARIS will be required to either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. ALARIS will be required to publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require ALARIS to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the notes to require that ALARIS repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        ALARIS will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by ALARIS and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the Indenture as described above under the caption "— Optional Redemption," unless and until there is a default in payment of the applicable redemption price.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of ALARIS and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require ALARIS to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of ALARIS and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

  Asset Sales

        ALARIS will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  ALARIS (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

  (2)
  the Fair Market Value is determined by ALARIS's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the trustee; and

  (3)
  at least 75% of the consideration received in the Asset Sale by ALARIS or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

  (a)
  any liabilities, as shown on ALARIS's most recent consolidated balance sheet, of ALARIS or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases ALARIS or such Restricted Subsidiary from further liability;

  (b)
  any securities, notes or other obligations received by ALARIS or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by ALARIS or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

  (c)
  any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

provided, that the 75% limitation referred to above shall not apply to any transfer of assets in which the cash portion of the consideration received therefor is equal to or greater than the after-tax net cash proceeds that would have been received by ALARIS had a transaction involving the same assets complied with the aforementioned 75% limitation but was not structured with the same tax benefits as the actual transaction.

        Within 367 days after the receipt of any Net Proceeds from an Asset Sale, ALARIS (or the applicable Restricted Subsidiary, as the case may be) may apply those Net Proceeds at its option:

  (1)
  to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

  (2)
  to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if after giving effect to any such acquisition of Capital Stock, the Permitted Business will be or become a Restricted Subsidiary of ALARIS;

  (3)
  to make a capital expenditure; or

  (4)
  to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

        Pending the final application of any Net Proceeds, ALARIS may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $20.0 million, ALARIS will make an Asset Sale Offer to all holders of notes, and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, ALARIS may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        ALARIS will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, ALARIS will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

        The agreements governing ALARIS's outstanding Senior Debt, in particular the Credit Agreement, prohibit or will prohibit ALARIS from purchasing any notes, and also provides that certain change of control or asset sale events with respect to ALARIS would constitute a default under those agreements. Any future credit agreements or other agreements relating to Senior Debt to which ALARIS becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when ALARIS is prohibited from purchasing notes, ALARIS could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If ALARIS does not obtain such a consent or repay such borrowings, ALARIS will remain prohibited from purchasing notes. In such case, ALARIS's failure to purchase tendered notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of notes.

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

  (1)
  if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

  (2)
  if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

        No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

  Restricted Payments

        ALARIS will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of ALARIS's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving ALARIS or any of its Restricted Subsidiaries) or to the direct or indirect holders of ALARIS's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of ALARIS or to ALARIS or a Restricted Subsidiary of ALARIS);

  (2)
  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving ALARIS) any Equity Interests of ALARIS or any direct or indirect parent of ALARIS;

  (3)
  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of ALARIS or any of its Restricted Subsidiaries that is contractually subordinated to the notes (excluding any intercompany Indebtedness between or among ALARIS and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

  (4)
  make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

  (1)
  no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

  (2)
  ALARIS would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "— Incurrence of Indebtedness and Issuance of Preferred Stock;" and

  (3)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by ALARIS and its Restricted Subsidiaries since the date of the Supplemental Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9) and (11) of the next succeeding paragraph), is less than the sum, without duplication, of:

  (a)
  50% of the Consolidated Net Income of ALARIS for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Supplemental Indenture to the end of ALARIS's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

  (b)
  100% of the aggregate net cash proceeds received by ALARIS since the date of the Supplemental Indenture (excluding the Equity Offering) as a contribution to its common equity capital or from the issue or sale of Equity Interests of ALARIS (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of ALARIS that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of ALARIS), plus

  (c)
  to the extent that any Restricted Investment that was made after the date of the Supplemental Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

  (d)
  to the extent that any Unrestricted Subsidiary of ALARIS designated as such after the date of the Supplemental Indenture is redesignated as a Restricted Subsidiary (or has been merged or consolidated with or into, transfers or conveys assets to, or is liquidated into ALARIS or a Restricted Subsidiary of ALARIS) after the date of the Supplemental Indenture, the lesser of (i) the Fair Market Value of ALARIS's Investment in such Subsidiary as of the date of such redesignation (or merger, consolidation, transfer, conveyance or liquidation) or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the Supplemental Indenture.

        So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

  (1)
  the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the Indenture;

  (2)
  the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of ALARIS) of, Equity Interests of ALARIS (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to ALARIS; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

  (3)
  the defeasance, redemption, repurchase or other acquisition of Indebtedness of ALARIS that is contractually subordinated to the notes with the net cash proceeds from, or in exchange for, a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

  (4)
  the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of ALARIS to the holders of its Equity Interests on a pro rata basis or the repurchase of any Equity Interests of a Restricted Subsidiary if such repurchase is made on a pro rata basis;

  (5)
  the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of ALARIS or any Restricted Subsidiary of ALARIS held by any current or former officer, director or employee of ALARIS (or any of its Restricted Subsidiaries) pursuant to any equity subscription agreement, stock option agreement, shareholders' agreement or similar agreement; provided, that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests shall not exceed (a) $1.0 million in any twelve-month period plus (b) the aggregate cash proceeds received by ALARIS during such twelve-month period from any reissuance of Equity Interests by ALARIS to members of management of ALARIS and its Restricted Subsidiaries (not to exceed in any event $3.0 million in any single twelve-month period); provided that any amounts expended for all such purchases, redemptions and other acquisitions and retirements of Equity Interests pursuant to clause (b) of this clause (5) in any twelve-month period shall be excluded from clause (3)(b) of the preceding paragraph;

  (6)
  the declaration and payment of dividends to holders of any class or series of Disqualified Stock of ALARIS or any Restricted Subsidiary of ALARIS after the date of the Supplemental Indenture in accordance with the Fixed Charge Coverage test described below under the caption "— Incurrence of Indebtedness and Issuance of Preferred Stock;"

  (7)
  payments pursuant to a tax sharing agreement between any one or more of ALARIS and its Restricted Subsidiaries, on the one hand, and any other Person with which ALARIS and/or such Subsidiaries are required or permitted to file a consolidated tax return or with which ALARIS and/or such Subsidiaries are part of a consolidated group for tax purposes, on the other hand, which payments by ALARIS and the Restricted Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis;

  (8)
  repurchases of Equity Interests deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price thereof;

  (9)
  the defeasance, redemption, repurchase or other acquisition of all of the Existing Senior Subordinated Notes on or after the date of the Supplemental Indenture;

  (10)
  any purchase or defeasance of Subordinated Obligations or Capital Stock upon a Change of Control to the extent required by the indenture or other agreement or instrument under which the Subordinated Obligations or Capital Stock were issued, but only if ALARIS has first complied with its obligations under the provisions described under the caption "—Repurchase at the Option of Holders—Change of Control;" and

  (11)
  other Restricted Payments in an aggregate amount not to exceed $15.0 million since the date of the Supplemental Indenture.

        The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by ALARIS or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10.0 million.

  Incurrence of Indebtedness and Issuance of Preferred Stock

        ALARIS will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and ALARIS will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that ALARIS and any Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or preferred stock if the Fixed Charge Coverage Ratio for ALARIS's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (1)
  the incurrence by ALARIS and any of its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of ALARIS and its Restricted Subsidiaries thereunder) not to exceed $300.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by ALARIS or any of its Restricted Subsidiaries since the date of the Supplemental Indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption "— Repurchase at the Option of Holders — Asset Sales;"

  (2)
  the incurrence by ALARIS and its Restricted Subsidiaries of the Existing Indebtedness;

  (3)
  the incurrence by ALARIS of Indebtedness represented by the notes to be issued on the date of the Supplemental Indenture;

  (4)
  the incurrence by ALARIS or any of its Restricted Subsidiaries of Indebtedness (a) represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of ALARIS or any of its Restricted Subsidiaries, or (b) in connection with sale and leaseback transactions; provided that the (x) aggregate principal amount of Indebtedness incurred pursuant to this clause (4), and refinancings thereof, shall not exceed $10.0 million at any time outstanding and (y) the aggregate principal amount of Indebtedness incurred pursuant to clause (4)(b), and refinancings thereof, shall not exceed $5.0 million at any time outstanding;

  (5)
  the incurrence by ALARIS or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, defease, renew, refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (12) or (13) of this paragraph;

  (6)
  the incurrence by ALARIS or any of its Restricted Subsidiaries of intercompany Indebtedness between or among ALARIS and any of its Restricted Subsidiaries; provided, however, that:

  (a)
  if ALARIS or any Restricted Subsidiary is the obligor on such Indebtedness, such Indebtedness (unless pledged as security for the Obligations under the Credit Facilities or the Existing Senior Secured Notes) must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes or any guarantee of the notes; and

  (b)
  (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than ALARIS or a Restricted Subsidiary of ALARIS (other than as security for the Credit Facilities or the Existing Senior Secured Notes) and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either ALARIS or a Restricted Subsidiary of ALARIS, will be deemed, in each case, to constitute an incurrence of such Indebtedness by ALARIS or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

  (7)
  the issuance by any of ALARIS's Restricted Subsidiaries to ALARIS or to any of its Restricted Subsidiaries of shares of preferred stock provided, that (i) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than ALARIS or a Restricted Subsidiary of ALARIS and (ii) any sale or other transfer of any such preferred stock to a Person that is not either ALARIS or a Restricted Subsidiary of ALARIS, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

  (8)
  the incurrence by ALARIS or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculative purposes;

  (9)
  the guarantee by ALARIS or any of its Restricted Subsidiaries of Indebtedness of ALARIS or a Restricted Subsidiary of ALARIS that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

  (10)
  the incurrence by ALARIS or any of its Restricted Subsidiaries of Indebtedness in respect of workers' compensation claims, self-insurance obligations, bankers' acceptances, performance and surety bonds in the ordinary course of business;

  (11)
  the incurrence by ALARIS or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

  (12)
  the incurrence by Foreign Subsidiaries of Indebtedness or issuance of preferred stock in an aggregate principal amount at any time outstanding pursuant to this clause (12), including all Permitted Refinancing Indebtedness incurred to refund, refinance, defease, renew, extend or replace Indebtedness incurred pursuant to this clause (12), not to exceed $25.0 million (or the equivalent thereof, measured at the time of each incurrence, in applicable foreign currency); and

  (13)
  the incurrence by ALARIS and its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (13), not to exceed $20.0 million (or the equivalent thereof, measured at the time of each incurrence, in applicable foreign currency).

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, ALARIS will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the Indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on preferred stock in the form of additional shares of the same class of preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of ALARIS as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that ALARIS or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

  No Layering of Debt

        ALARIS will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is, pursuant to a contract to which it is a party, subordinate or junior in right of payment to any Senior Debt of ALARIS and senior in right of payment to the notes. No such Indebtedness will be considered to be senior by virtue of being secured on a first or junior priority basis.

  Liens

        ALARIS will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness, Attributable Debt or trade payables upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

  Sale and Leaseback Transactions

        ALARIS will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that ALARIS or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

  (1)
  ALARIS or such Restricted Subsidiary could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "— Incurrence of Indebtedness and Issuance of Preferred Stock" and/or under clause (4) of the second paragraph of such covenant and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "— Liens;" and

  (2)
  the transfer of assets in that sale and leaseback transaction is permitted by, and ALARIS applies the proceeds of such transaction in compliance with, the covenant described above under the caption "— Repurchase at the Option of Holders — Asset Sales."

  Dividend and Other Payment Restrictions Affecting Subsidiaries

        ALARIS will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock to ALARIS or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to ALARIS or any of its Restricted Subsidiaries;

  (2)
  make loans or advances to ALARIS or any of its Restricted Subsidiaries; or

  (3)
  transfer any of its properties or assets to ALARIS or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  agreements governing Existing Indebtedness and the Credit Agreement as in effect on the date of the Supplemental Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Supplemental Indenture;

  (2)
  the Indenture and the notes;

  (3)
  applicable law, rule, regulation or order;

  (4)
  any instrument governing Indebtedness or Capital Stock of a Person acquired by ALARIS or any of its Restricted Subsidiaries as in effect at the time of such acquisition or assumed by ALARIS or any of its Restricted Subsidiaries in connection with an acquisition of all or substantially all of the assets of a Person (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

  (5)
  customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

  (6)
  mortgage financings or purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

  (7)
  any agreement for the sale or other disposition of a Restricted Subsidiary or the assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

  (8)
  Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

  (9)
  Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "— Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

  (10)
  provisions limiting or prohibiting the disposition or distribution of assets or property in joint venture agreements, shareholder agreements, partnership agreements, limited liability company agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of ALARIS's Board of Directors, which limitation or prohibition is applicable only to the assets that are the subject of such agreements;

  (11)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

  (12)
  restrictions applicable to any Foreign Subsidiary pursuant to Indebtedness incurred pursuant to clause (12) of the second paragraph of the covenant entitled "— Incurrence of Indebtedness and Issuance of Preferred Stock;" provided that such restrictions shall be limited to customary net worth, leverage, cash flow and other financial ratios applicable to such Foreign Subsidiary, customary restrictions on mergers and consolidations involving such Foreign Subsidiary, customary restrictions on transactions with affiliates of such Foreign Subsidiary and customary provisions subordinating the payment of intercompany Indebtedness owed by such Foreign Subsidiary to ALARIS or any of its Restricted Subsidiaries upon the occurrence of a default in respect of Indebtedness of such Foreign Subsidiary or its Subsidiaries and/or events of insolvency with respect to such Foreign Subsidiary or its Subsidiaries; and provided further that in no event shall any Indebtedness incurred by a Foreign Subsidiary otherwise prohibit or limit such Foreign Subsidiary from making any dividend or other distribution to ALARIS or its Restricted Subsidiaries or from otherwise making any loan to ALARIS or its Restricted Subsidiaries in the absence of a breach by such Foreign Subsidiary of the covenants contained in such Indebtedness.

  Merger, Consolidation or Sale of Assets

        ALARIS may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not ALARIS is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of ALARIS and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

  (1)
  either: (a) ALARIS is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than ALARIS) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

  (2)
  the Person formed by or surviving any such consolidation or merger (if other than ALARIS) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of ALARIS under the notes and the Indenture pursuant to agreements reasonably satisfactory to the trustee;

  (3)
  immediately after such transaction, no Default or Event of Default exists; and

  (4)
  ALARIS or the Person formed by or surviving any such consolidation or merger (if other than ALARIS), or to which such sale, assignment, transfer, conveyance or other disposition has been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "— Incurrence of Indebtedness and Issuance of Preferred Stock."

        In addition, ALARIS may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

        Notwithstanding the foregoing, (1) ALARIS may merge with an Affiliate solely for the purpose of reincorporating ALARIS in another jurisdiction and (2) ALARIS Medical Systems, Inc. may merge with and into ALARIS Medical, Inc. as described in this Prospectus Supplement.

  Transactions with Affiliates

        ALARIS will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of ALARIS (each, an "Affiliate Transaction"), unless:

  (1)
  the Affiliate Transaction is on terms that are no less favorable to ALARIS or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by ALARIS or such Restricted Subsidiary with an unrelated Person; and

  (2)
  ALARIS delivers to the trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to ALARIS or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  entry into and performance of any employment agreement, employee benefit plan, stock option plan, officer and director indemnification obligations or agreement or any similar arrangement entered into by ALARIS or any of its Restricted Subsidiaries in the ordinary course of business;

  (2)
  transactions between or among ALARIS and/or its Restricted Subsidiaries;

  (3)
  transactions with a Person (other than an Unrestricted Subsidiary of ALARIS) that is an Affiliate of ALARIS solely because ALARIS owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

  (4)
  payment of reasonable directors' fees to Persons who are not otherwise Affiliates of ALARIS;

  (5)
  any issuance of Equity Interests (other than Disqualified Stock) of ALARIS to Affiliates of ALARIS; and

  (6)
  Restricted Payments that do not violate the provisions of the Indenture described above under the caption " — Restricted Payments."

  Business Activities

        ALARIS will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to ALARIS and its Restricted Subsidiaries taken as a whole.

  Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by ALARIS and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption "— Restricted Payments" or under one or more clauses of the definition of Permitted Investments, as determined by ALARIS. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

  Payments for Consent

        ALARIS will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

        Whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any notes are outstanding, ALARIS will furnish to the registered holders of notes, within the time periods specified in the Commission's rules and regulations:

  (1)
  all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if ALARIS were required to file such reports; and

  (2)
  all current reports that would be required to be filed with the Commission on Form 8-K if ALARIS were required to file such reports.

        All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on ALARIS's consolidated financial statements by ALARIS's certified independent accountants. In addition, ALARIS will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing) and, if ALARIS is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, make such information available to securities analysts and prospective investors upon request.

        If, at any time, ALARIS is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, ALARIS will nevertheless continue filing the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. ALARIS agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept ALARIS's filings for any reason, ALARIS will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if ALARIS were required to file those reports with the Commission.

        If ALARIS has designated any of its Subsidiaries as Unrestricted Subsidiaries and the aggregate total assets of such Unrestricted Subsidiaries exceeds $2.5 million, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of ALARIS and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of ALARIS.

        In addition, ALARIS agrees that, for so long as any notes remain outstanding, at any time it is not required to file the reports required by the preceding paragraphs with the Commission, it will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

        Each of the following is an Event of Default:

  (1)
  default for 30 days in the payment when due of interest on the notes, whether or not prohibited by the subordination provisions of the Indenture;

  (2)
  default in payment when due of the principal of, or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the Indenture;

  (3)
  failure by ALARIS or any of its Restricted Subsidiaries to comply with the provisions described under the captions " — Repurchase at the Option of Holders — Change of Control," " — Repurchase at the Option of Holders — Asset Sales," or " — Certain Covenants — Merger, Consolidation or Sale of Assets;"

  (4)
  failure by ALARIS or any of its Restricted Subsidiaries for 30 days after notice to comply with the provisions described under the captions " — Certain Covenants — Restricted Payments," or " — Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;"

  (5)
  failure by ALARIS or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the Indenture;

  (6)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by ALARIS or any of its Restricted Subsidiaries (or the payment of which is guaranteed by ALARIS or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Supplemental Indenture, if that default:

    (a)
    is caused by a failure to pay principal at Stated Maturity prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

    (b)
    results in the acceleration of such Indebtedness prior to its express maturity,

  and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

  (7)
  failure by ALARIS or any of its Restricted Subsidiaries to pay final, non-appealable judgments aggregating in excess of $15.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

  (8)
  certain events of bankruptcy or insolvency described in the Indenture with respect to ALARIS or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to ALARIS, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

        Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notes is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

        Subject to the provisions of the Indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due in accordance with the terms of the Indenture, no holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

  (1)
  such holder has previously given the trustee notice that an Event of Default is continuing;

  (2)
  holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

  (3)
  such holders have offered and, if requested, have provided the trustee indemnity satisfactory to the trustee against any loss, liability or expense;

  (4)
  the trustee has not complied with such request within 60 days after the receipt thereof and the offer and, if requested, the provision of indemnity; and

  (5)
  holders of a majority in principal amount of the outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

        The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

        In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of ALARIS with the intention of avoiding payment of the premium that ALARIS would have had to pay if ALARIS then had elected to redeem the notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to                        , 2007, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of ALARIS with the intention of avoiding the prohibition on redemption of the notes prior to                        , 2007, then the premium specified in the Indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

        ALARIS is required to deliver to the trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, ALARIS is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of ALARIS, as such, will have any liability for any obligations of ALARIS under the notes or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        ALARIS may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for:

  (1)
  the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on such notes when such payments are due from the trust referred to below;

  (2)
  ALARIS's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the trustee, and ALARIS's obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the Indenture.

        In addition, ALARIS may, at its option and at any time, elect to have its obligations released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  ALARIS must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium, if any, on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and ALARIS must specify whether the notes are being defeased to maturity or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, ALARIS has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) ALARIS has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Supplemental Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, ALARIS has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which ALARIS or any of its Subsidiaries is a party or by which ALARIS or any of its Subsidiaries is bound;

  (6)
  ALARIS must deliver to the trustee an officers' certificate stating that the deposit was not made by ALARIS with the intent of preferring the holders of notes over the other creditors of ALARIS with the intent of defeating, hindering, delaying or defrauding creditors of ALARIS or others; and

  (7)
  ALARIS must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next three succeeding paragraphs, the Indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the Indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

        Without the consent of each noteholder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

  (1)
  reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption " — Repurchase at the Option of Holders");

  (3)
  reduce the rate of or change the time for payment of interest on any note;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the Payment Default that resulted from such acceleration);

  (5)
  make any note payable in money other than that stated in the notes;

  (6)
  make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on the notes;

  (7)
  waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption " — Repurchase at the Option of Holders"); or

  (8)
  make any change in the preceding amendment and waiver provisions.

        In addition, any amendment to, or waiver of, the provisions of the Indenture relating to subordination that adversely affects the rights of the holders of the notes will require the consent of the holders of at least 75% in aggregate principal amount of notes then outstanding.

        Notwithstanding the preceding, without the consent of any holder of notes, ALARIS and the trustee may amend or supplement the Indenture or the notes:

  (1)
  to cure any ambiguity, defect or inconsistency;

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  to provide for the assumption of ALARIS's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of ALARIS's assets;

  (4)
  to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the Indenture of any such holder;

  (5)
  to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; or

  (6)
  to conform the text of the Indenture or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the Indenture or the notes.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

  (1)
  either:

  (a)
  all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to ALARIS, have been delivered to the trustee for cancellation; or

  (b)
  all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and ALARIS has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

  (2)
  no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which ALARIS is a party or by which ALARIS is bound;

  (3)
  ALARIS has paid or caused to be paid all sums payable by it under the Indenture; and

  (4)
  ALARIS has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, ALARIS must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the trustee becomes a creditor of ALARIS, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue (if the Indenture has been qualified under the Trust Indenture Act) or resign.

        The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

        Anyone who receives this prospectus supplement may obtain a copy of the Base Indenture and Supplemental Indenture without charge by writing to ALARIS's Investor Relations Department at 10221 Wateridge Circle, San Diego, California 92121.

Book-Entry, Delivery and Form

        The notes will be issued in the form of one or more Global Notes (the "Global Notes"). The Global Notes will be deposited on the date of issuance with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the "Global Note Holder"). Except as set forth below, notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See " — Exchange of Global Notes for Certificated Notes." In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

        Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to such extent.

        So long as the Global Note Holder is the registered owner of any notes, the Global Note Holder will be considered the sole holder under the Indenture of any notes evidenced by the Global Notes. Beneficial owners of notes evidenced by the Global Notes will not be considered the owners or holders of the notes under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Neither ALARIS nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of their respective settlement systems and are subject to changes by them. ALARIS takes no responsibility for these operations and procedures and urges investors to contact the systems or their participants directly to discuss these matters.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlements among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized/book-entry changes to Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the DTC and its Direct and Indirect Participants are on file with the Securities and Exchange Commission (the "Commission").

        Purchases of notes under DTC's system must be made by or through Direct Participants, which will receive a credit for such notes on DTC's records. The ownership interest of each Beneficial Owner is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Notes representing the notes are to be accomplished by entries made on the books of Direct and/or Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners of the notes will not receive Certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for such notes is discontinued.

        To facilitate subsequent transfers, all Global Notes representing the notes which are deposited with, or on behalf of, the Depositary are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of Global Notes with, or on behalf of, DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Notes representing the notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Direct Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Global Notes representing the notes. Under its usual procedure, the Depositary mails an omnibus proxy to ALARIS as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

        Payment of principal, premium, if any, and interest, on the Global Notes representing the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from ALARIS or the trustee on the payment date in accordance with their respective holdings shown on the DTC's records. Payments by Direct Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such Direct Participants and not of DTC, the trustee or ALARIS, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of ALARIS or the trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

        DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to ALARIS or the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificated notes are required to be printed and delivered.

        ALARIS may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificated notes will be printed and delivered.

        The information in this section concerning DTC and the DTC's system has been obtained from sources that ALARIS believes to be reliable, but ALARIS takes no responsibility for the accuracy thereof.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

        (1)   DTC (a) notifies ALARIS that it is unwilling or unable to continue as depositary for the Global Notes and ALARIS fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

        (2)   ALARIS, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

        (3)   there has occurred and is continuing a Default or Event of Default with respect to the notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

        Neither ALARIS nor the trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of notes and ALARIS and the trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

Exchange of Certificated Notes for Global Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with any appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

        We will make payments in respect of the notes represented by the Global Notes (including principal, interest and premium, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. We will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of Certificated Notes or, at our option, at the office or agency of the paying agent and registrar within the City and State of New York unless we elect to make interest payments by mailing a check to each such holder's registered address. The notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of ALARIS and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption " — Repurchase at the Option of Holders — Change of Control" and/or the provisions described above under the caption " — Certain Covenants — Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2)
  the issuance or sale of Equity Interests in any of ALARIS's Restricted Subsidiaries.

        Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

  (1)
  any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

  (2)
  a sale, lease, transfer, conveyance or other disposition of assets between or among ALARIS and its Restricted Subsidiaries;

  (3)
  an issuance of Equity Interests by a Restricted Subsidiary (A) to ALARIS or to a Restricted Subsidiary of ALARIS or (B) representing directors' qualifying shares as required by law;

  (4)
  the sale, lease, transfer, conveyance or other disposition of products, services, inventory or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

  (5)
  the sale or other disposition of cash or Cash Equivalents;

  (6)
  the transfer, license or sublicense of intellectual property and licenses, leases or subleases of other property in the ordinary course of business or the grant of a non-exclusive license, lease or sublicense of intellectual property not in the ordinary course of business; and

  (7)
  a Restricted Payment that does not violate the covenant described above under the caption "— Certain Covenants — Restricted Payments" or a Permitted Investment.

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation."

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

  (2)
  with respect to a partnership, the Board of Directors of the general partner of the partnership;

  (3)
  with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

  (4)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

        "Cash Equivalents" means:

  (1)
  United States dollars or Euros;

  (2)
  securities issued or directly and fully guaranteed or insured by the United States government (or any agency or instrumentality thereof) or by the government of a member state of the European Union (or any agency or instrumentality thereof), in each case the payment of which is backed by the full faith and credit of the United States or the relevant member state of the European Union, as the case may be, and having maturities of not more than one year from the date of acquisition;

  (3)
  certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any commercial bank or trust company which is organized under the laws of the United States or a member state of the European Union, in each case having capital and surplus in excess of $500.0 million and whose long-term debt is rated "A-3" or higher by Moody's or "A-" or higher by S&P or the equivalent rating category of another internationally recognized rating agency;

  (4)
  repurchase obligations with a term of not more than twenty-eight days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper having at least A-2 or P-2 from Moody's or S&P, respectively, and in each case with maturity ranges from one day to 270 days after the date of acquisition;

  (6)
  state or municipal securities having at least A-2 or P-2 ratings from Moody's or S&P, respectively, issued by the states or municipalities in the form of General Obligation Bonds (GOs), Tax Anticipation Notes (TANs), Revenue Anticipation Notes (RANs), Bond Anticipation Notes (BANs), pre-funded bonds, short-term putable bonds, and short-term floating issues "Auction Rate Securities";

  (7)
  money market funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

  (8)
  in the case of any Foreign Subsidiary:

  (a)
  direct obligations of the sovereign nation, or any agency thereof, in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation, or any agency thereof; or

  (b)
  investments of the type and maturity described in clauses (1) through (7) above of foreign obligors, which investments or obligors have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies, provided, that the aggregate amount of any obligations and investments that are at any time outstanding pursuant to this clause (8) shall not exceed the U.S. dollar equivalent of $5.0 million.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation or by way of the granting of liens or security interests), in one or a series of related transactions, of all or substantially all of the properties or assets of ALARIS and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d) of the Exchange Act) other than the Principal and his Related Parties;

  (2)
  the adoption of a plan relating to the liquidation or dissolution of ALARIS;

  (3)
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principal and his Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of ALARIS, measured by voting power rather than number of shares;

  (4)
  ALARIS consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, ALARIS, in any such event pursuant to a transaction in which the outstanding Voting Stock of ALARIS or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of ALARIS outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or

  (5)
  during any consecutive two-year period, the first day on which a majority of the members of the Board of Directors of ALARIS who were members of the Board of Directors at the beginning of such period are not Continuing Directors.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

  (1)
  an amount equal to any extraordinary or non-recurring loss or loss realized in connection with the repurchase, redemption, retirement or extinguishment of Indebtedness plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, in each case, to the extent such losses were deducted in computing such Consolidated Net Income; plus

  (2)
  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period or amounts paid to the governments of foreign jurisdictions in lieu of taxes, to the extent that such provision for taxes or amounts paid in lieu of taxes was deducted in computing such Consolidated Net Income; plus

  (3)
  the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

  (4)
  depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including but not limited to unrealized losses on foreign currency transactions, amortization or write-off of debt issuance costs and charges resulting from the grant of stock options to employees, officers, directors or consultants, and excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense (other than debt issuance costs) that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

  (5)
  non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue or interest income in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP.

        Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of ALARIS will be added to Consolidated Net Income to compute Consolidated Cash Flow of ALARIS only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to ALARIS by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

  (2)
  the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; and

  (3)
  the cumulative effect of a change in accounting principles will be excluded.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of ALARIS who:

  (1)
  was a member of such Board of Directors on the date of the Supplemental Indenture;

  (2)
  was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or

  (3)
  became a member of the Board of Directors as a result of the actions of the Principal; provided that at the time the Principal took any such action, the Principal was the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) in excess of 50% of the Voting Stock of ALARIS.

        "Credit Agreement" means that certain Credit Agreement, dated as of the date the notes are issued, by and among ALARIS, Citicorp North America, Inc., an affiliate of Citigroup Global Markets Inc., UBS AG, Cayman Islands Branch, Bear Stearns Corporate Lending Inc., an affiliate of Bear, Stearns & Co. Inc., CIBC Inc., an affiliate of CIBC World Markets Corp., and the several other banks and financial institutions party thereto, and Citicorp North America, Inc., as administrative agent, including any related notes, collateral documents, letters of credit and documentation and guarantees and any appendices, exhibits or schedules to any of the foregoing, as any or all of such agreements may be in effect from time to time, in each case, as any or all of such agreements (or any other agreement that renews, refunds, refinances, restructures, replaces, repays or extends any or all of such agreements) may be amended, restated, modified or supplemented from time to time, or renewed, refunded, refinanced, restructured, replaced, repaid or extended from time to time, whether with the original agents and lenders or other agents and lenders or otherwise, and whether provided under the original credit agreement or one or more other credit agreements or otherwise.

        "Credit Facilities" means, one or more debt facilities or other agreements (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks, investment funds or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit and Hedging Obligations, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities) in whole or in part from time to time.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Senior Debt" means:

  (1)
  any Indebtedness or other Obligations outstanding under the Credit Agreement; and

  (2)
  after payment in full in cash of all Obligations under the Credit Agreement and the termination of the commitments to lend thereunder, any other Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by ALARIS as "Designated Senior Debt."

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require ALARIS to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that ALARIS may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption " — Certain Covenants — Restricted Payments." The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that ALARIS and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

        "Domestic Subsidiary" means any Restricted Subsidiary of ALARIS that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of ALARIS.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means the offering and sale of 9,100,000 shares of ALARIS's common stock on June    , 2003 and the offering and sale by ALARIS of up to 900,000 additional shares to cover over-allotments in connection with such offering.

        "Existing Indebtedness" means Indebtedness of ALARIS and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Supplemental Indenture (including all of the Existing Senior Subordinated Notes, the Existing Senior Secured Notes and the Existing Senior Discount Notes, until such amounts are repaid.

        "Existing Senior Discount Notes" means the 11 1/8% senior discount notes due 2008 of ALARIS.

        "Existing Senior Secured Notes" means the 11 5/8% senior secured notes due 2006 of ALARIS.

        "Existing Senior Subordinated Notes" means the 9 3/4% senior subordinated notes due 2006 of ALARIS.

        "Fair Market Value" means the value that would be paid by a willing buyer to a willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of ALARIS (unless otherwise provided in the Indenture).

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes,

Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

  (1)
  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period;

  (2)
  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

  (3)
  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

  (4)
  any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

  (5)
  any Person that is not a Restricted Subsidiary on such Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

  (1)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs (other than debt issuance costs incurred in connection with the Credit Facility and the notes) and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

  (2)
  the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

  (3)
  any interest accruing on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

  (4)
  the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of ALARIS (other than Disqualified Stock) or to ALARIS or a Restricted Subsidiary of ALARIS, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

        "Foreign Subsidiary" means any subsidiary that is not a Domestic Subsidiary.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided, however, that all reports and other financial information provided by ALARIS to the holders of the notes, the Trustee and/or the Commission shall be prepared in accordance with GAAP, as in effect on the date of such report or other financial information.

        "Government Securities" means securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities).

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

        "Guarantor" means any Subsidiary of ALARIS that executes a Subsidiary Guarantee pursuant to a supplemental indenture, and its successors and assigns.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

  (1)
  interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

  (2)
  other agreements or arrangements designed to manage interest rate risk;

  (3)
  other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices; and

  (4)
  indemnity agreements and arrangements entered into in connection with the agreements and arrangements described in clauses (1) through (3) above.

        "Indebtedness" means, with respect to any specified Person and without duplication, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

  (1)
  in respect of borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3)
  in respect of banker's acceptances;

  (4)
  representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

  (5)
  representing the balance deferred and unpaid of the purchase price of any property or services due more than one year after such property is acquired or such services are completed; or

  (6)
  representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person; provided, however, that for purposes of determining the amount of any Indebtedness described in this sentence: (A) if recourse with respect to such Indebtedness is limited to a specified amount, then the amount of such Indebtedness shall be limited to such specified amount; and (B) if recourse with respect to such Indebtedness is limited to the asset secured by the Lien, then the amount of such Indebtedness shall be limited to the lesser of the Fair Market Value of the asset or the amount of the Indebtedness.

        The amount of any Indebtedness outstanding as of any date will be:

  (1)
  the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

  (2)
  the principal amount of the Indebtedness, in the case of any other Indebtedness; and

  (3)
  in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

  (A)
  the Fair Market Value of such asset at such date of determination, and

  (B)
  the amount of the Indebtedness of such other Person.

        "Instrument Contract" means any contract or agreement to which ALARIS or any of its Restricted Subsidiaries is a party pursuant to which the other party to any such contract or agreement acquires use or ownership of on behalf of itself or another party medical instruments from ALARIS or such Restricted Subsidiary at no or reduced initial cost for subsequent purchases of disposable administration sets.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances, fees and compensation paid to directors, officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If ALARIS or any Restricted Subsidiary of ALARIS sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of ALARIS such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of ALARIS, ALARIS will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of ALARIS's Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "— Certain Covenants — Restricted Payments." The acquisition by ALARIS or any Subsidiary of ALARIS of a Person that holds an Investment in a third Person will be deemed to be an Investment by ALARIS or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "— Certain Covenants — Restricted Payments." Except as otherwise provided in the Indenture, the amount of an Investment shall be determined at the time the Investment is made and without giving effect to subsequent changes in value.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Moody's" means Moody's Investors Service, Inc.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

  (1)
  any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

  (2)
  any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

        "Net Proceeds" means the aggregate cash proceeds received by ALARIS or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

        "Non-Recourse Debt" means Indebtedness:

  (1)
  as to which neither ALARIS nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

  (2)
  no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of ALARIS or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

  (3)
  as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of ALARIS or any of its Restricted Subsidiaries.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Permitted Business" means:

  (1)
  the same or a similar line of business as ALARIS and its Restricted Subsidiaries are engaged in on the date of the Supplemental Indenture, and

  (2)
  such business activities as are complementary to or are incidental, ancillary or related to the foregoing.

        "Permitted Investments" means:

  (1)
  any Investment in ALARIS or in a Restricted Subsidiary of ALARIS;

  (2)
  any Investment in Cash Equivalents;

  (3)
  any Investment by ALARIS or any Restricted Subsidiary of ALARIS in a Person, if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of ALARIS; or

  (b)
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, ALARIS or a Restricted Subsidiary of ALARIS;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption " — Repurchase at the Option of Holders — Asset Sales;"

  (5)
  any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of ALARIS;

  (6)
  any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of ALARIS or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

  (7)
  Investments represented by Hedging Obligations;

  (8)
  loans or advances to employees made in the ordinary course of business in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;

  (9)
  repurchases of the notes;

  (10)
  Investments in connection with the sale of medical instruments pursuant to Instrument Contracts or any leasing of medical instruments in the ordinary course of business; and

  (11)
  other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) that are at the time outstanding not to exceed $35.0 million.

        "Permitted Junior Securities" means:

  (1)
  Equity Interests in ALARIS or any of its Subsidiaries; or

  (2)
  debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes are subordinated to Senior Debt under the Indenture and have a Stated Maturity after (and do not provide for scheduled principal payments prior to) the Stated Maturity of any Senior Debt and any debt securities issued in exchange for Senior Debt;

provided, however, that, if such Equity Interests or debt securities are distributed in a bankruptcy or other insolvency proceeding of ALARIS or any of its Subsidiaries, such Equity Interests or debt securities are distributed pursuant to a plan of reorganization consented to by each class of Designated Senior Debt.

        "Permitted Liens" means:

  (1)
  Liens on assets of ALARIS or any of its Restricted Subsidiaries securing Senior Debt or Hedging Obligations which Senior Debt or Hedging Obligations were permitted by the terms of the Indenture to be incurred;

  (2)
  Liens in favor of ALARIS or any Restricted Subsidiary;

  (3)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with ALARIS or any Subsidiary of ALARIS; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with ALARIS or the Subsidiary;

  (4)
  Liens on property (including Capital Stock) existing at the time of acquisition of the property by ALARIS or any Subsidiary of ALARIS, provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

  (5)
  Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  (6)
  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled " — Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with or financed by such Indebtedness;

  (7)
  Liens existing on the date of the Supplemental Indenture;

  (8)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

  (9)
  Liens imposed by law, such as carriers', warehousemen's, landlord's and mechanics' Liens, in each case, incurred in the ordinary course of business;

  (10)
  survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

  (11)
  Liens created for the benefit of (or to secure) the notes;

  (12)
  Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture; provided, however, that:

            (A)  the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

            (B)  the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancings, refunding, extension, renewal or replacement;

  (13)
  Liens in favor of the contracting party or assignee or purchaser of medical instruments or other medical devices which are the subject of Instrument Contracts, Liens in favor of the lessee on instruments which are the subject of leases and Liens on the interest of ALARIS or any Restricted Subsidiary on the medical instruments or medical devices subject to Instrument Contracts, in each case entered into in the ordinary course of business; provided that any such Lien shall not extend to or cover any assets of ALARIS or its Restricted Subsidiaries that are not the subject of any such Instrument Contract or lease, as applicable;

  (14)
  Liens to secure Attributable Debt that is permitted to be incurred pursuant to the covenant described under the caption " — Certain Covenants — Sale and Leaseback Transactions;" provided that any such Lien shall not extend to or cover any assets of ALARIS other than the assets which are the subject of the sale leaseback transaction in which the Attributable Debt is incurred; and

  (15)
  Liens incurred in the ordinary course of business of ALARIS or any Subsidiary of ALARIS with respect to Obligations that do not exceed $10.0 million at any one time outstanding.

        "Permitted Refinancing Indebtedness" means any Indebtedness of ALARIS or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of ALARIS or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date the same as or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (3)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

  (4)
  such Indebtedness is incurred either by ALARIS or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Principal" means Jeffry M. Picower.

        "Related Party" means:

  (1)
  any spouse or immediate family member of the Principal; or

  (2)
  any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of the Principal and/or such other Persons referred to in the immediately preceding clause (1).

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Group.

        "Senior Debt" means:

  (1)
  all Indebtedness of ALARIS or any of its Restricted Subsidiaries outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

  (2)
  the Existing Senior Secured Notes and the Existing Senior Discount Notes;

  (3)
  any other Indebtedness of ALARIS or any of its Restricted Subsidiaries permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes; and

  (4)
  all Obligations with respect to the items listed in the preceding clauses (1) through (3) (including, without limitation, all interest accruing on or after the commencement of any bankruptcy or other insolvency proceeding at the rate specified in the documentation governing the applicable Indebtedness, whether or not such interest is allowed in such proceeding).

        Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

  (1)
  any liability for federal, state, local or other taxes owed or owing by ALARIS or any Restricted Subsidiary;

  (2)
  any intercompany Indebtedness of ALARIS or any of its Subsidiaries to ALARIS or any of its Affiliates;

  (3)
  any trade payables;

  (4)
  the portion of any Indebtedness that is incurred in violation of the Indenture; or

  (5)
  Non-Recourse Debt.

        To the extent that the payment of Senior Debt (whether by or on behalf of ALARIS, as proceeds of security or enforcement of any rights of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to a trustee, receiver or other similar party under any bankruptcy, insolvency, receivership or similar law, then if such payment is recovered by, or paid over to, such trustee, receiver or other similar party, the Senior Debt or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subordinated Obligations" means any Indebtedness of ALARIS (whether outstanding on the date of the Supplemental Indenture or thereafter incurred) that is contractually subordinated or junior in right of payment to the notes pursuant to a written agreement to which ALARIS is a party.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Unrestricted Subsidiary" means any Subsidiary of ALARIS that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  is not party to any agreement, contract, arrangement or understanding with ALARIS or any Restricted Subsidiary of ALARIS unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to ALARIS or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of ALARIS;

  (3)
  is a Person with respect to which neither ALARIS nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (4)
  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of ALARIS or any of its Restricted Subsidiaries.

        Any designation of a Subsidiary of ALARIS as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption " — Certain Covenants — Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of ALARIS as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption " — Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock," ALARIS will be in default of such covenant. The Board of Directors of ALARIS may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of ALARIS of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption " — Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following general discussion summarizes certain material United States federal income tax consequences that apply to beneficial owners of the notes who acquire the notes at their original issue price for cash and hold the notes as a "capital asset," generally, for investment, under Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary, however, does not consider state, local or foreign tax laws. In addition, it does not include all of the rules which may affect the United States tax treatment of your investment in the notes. For example, special rules not discussed here may apply to you if you are:

    •
    a broker-dealer, a dealer in securities or a financial institution;

    •
    an S corporation;

    •
    a bank;

    •
    a thrift;

    •
    an insurance company;

    •
    a tax-exempt organization;

    •
    a partnership or other pass-through entity;

    •
    subject to the alternative minimum tax provisions of the Code;

    •
    holding the notes as part of a hedge, straddle or other risk reduction or constructive sale transaction;

    •
    a United States Holder with a "functional currency" other than the U.S. dollar; or

    •
    a United States expatriate.

        If you are a partner in a partnership, you should consult your own tax advisor regarding special rules that may apply.

        This summary is based on the Code and applicable Treasury Regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. We have not sought and will not seek any rulings from the Internal Revenue Service with respect to the statements made and the conclusions reached in this summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions.

        Each holder is urged to consult his tax advisor regarding the specific federal, state, local, and foreign income and other tax considerations of acquiring and holding the notes.

United States Holders

        If you are a "United States Holder," as defined below, this section applies to you. Otherwise, the section "Non-United States Holders," applies to you.

        Definition of United States Holder.    You are a "United States Holder" if you are the beneficial owner of a note and you are, for United States federal income tax purposes:

    •
    a citizen or resident of the United States;

    •
    a corporation organized under the laws of the United States or any political subdivision thereof;

    •
    an estate the income of which is subject to U.S. federal income tax regardless of its sources; or

    •
    a trust if a court within the United States can exercise primary supervision over the administration of the trust and one or more U.S. persons has authority to control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996, and it has elected to continue to be treated as a U.S. person.

        Taxation of Stated Interest.    Generally, you must include the interest on the notes in income as ordinary income:

    •
    when it accrues, if you use the accrual method of accounting for United States federal income tax purposes; or

    •
    when you receive it, if you use the cash method of accounting for United States federal income tax purposes.

        Sale or Other Taxable Disposition of the Notes.    You must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of your gain or loss equals the difference between the amount you receive for the note (in cash or other property, valued at fair market value), except to the extent amounts received are attributable to accrued interest on the note, and your adjusted tax basis in the note. Your tax basis in the note equals the price you paid for the note.

        Your gain or loss will generally be a long-term capital gain or loss if you have held the note for more than one year. Otherwise, it will be a short-term capital gain or loss. Under the Jobs and Growth Tax Relief Reconciliation Act of 2003, which was signed into law on May 28, 2003, long-term capital gains recognized in years beginning before December 31, 2008 by certain non-corporate holders are generally taxed at a maximum rate of 15%. The use of capital losses is subject to limitations. Payments attributable to accrued interest which you have not yet included in income will be taxed as ordinary interest income.

        Information Reporting and Backup Withholding.    We will report to holders of the notes and to the IRS the amount of any interest paid on the notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments. You will be subject to a backup withholding tax when you receive interest payments on a note or proceeds upon the sale or other disposition of the note. Certain holders (including, among other, corporations, financial institutions and certain tax-exempt organizations) are generally not subject to information reporting or backup withholding. In addition, the backup withholding tax will not apply to you if you provide to us or our paying agent your correct social security or other taxpayer identification number, or TIN, in the prescribed manner unless:

    •
    the IRS notifies us or our paying agent that the TIN you provided is incorrect;

    •
    you underreport interest and dividend payments that you receive on your tax return and the IRS notifies us or our paying agent that withholding is required;

    •
    you fail to certify under penalties of perjury that you are not subject to backup withholding.

        The backup withholding tax rate is currently 28%.

        If the backup withholding does not apply to you, you may use the amounts withheld as a refund or credit against your United States federal income tax liability as long as you provide certain information to the IRS.

        United States Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedures for obtaining such exemption.

Non-United States Holders

        The following general discussion is limited to the United States federal income tax consequences relevant to a "Non-United States Holder." A "Non-United States Holder" is any beneficial owner of a note that is for United States federal income tax purposes a nonresident alien, or corporation, estate, or trust that is not a United States Holder.

  Interest.

          Portfolio Interest Exemption.    You will generally not have to pay United States federal income tax on interest paid on the notes because of the "portfolio interest exemption" if either:

    •
    you represent that you are not a United States person for United States federal income tax purposes and you provide your name and address to us or our paying agent on a properly executed IRS Form W-8BEN (or a suitable substitute form) signed under penalties of perjury; or

    •
    a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its business holds the note on your behalf, certifies to us or our paying agent under penalties of perjury that it has received IRS Form W-8BEN (or a suitable substitute form) from you or from another qualifying financial institution intermediary, and provides a copy of the Form W-8BEN (or a suitable substitute form) to us or our paying agent, or certain foreign intermediaries hold the notes and the certification requirements of the applicable Treasury Regulations are satisfied.

  You will not, however, qualify for the portfolio interest exemption described above if-

    •
    you own, actually or constructively, 10% or more of the total combined voting power of all classes of our capital stock entitled to vote;

    •
    you are a controlled foreign corporation with respect to which we are a "related person" within the meaning of Section 864(d)(4) of the Code; or

    •
    you are a bank receiving interest described in Section 881 (c)(3)(A) of the Code.

          Withholding Tax if the Interest Is Not Portfolio Interest.    If you do not claim, or do not qualify for, the benefit of the portfolio interest exemption, you may be subject to a 30% withholding tax on the gross amount received, unless reduced or eliminated by an applicable income tax treaty.

          However, if the payments of interest on a note are effectively connected with the conduct by you of a trade or business in the United States, such payments will be subject to United States federal income tax on a net basis at a rate applicable to United States persons generally (and, if paid to corporate holders, may also be subject to a 30% branch profits tax). If payments are subject to United States federal income tax on a net basis in accordance with the rules described in the rules described in the preceding sentence, such payments will not be subject to United States withholding tax so long as you provide us or our paying agent with a properly executed IRS Form W-8ECI.

          Non-United States Holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of the branch profits tax, or other rules different from those described above. Generally, in order to claim any treaty benefits you must submit a properly executed IRS Form W-8BEN.

          Sale or Other Disposition of Notes.    You will generally not be subject to United States federal income tax or withholding tax on gain recognized on a sale, exchange, redemption, retirement, or other disposition of a note unless such gain is effectively connected with the conduct by you of a trade or business within the United States, in which case such gain will be subject to United States federal income tax on a net basis at the rates applicable to United States persons generally (and, if you are a corporate holder, you may also be subject to a 30% branch profits tax).

  Backup Withholding and Information Reporting.

          Payments From United States Office.    If you receive payment of interest or principal directly from us or through the United States office of a custodian, nominee, agent or broker, you may be subject to both backup withholding and information reporting.

          With respect to interest payments made on the notes, however, backup withholding and information reporting will not apply if you certify, generally on a Form W-8BEN (or Form W-8ECI) or substitute form, that you are not a United States person in the manner described above under the heading "Non-United States Holders-Interest."

          We may, however, report annually to the IRS and to you the amount of interest paid to you, and the tax withheld, if any, with respect to you.

          Moreover, with respect to proceeds received on the sale, exchange, redemption, or other disposition of a note, backup withholding or information reporting generally will not apply if you properly provide, generally on Form W-8BEN (or Form W-8ECI) (or a suitable substitute form), a statement that you are an "exempt foreign person" for purposes of the broker reporting rules, and other required information.

          Payments From Foreign Office.    If payments of principal and interest are made to you outside the United States by or through the foreign office of your foreign custodian, nominee or other agent, or if you receive the proceeds of the sale of a note through a foreign office of a "broker," as defined in the pertinent United States Treasury Regulations, you will generally not be subject to backup withholding or information reporting. You will however, be subject to backup withholding and information reporting if the foreign custodian, nominee, agent or broker has actual knowledge or reason to know that you are a United States person. You will also be subject to information reporting, but not backup withholding, if the payment is made by a foreign office of a custodian, nominee, agent or broker that has certain relationship to the United States unless the broker has in its records documentary evidence that you are a Non-United States Holder and certain other conditions are met.

          Refunds.    Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-United States Holder's United States federal income tax liability, if the required information is furnished to the IRS.

          The information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting interest and withholding also may be made available to the tax authorities in the country in which a Non-United States Holder is a resident under the provision of an applicable income tax treaty or other agreement.

        The summary does not completely describe the withholding regulations. Please consult your tax advisor to determine how the withholding regulations apply to your particular circumstances.

UNDERWRITING

        Subject to the terms and conditions set forth in an underwriting agreement among us and Bear, Stearns & Co. Inc., Citigroup Global Markets Inc., UBS Securities LLC, CIBC World Markets Corp. and Jefferies & Company, Inc., we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us the principal amount of notes listed opposite their names below.

Underwriter	Principal Amount of Notes
Bear, Stearns & Co. Inc.
Citigroup Global Markets Inc.
UBS Securities LLC
CIBC World Markets Corp.
Jefferies & Company, Inc.
Total

        The underwriters have agreed to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriting agreement provides that the obligations of the underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        The underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and at such price less a concession not in excess of            % per note. The underwriters may allow, and such dealers may re-allow, concessions not in excess of            % per note on sales to other dealers. After the offering of notes, the public offering price, concessions and other selling terms may be changed by the underwriters. The notes are offered subject to receipt and acceptance by the underwriters and to certain other conditions, including the right to reject orders in whole or in part.

        In order to facilitate the offering, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the notes during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the notes for its own account by selling more notes than have been sold to it by us. The underwriters may elect to cover any such short position by purchasing notes in the open market. In addition, the underwriters may stabilize or maintain the price of the notes by bidding for or purchasing notes in the open market and may impose penalty bids, under which selling concessions allowed to other broker-dealers participating in the offering are reclaimed if notes previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the notes at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the notes to the extent that it discourages resales thereof.

Other Relationships

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. In addition, Bear, Stearns & Co. Inc., CIBC World Markets Corp. and UBS Securities LLC are the underwriters with respect to our concurrent public offering of our common stock. Citigroup Global Markets Inc. and UBS Securities LLC are joint lead arrangers and joint bookrunning managers on our new credit facility. Citicorp North America, Inc., an affiliate of Citigroup Global Markets Inc., is the administrative agent and collateral agent and a Lender under our new credit facility. Bear Stearns Corporate Lending, an affiliate of Bear, Stearns & Co. Inc., CIBC Inc., an affiliate of CIBC World Markets Corp., and UBS AG, Cayman Islands Branch, an affiliate of UBS Securities LLC, are lenders under our new credit facility. Bear, Stearns & Co. Inc. and Citigroup Global Markets Inc. are also the dealer managers and solicitation agents in connection with ALARIS Medical Systems' tender offers and consent solicitations with respect to its 11 5/8% senior secured notes due 2006 and its 9 3/4% senior subordinated notes due 2006, and ALARIS Medical's tender offer and consent solicitation with respect to its 11 1/8% senior discount notes due 2008.

        Under Rule 2710 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"), certain underwriters in this offering may be considered to have a "conflict of interest" because more than 10% of the net proceeds to us from this offering may be paid to affiliates of the underwriters, other than CIBC World Markets Corp. and Jefferies & Company, Inc., because they are the beneficial owners of a portion of the notes being tendered to ALARIS Medical Systems and ALARIS Medical, as described under "Use of Proceeds." Therefore, this offering is being conducted in accordance with Rule 2710(c)(8) and Rule 2720(c)(3)(A) of the NASD. These rules provide generally that if more than 10% of the net proceeds from the sale of debt securities is paid to the underwriters of such debt securities or their affiliates, then the yield of the debt securities may not be lower than that recommended by a "qualified independent underwriter." In accordance with this requirement, CIBC World Markets Corp. has assumed the responsibilities of acting as a "qualified independent underwriter," or QIU. In its role as QIU, CIBC World Markets Corp. has performed a due diligence investigation and reviewed and participated in the preparation of this prospectus supplement. We and the other underwriters have agreed to indemnify CIBC World Markets Corp. in its capacity as QIU against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that CIBC World Markets Corp., in its capacity as QIU, may be required to make in respect of any of these liabilities. The yield of the notes will be no lower than the yield recommended by CIBC World Markets Corp.

LEGAL MATTERS

        Piper Rudnick LLP, New York, New York will pass upon the validity of the securities offered by this prospectus supplement and accompanying prospectus for us. One of our directors, Barry Shalov, is a partner of Piper Rudnick LLP. As of May 23, 2003, Mr. Shalov beneficially owned 47,984 shares of our common stock. Latham & Watkins LLP, New York, New York will pass upon specified legal matters for the underwriters. Latham & Watkins LLP has from time to time provided and may in the future provide legal services to us, other than in connection with this offering.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The Exchange Act file number for our SEC filings is 1-10207. You may read any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also inspect our filings at a regional public reference facility maintained by the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 or at 233 Broadway, New York, New York 10279. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference rooms. We file information electronically with the SEC. Our SEC filings are available from the SEC's Internet site at http://www.sec.gov.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act. This prospectus supplement does not contain all of the information in the registration statement and the exhibits thereto. We have omitted parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect the registration statement, including exhibits, at the SEC's public reference facilities or Internet site. Our statements in this prospectus supplement about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus supplement. We incorporate by reference the documents listed below, and they shall be deemed to be a part hereof:

    •
    Our Annual Report on Form 10-K for the year ended December 31, 2002.

    •
    Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

    •
    Our Current Reports on Form 8-K filed May 13, May 23, May 30 and June 6, 2003.

    •
    The description of our common stock contained in our Registration Statement on Form 8-A/A filed under the Exchange Act.

        All documents and reports filed by us with the SEC (other than Current Reports on Form 8-K containing only Regulation FD disclosure furnished under Item 9 of Form 8-K or containing other disclosure furnished under Item 12 of Form 8-K, unless otherwise indicated therein) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering shall be deemed incorporated herein by reference and shall be deemed to be part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this document to the extent that a statement contained herein or in any subsequently filed document or report that also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this document.

        We will provide copies of these documents, other than exhibits, free of charge, to any person, including any beneficial owner, who receives this prospectus supplement upon written or oral request of such person. To request a copy, you should contact our corporate secretary at our headquarters which are located at 10221 Wateridge Circle, San Diego, California 92121, telephone number (858) 458-7000.

ALARIS MEDICAL, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(Dollars and share amounts in thousands, except per share data)

	Three Months Ended March 31,
	2003		2002
Sales		$121,174		$104,400
Cost of sales		58,000		52,688

Gross profit		63,174		51,712

Selling and marketing expenses		24,242		21,436
General and administrative expenses		11,142		9,716
Research and development expenses		8,798		6,202
Restructuring and other non-recurring items		—		(585)

Total operating expenses		44,182		36,769

Interest income from sales-type capital leases		873		1,189

Income from operations		19,865		16,132

Other income (expenses):
Interest income		222		213
Interest expense		(14,556)		(14,427)
Repurchase of debt		(1,545)		—
Other, net		189		(494)

Total other expense		(15,690)		(14,708)

Income before income taxes		4,175		1,424
Provision for income taxes		1,628		570

Net income		$2,547		$854

Net income per common share, basic	$	..04	$	..01

Net income per common share, diluted		$.04		$.01

Weighted average common shares outstanding, basic		59,772		59,192

Weighted average common shares outstanding, diluted		63,776		60,599

The accompanying notes are an integral part of these condensed consolidated financial statements.

ALARIS MEDICAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars and share amounts in thousands, except per share data)

	March 31, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$77,957	$69,739
Receivables, net	71,611	90,050
Inventories	59,122	56,924
Prepaid expenses and other current assets	24,673	26,766

Total current assets	233,363	243,479
Net investment in sales-type capital leases, less current portion	15,103	16,050
Property, plant and equipment, net	58,221	56,448
Other non-current assets	33,987	35,666
Goodwill	143,984	143,984
Intangible assets, net	89,523	90,074

	$574,181	$585,701

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$21,617	$19,187
Accrued expenses and other current liabilities	51,724	51,157

Total current liabilities	73,341	70,344

Long-term debt	508,239	527,468
Other non-current liabilities	19,828	20,038

Total non-current liabilities	528,067	547,506

Contingent liabilities and commitments (Note 8)
Stockholders' equity:
Non-redeemable preferred stock, authorized 9,000 shares, issued and outstanding: none	—	—
Common stock, authorized 75,000 shares at $.01 par value; issued 60,433 and 60,045 shares at March 31, 2003 and December 31, 2002, respectively	604	600
Capital in excess of par value	153,272	151,423
Accumulated deficit	(174,860)	(177,407)
Treasury stock, at cost, 453 shares issued at March 31, 2003 and December 31, 2002	(2,027)	(2,027)
Accumulated other comprehensive loss	(4,216)	(4,738)

Total stockholders' equity	(27,227)	(32,149)

	$574,181	$585,701

The accompanying notes are an integral part of these condensed consolidated financial statements.

ALARIS MEDICAL, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(Dollars in thousands)

	Three Months Ended March 31,
	2003	2002
Cash flows from operating activities:
Net income	$2,547	$854
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,299	5,712
Net loss (gain) on disposal of property, plant and equipment	246	(51)
Debt discount and issue costs amortization	668	659
Accretion of bond interest	4,599	4,390
Repurchase of debt	1,545	—
(Increase) decrease in assets:
Receivables, net	18,439	2,575
Inventories	(2,198)	169
Prepaid expenses and other current assets	2,332	1,560
Net investment in sales-type capital leases, non-current portion	947	1,373
Other non-current assets	224	(55)
Increase (decrease) in liabilities:
Accounts payable	2,430	(247)
Accrued expenses and other current liabilities	669	(1,890)
Other non-current liabilities	(210)	496

Net cash provided by operating activities	38,537	15,545

Cash flows from investing activities:
Net capital expenditures	(7,012)	(3,387)
Patents, trademarks and other	(113)	(363)

Net cash used in investing activities	(7,125)	(3,750)

Cash flows from financing activities:
Repurchase of debt	(25,000)	—
Principal payments on long-term debt	—	(15,969)
Proceeds from exercise of stock options	1,615	899

Net cash used in financing activities	(23,385)	(15,070)

Effect of exchange rate changes on cash	191	(12)

Net increase (decrease) in cash	8,218	(3,287)
Cash and cash equivalents at beginning of period	69,739	51,200

Cash and cash equivalents at end of period	$77,957	$47,913

The accompanying notes are an integral part of these condensed consolidated financial statements.

ALARIS MEDICAL, INC.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN

STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME (Unaudited)

(Dollars and share amounts in thousands)

	Common Stock				Treasury Stock		Accumulated Other Total Comprehensive Loss
			Capital in Excess of Par Value	Accumulated Deficit				Stockholders' Equity	Comprehensive Income
	Shares	Amount			Shares	Amount
Balance at December 31, 2002	60,045	$600	$151,423	$(177,407)	453	$(2,027)	$(4,738)	$(32,149)
Comprehensive income:
Net income for the period				2,547				2,547	$2,547
Equity adjustment from foreign currency translation							1,049	1,049	1,049
Effects of cash flow hedges included in other comprehensive income (net of tax expense of $349)							(527)	(527)	(527)

Comprehensive income									$3,069

Exercise of stock options	388	4	1,611					1,615
Tax benefit from exercise of stock options			238					238

Balance at March 31, 2003	60,433	$604	$153,272	$(174,860)	453	$(2,027)	$(4,216)	$(27,227)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ALARIS MEDICAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(Dollars and share amounts in thousands, except per share data)

NOTE 1 — BUSINESS AND STATEMENT OF ACCOUNTING POLICY

The Company:

        ALARIS Medical, Inc. ("ALARIS Medical") was originally incorporated under the name "Advanced Medical Technologies, Inc." on September 28, 1988. ALARIS Medical is a holding company for its operating subsidiary, ALARIS Medical Systems, Inc. ("ALARIS Medical Systems"), which was formed by the merger of two pioneers in infusion systems, IMED Corporation (then an ALARIS Medical subsidiary) and IVAC Medical Systems, Inc., on November 26, 1996. ALARIS Medical and its subsidiaries are collectively referred to as the "Company" or "ALARIS."

Statement of accounting policy:

        The accompanying Condensed Consolidated Financial Statements have been prepared by the Company without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures herein are adequate to make the information not misleading.

        In the opinion of the Company, the accompanying Condensed Consolidated Financial Statements contain all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the Company's financial position as of March 31, 2003, the results of its operations for the three months ended March 31, 2003 and 2002, and its cash flows for the three months ended March 31, 2003 and 2002.

Use of estimates:

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues, costs, and expenses, assets, liabilities and related disclosure of contingent amounts. While we believe our estimates and assumptions are reasonable, the inherent nature of estimates is that actual results will likely be different from the estimates made.

Shipping and handling costs:

        Shipping and handling costs for customer sales are classified as a selling and marketing expense. Shipping and handling costs for customer sales, for the three months ended March 31, 2003 and 2002, were $1,940 and $1,873, respectively.

Product warranties and deferred service revenues:

        Generally, the Company's standard warranty for infusion instruments is a one or two year warranty (based on the specific product) that covers both parts and labor. In some instances, a customer may elect to have parts-only warranty coverage, which adds a year to the coverage period and limits coverage to parts only. Patient monitoring products generally have a 3 year parts and labor warranty. For patient monitoring products the Company sells that are manufactured by a third party, the Company passes on to the customer the warranty provided by the manufacturer. The Company provides for the estimated cost of product warranties at the time revenue is recognized. Product warranties are recorded in other current and other non-current liabilities.

        The Company's product warranty liability reflects management's best estimate of probable liability under its product warranties. Management estimates the liability based on the Company's stated warranty policies and practices, the historical frequency of claims, and the cost to replace or repair its products under warranty.

        The Company also engages in the sale of professional and technical services for which revenue is deferred and recognized upon completion of the service. Additionally, the Company sells extended on-site service programs for which revenue is deferred and recognized over the service period. Deferred service revenue is recorded in other non-current liabilities.

        Changes in the liability for product warranty and deferred service revenue associated with these service programs for the period ended March 31, 2003 was as follows:

Product warranties:
Balance at December 31, 2002	$8,557
Accruals for warranties issued during the period	2,696
Settlements made during the period	(2,346)

Balance at March 31, 2003	$8,907

Deferred service revenues:
Balance at December 31, 2002	$14,061
Amounts added to deferred revenue	1,346
Amounts recorded as revenue during the period	(1,648)

Balance at March 31, 2003	$13,759

Net income per common share:

        Basic and diluted net income per common share has been computed in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("FAS 128"), using the weighted-average number of shares of common stock outstanding and common stock equivalents during the period.

        Weighted average common shares used in the calculation of diluted earnings per share for the quarter ended March 31, 2003 and 2002, includes common stock equivalents of 4,004 and 1,407, respectively. For the three months ended March 31, 2003 and 2002, options to purchase 5 and 2,610 shares of common stock, respectively, were excluded from the calculation of common stock equivalents because the options have an exercise price greater than or equal to the average market value of ALARIS Medical's common stock during the period.

Stock-based compensation:

        The Company measures compensation expense for ALARIS Medical's stock-based employee compensation plans using the intrinsic value method and provides pro forma disclosures of net income as if the fair value-based method had been applied in measuring compensation expense.

        At March 31, 2003, ALARIS Medical had several stock-based compensation plans from which incentive stock options may be granted to key employees of the Company and non-qualified stock options may be granted to key employees, directors, officers, independent contractors, and consultants. The Company accounts for options issued to employees, directors, and officers under those plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees, and Related Interpretations." Generally, no stock-based employee compensation cost is reflected in net income, as all options granted under those plans have an exercise price equal to the market value of the underlying common stock on the date of grant. Stock options issued to independent contractors and consultants under those plans are accounted for using a fair value method and are re-measured to fair value at each period end until the earlier of the date that performance by the counter party is complete or a performance commitment has been reached.

        The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation, assuming such standard had been adopted January 1, 1995.

	Three Months Ended March 31,
	2003	2002
Net income, as reported	$2,547	$854
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(415)	(727)

Pro forma net income	$2,132	$127

Earnings per share:
Net income per common share, basic	$.04	$.01

Net income per common share, diluted	$.04	$.01

Net income per common share, pro forma basic	$.04	$.00

Net income per common share, pro forma diluted	$.03	$.00

        These pro forma amounts may not be representative of future costs since the estimated fair value of stock options is amortized to expense over the vesting period and additional options may be granted in future years. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for the three months ended March 31, 2003 and 2002, respectively — dividend yields of 0%, expected volatility of 50% and 75%, risk free interest rates of 3.4% and 3.4%, and expected lives of 7 years.

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because ALARIS Medical's employee stock options have characteristics significantly different from those of traded options, and because changes in subjective input assumptions can materially affect the fair value estimates, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock based compensation plans. To comply with disclosure requirements, the Company has valued its options using the Black-Scholes option valuation model but plans to assess other valuation models and assumptions that may more accurately reflect the value of these stock options.

NOTE 2 — GOODWILL AND OTHER INTANGIBLE ASSETS

        Acquired other intangible assets were as follows:

	March 31, 2003		December 31, 2002
	Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization
Patents	$29,021	$18,534	$29,021	$18,135
Distribution rights and license agreements	8,462	4,176	8,462	4,024

Subtotal other intangible assets, net (subject to amortization)	37,483	22,710	37,483	22,159

Acquired other intangible assets (not subject to amortization):
IVAC trade name	74,750	—	74,750	—

Other intangible assets, net	$112,233	$22,710	$112,233	$22,159

        For the three months ended March 31, 2003 and 2002, amortization expense for other intangible assets, net was $551 and $589, respectively. The estimated future annual amortization expense for other intangible assets, net is as follows:

Fiscal Year
2003(A)	$1,630
2004	2,182
2005	2,182
2006	2,130
2007	1,774

(A)
Amount represents remaining estimated amortization expense for 2003.

NOTE 3 — INVENTORIES

        Inventories comprise the following:

	March 31, 2003	December 31, 2002
Raw materials	$30,708	$27,946
Work-in-process	4,084	2,322
Finished goods	24,330	26,656

	$59,122	$56,924

NOTE 4 — LONG-TERM DEBT

Senior secured notes:

        In April 2003, ALARIS Medical Systems repurchased $2,500 principal amount of its 11 5/8% Senior Secured Notes due 2006 ("Senior Secured Notes"), at a total cost of $2,925 or 117% of principal amount. Such premium, along with a write-off of unamortized debt issuance costs related to the purchased amount of debt will be recorded as a charge of $503 (approximately $300 after tax) in the Company's second quarter operating results.

Senior discount notes:

        In July 1998, ALARIS Medical completed the sale of $109,892 of 11 1/8% Senior Discount Notes due 2008 ("Senior Discount Notes"), receiving net proceeds of $106,321.

        Due to the $25,000 debt repurchase in the first quarter of 2003 described below, the Senior Discount Notes accrete to $164,000 principal amount on August 1, 2003. Prior thereto, interest accruing on the Senior Discount Notes is added to the outstanding principal balance through July 31, 2003.

Interest on the Senior Discount Notes accruing subsequent to July 31, 2003 is payable in cash semi-annually in arrears on February 1 and August 1, commencing February 1, 2004. The indentures governing the Senior Secured Notes and the 9 3/4% Senior Subordinated Notes due 2006 ("Senior Subordinated Notes"), permit ALARIS Medical Systems to make distributions, or "restricted payments," to ALARIS Medical if at the time of the restricted payment, ALARIS Medical Systems satisfies the two conditions described in the following paragraphs. Additionally, payments to ALARIS Medical to fund up to $1,500 annually in ALARIS Medical operating or capital expenditures are defined as restricted payments but do not require meeting these conditions. Based on its operating results for the year ended December 31, 2002, ALARIS Medical Systems met the two required conditions to make restricted payments for the first time in the first quarter of 2003. Additionally, ALARIS Medical Systems met the two required conditions as of March 31, 2003 which permitted additional restricted payments in the second quarter of 2003.

        The first condition which must be satisfied prior to making a restricted payment is that at the time of the distribution, ALARIS Medical Systems must have a Fixed Charge Coverage Ratio (as calculated in accordance with the indentures as described below) of at least 2.5 to 1 calculated for the four complete calendar quarters preceding the distribution as though the distribution had been made at the beginning of such period. The Fixed Charge Coverage Ratio is determined by dividing ALARIS Medical Systems' Consolidated EBITDA (as defined in the indentures) by its Consolidated Interest Expense (as defined in the indentures). Based on the ALARIS Medical Systems interest expense for the twelve months ended March 31, 2003, the actual amount of interest expense to be included in the calculation of the Fixed Charge Coverage Ratio was approximately $38,700. As a result, the minimum required Consolidated EBITDA to meet the ratio for the twelve months ended March 31, 2003, was approximately $96,800 while the actual Consolidated EBITDA was approximately $105,100. Assuming no future changes to the amount or terms of outstanding debt of ALARIS Medical Systems at March 31, 2003, approximately $96,800 represents the minimum required Consolidated EBITDA for future four quarter calculations of the Fixed Charge Coverage Ratio.

        Under the indentures, Consolidated EBITDA is defined as follows: "With respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, plus, to the extent deducted in computing Consolidated Net Income: (i) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period; (ii) Consolidated Interest Expense of such Person for such period; and (iii) depreciation and amortization (including amortization of goodwill and other intangibles) and all other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period; and (iv) any extraordinary or non-recurring loss and any net loss realized in connection with either an Asset Sale or the extinguishment of indebtedness, in each case, on a consolidated basis determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person."

        The second condition which must be satisfied prior to making a restricted payment is that the distribution, together with certain other restricted payments, may not exceed a sum determined by reference to ALARIS Medical Systems' cumulative Consolidated Net Income (as defined in the indentures) for the period since January 1, 1997 and cash capital contributions received after such date, less restricted payments made. This condition provides that the Consolidated Net Income of ALARIS Medical Systems will be added to the amount available each quarter until such time as historical net losses (of $17,312 through March 31, 2003) are exhausted. Subsequent to such time, 50% of future ALARIS Medical Systems' net income will be added to the amount available.

        For the year ended December 31, 2002, ALARIS Medical Systems met the requirements under the indentures to make a restricted payment in the first quarter of 2003. As a result, in February 2003, ALARIS Medical Systems made distributions to ALARIS Medical in the amount of $30,800. ALARIS Medical used a portion of such distributions to repurchase in a private transaction $25,000 principal amount of Senior Discount Notes at a total cost of $25,000, representing a premium of $1,171 or 4.7% over the then accreted carrying value. Such premium, along with a write-off of unamortized debt issuance costs related to the purchased amount of debt, was recorded as a charge of $1,545 (approximately $900 after tax) in the Company's first quarter 2003 operating results. At March 31, 2003, the amount available for future restricted payments was $6,321. In April 2003, ALARIS Medical Systems made a restricted payment to ALARIS Medical in the amount of $6,300.

NOTE 5 — RESTRUCTURING AND OTHER NON-RECURRING ITEMS

        During the first quarter of 2002, the Company recorded a non-recurring benefit of $1,125 for an insurance settlement. The settlement related to damages and losses incurred at one of the Company's disposable products manufacturing plants in Mexico in 1993 as a result of flooding. The contingency related to the insurance settlement was resolved in the first quarter of 2002, when the Company received proceeds of $1,000 during the first quarter, and notification of an additional payment due of $125, which was received during April 2002.

        Also during the first quarter of 2002, the Company initiated a plan to restructure its technical services operations in Central Europe. In this connection, the Company recorded a charge of $540 which included $400 for severance costs for 21 positions affected by the relocation of the German operation and $140 related to lease termination. As of March 31, 2003, all severance payments have been made to the identified employees and $11 in lease payments have been made.

NOTE 6 — SEGMENT INFORMATION

        The Company's segment performance is based on results of two geographical business segments within the same line of business — North America and International.

        The Company is organized primarily based on geographic location with the United States and Canada drug infusion and patient monitoring business, and Mexico manufacturing activities, representing the North America segment. All other international operations, including Europe, Asia, Australia, and Latin America, represent the International segment.

        The accounting policies of the segments are the same as those described in the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002. The geographical data does not include intersegment revenues. All expenses associated with corporate headquarters appear in the North America segment. The Company evaluates the performance of its segments based on sales and operating income.

        The table below presents information about reported segments for the three months ended March 31:

	North America	International	Total
2003
Sales	$79,980	$41,194	$121,174
Income from operations	8,900	10,965	19,865
2002
Sales	$69,446	$34,954	$104,400
Income from operations	8,541	7,591	16,132

NOTE 7 — CASH FLOW INFORMATION

        During the quarters ended March 31, 2003 and 2002, Federal, state and foreign income taxes paid, net of tax refunds, totaled $679 and $558, respectively. No interest was paid during the quarter ended March 31, 2003, and interest paid in the quarter ended March 31, 2002 totaled $579.

NOTE 8 — CONTINGENCIES AND LITIGATION

Litigation:

        On December 5, 2000, the Company filed a lawsuit in the United States District Court for the Southern District of California against Filtertek, Inc., seeking a declaration that the Company's own needle-free system does not infringe a Filtertek patent relating to a Filtertek needle-free device as well as seeking unspecified damages and equitable relief from Filtertek, for infringement of a patent relating to a needle-free system licensed to the Company on an exclusive basis by Medex, Inc. On March 9, 2001, Filtertek filed a lawsuit in the United States District Court for the Northern District of Illinois seeking unspecified damages and equitable relief from the Company claiming that the Company's needle-free system infringes the Filtertek patent as well as seeking a declaration, against Medex only, that Filtertek's needle-free device does not infringe the needle-free system patent licensed to the

Company by Medex. The Company subsequently withdrew its claim for damages and equitable relief relating to the Medex patent. As a result of motions made by the parties, the California action was transferred to the Illinois court. The Court-appointed Special Master conducted a claims construction hearing and provided the Court with recommendations on how the single claim of the Filtertek patent at issue should be construed, which the Court has since adopted.

        The Company believes that it has meritorious defenses to all of Filtertek's claims and it intends to defend itself vigorously. The Company has offered to submit to mediation or arbitration to expedite the resolution of this case, but the parties have not reached agreement to do so. On November 15, 2002, the Company moved for a summary adjudication of the claims. If that does not resolve all claims, the Company will press for a prompt trial of the remaining claims. There can be no assurance that the Company's defenses will defeat all of Filtertek's claims and the failure to do so could have a material adverse effect on the Company's business, financial condition, results of operations or cash flows.

        The Company is also a defendant in various actions, claims, and legal proceedings arising from its normal business operations. Management believes the Company has meritorious defenses to these cases and intends to defend itself vigorously. As the ultimate outcome of these matters is uncertain, no contingent liabilities or provisions have been recorded in the accompanying financial statements for such matters. However, in management's opinion, based on discussions with legal counsel, liabilities arising from such matters, if any, will not have a material adverse effect on the business, financial condition, results of operations or cash flows.

Other Matters:

        During the years 1988 through 1995, Cal Pacifico acted as the Company's United States customs broker and importer of record with respect to the importation into the United States of finished products assembled at the Company's two maquiladora assembly plants in Tijuana, Mexico. Cal Pacifico received a pre-penalty notice of intent from the United States Customs Service ("Customs") to assess additional duties and penalties against Cal Pacifico for its alleged failure to comply with certain documentary requirements regarding the importation of goods on behalf of its clients, including the Company. The Company believes that it is unlikely that Customs will assess any portion of the disputed amounts against the Company. Customs has not initiated any proceedings against the Company in respect of such matters. Nonetheless, Cal Pacifico advised the Company that it may seek recovery from the Company, through arbitration, for any portion of the disputed amounts which it is required to pay to Customs. The ultimate outcome of such proceeding cannot be predicted, nor is the Company able to estimate the possible loss resulting from such proceeding, should one occur. The Company believes that it has meritorious defenses to claims Cal Pacifico might raise against the Company. Although management does not believe it is probable that the Cal Pacifico dispute will result in a material claim against the Company, it will continue to monitor the matter.

NOTE 9 — SUBSEQUENT EVENT

        In May 2003, the Company announced the purchase from Filtertek of a worldwide, fully paid-up, unrestricted license relating to needle-free valve products. The Company capitalized the $7.3 million purchase price of the license in the second quarter of 2003. In this connection, the Company and Filtertek dismissed the lawsuits relating to the use of needle-free technology.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
of ALARIS Medical, Inc.:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of ALARIS Medical, Inc. and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Notes 1 and 2 of the consolidated financial statements, as of January 1, 2002, the Company ceased amortization of its goodwill and indefinite lived assets to conform with the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

PricewaterhouseCoopers LLP
San Diego, CA
February 25, 2003

ALARIS MEDICAL, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Dollars and share amounts in thousands, except per share data)

	Year Ended December 31,
	2002		2001	2000
Sales		$460,333	$412,795	$378,948
Cost of sales		232,989	211,601	202,964

Gross profit		227,344	201,194	175,984

Selling and marketing expenses		88,562	80,021	72,340
General and administrative expenses		41,660	48,385	38,740
Research and development expenses		30,378	27,060	21,570
Restructuring and other non-recurring items		(585)	6,889	7,048

Total operating expenses		160,015	162,355	139,698

Interest income from sales-type capital leases		4,345	5,141	5,095

Income from operations		71,674	43,980	41,381

Other income (expenses):
Interest income		1,054	1,982	1,317
Interest expense		(58,240)	(59,686)	(57,847)
Other, net		(1,050)	(3,959)	(140)

Total other expense		(58,236)	(61,663)	(56,670)

Income (loss) from continuing operations before income taxes		13,438	(17,683)	(15,289)
Provision for (benefit from) income taxes		5,257	(4,284)	(3,200)

Income (loss) from continuing operations		8,181	(13,399)	(12,089)

Discontinued operations:
Income (loss) from operations of discontinued business [net of applicable income tax expense (benefit) of $180 and ($872), respectively]		—	270	(1,308)
Gain on disposal of business [net of applicable income tax expense of $2,492 and $1,226, respectively]		—	3,737	1,839

Total income from discontinued operations		—	4,007	531

Income (loss) before extraordinary item		8,181	(9,392)	(11,558)
Extraordinary item: Debt extinguishment loss [net of applicable income tax benefit of $296] (note 6)		—	(443)	—

Net income (loss)		$8,181	$(9,835)	$(11,558)

Income (loss) per common share from continuing operations, basic	$	..14	$(.23)	$(.21)

Income (loss) per common share from continuing operations, diluted		$.13	$(.23)	$(.21)

Income per common share from discontinued operations, basic and diluted		$—	$.07	$.01

Loss per common share from extraordinary item, basic and diluted		$—	$(.01)	$—

Net income (loss) per common share, basic		$.14	$(.17)	$(.20)

Net income (loss) per common share, diluted		$.13	$(.17)	$(.20)

Weighted average common shares outstanding, basic		59,401	58,853	58,845

Weighted average common shares outstanding, diluted		62,369	58,853	58,845

The accompanying notes are an integral part of these consolidated financial statements.

ALARIS MEDICAL, INC.

CONSOLIDATED BALANCE SHEET

(Dollars and share amounts in thousands, except per share data)

	December 31,
	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	$69,739	$51,200
Receivables, net	90,050	67,893
Inventories	56,924	69,408
Prepaid expenses and other current assets	26,766	33,815

Total current assets	243,479	222,316
Net investment in sales-type capital leases, less current portion	16,050	24,225
Property, plant and equipment, net	56,448	57,607
Other non-current assets	35,666	31,201
Goodwill, net	143,984	143,984
Intangible assets, net	90,074	92,394

	$585,701	$571,727

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$—	$15,969
Accounts payable	19,187	23,859
Accrued expenses and other current liabilities	51,157	53,120

Total current liabilities	70,344	92,948

Long-term debt	527,468	509,258
Other non-current liabilities	20,038	16,244

Total non-current liabilities	547,506	525,502

Contingent liabilities and commitments (notes 10 and 14)
Stockholders' equity:
Non-redeemable preferred stock, authorized 9,000 shares, issued and outstanding: none	—	—
Common stock, authorized 75,000 shares at $.01 par value; issued 60,045 and 59,407 shares at December 31, 2002 and 2001, respectively	600	594
Capital in excess of par value	151,423	149,325
Accumulated deficit	(177,407)	(185,588)
Treasury stock, at cost, 453 shares issued at December 31, 2002 and 2001	(2,027)	(2,027)
Accumulated other comprehensive loss	(4,738)	(9,027)

Total stockholders' equity	(32,149)	(46,723)

	$585,701	$571,727

The accompanying notes are an integral part of these consolidated financial statements.

ALARIS MEDICAL, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in thousands)

	Year Ended December 31,
	2002	2001	2000
Cash flows from operating activities:
Net income (loss)	$8,181	$(9,835)	$(11,558)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	23,958	31,973	33,242
Stock options granted to non-employees for services	100	—	—
Net loss on disposal of property, plant and equipment and write-off of intangible assets	709	273	1,726
Debt discount and issue costs amortization	2,662	2,867	3,591
Accretion of bond and paid-in-kind interest (note 6)	18,210	18,039	14,665
Deferred tax expense (benefit), continuing operations	746	(3,787)	(3,718)
Gain on sale of Instromedix (note 4)	—	(3,737)	(1,839)
Extraordinary loss on extinguishment of debt (note 6)	—	443	—
(Increase) decrease in assets:
Receivables, net	(18,011)	11,547	2,637
Inventories	13,413	(9,045)	14,131
Prepaid expenses and other current assets	(3,336)	(3,807)	(4,812)
Net investment in sales-type capital leases, non-current portion	8,175	1,695	(1,513)
Other non-current assets	(655)	42	(2,136)
Increase (decrease) in liabilities:
Accounts payable	(6,276)	1,810	(2,957)
Accrued expenses and other current liabilities	(2,770)	12,426	(6,978)
Other non-current liabilities	6,523	3,793	5,398

Net cash provided by operating activities	51,629	54,697	39,879

Cash flows from investing activities:
Capital expenditures	(18,225)	(17,642)	(14,945)
Patents, trademarks and other	(1,475)	(703)	(1,093)
Payments for product licenses and distribution rights	—	(1,801)	(1,940)
Proceeds from disposal of property, plant and equipment	86	152	48
Net proceeds from sale of discontinued business (note 4)	—	8,051	17,516

Net cash used in investing activities	(19,614)	(11,943)	(414)

Cash flows from financing activities:
Principal payments on long-term debt and capital lease obligations	(15,969)	(184,149)	(31,652)
Proceeds from issuance of long-term debt	—	170,000	—
Proceeds from exercise of stock options	1,863	302	1
Debt issuance/deferred financing costs	—	(8,048)	(650)

Net cash used in financing activities	(14,106)	(21,895)	(32,301)

Effect of exchange rate changes on cash	630	(289)	(93)

Net increase in cash	18,539	20,570	7,071
Cash and cash equivalents at beginning of year	51,200	30,630	23,559

Cash and cash equivalents at end of year	$69,739	$51,200	$30,630

The accompanying notes are an integral part of these consolidated financial statements.

ALARIS MEDICAL, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

(Dollars and share amounts in thousands)

							Accumulated Other Compre- hensive Loss
	Common Stock				Treasury Stock			Total Stock- holders' Equity
			Capital in Excess of Par Value	Accumulated Deficit					Compre- hensive Loss
	Shares	Amount			Shares	Amount
Balance at December 31, 1999	59,295	$593	$148,991	$(164,195)	453	$(2,027)	$(4,313)	$(20,951)
Comprehensive loss:
Net loss for the year				(11,558)				(11,558)	$(11,558)
Equity adjustment from foreign currency translation							(3,226)	(3,226)	(3,226)

Comprehensive loss									$(14,784)

Exercise of stock options	1		1					1

Balance at December 31, 2000	59,296	$593	$148,992	$(175,753)	453	$(2,027)	$(7,539)	$(35,734)
Comprehensive loss:
Net loss for the year				(9,835)				(9,835)	$(9,835)
Equity adjustment from foreign currency translation							(1,401)	(1,401)	(1,401)
Effects of cash flow hedges included in other comprehensive loss (net of tax expense of $58)							(87)	(87)	(87)

Comprehensive loss									$(11,323)

Exercise of stock options	111	1	301					302
Tax benefit from exercise of stock options			32					32

Balance at December 31, 2001	59,407	$594	$149,325	$(185,588)	453	$(2,027)	$(9,027)	$(46,723)
Comprehensive income:
Net income for the year				8,181				8,181	$8,181
Equity adjustment from foreign currency translation							4,343	4,343	4,343
Effects of cash flow hedges included in other comprehensive income (net of tax expense of $36)							(54)	(54)	(54)

Comprehensive income									$12,470

Stock options granted to non-employees for services			100					100
Exercise of stock options	638	6	1,857					1,863
Tax benefit from exercise of stock options			141					141

Balance at December 31, 2002	60,045	$600	$151,423	$(177,407)	453	$(2,027)	$(4,738)	$(32,149)

The accompanying notes are an integral part of these consolidated financial statements.

ALARIS MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except per share data)

NOTE 1 — BUSINESS, ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

The Company:

        ALARIS Medical, Inc. ("ALARIS Medical") was originally incorporated under the name "Advanced Medical Technologies, Inc." on September 28, 1988. ALARIS Medical is a holding company for its operating subsidiary, ALARIS Medical Systems, Inc. ("ALARIS Medical Systems"), which was formed by the merger of two pioneers in infusion systems, IMED Corporation (then an ALARIS Medical subsidiary) and IVAC Medical Systems, Inc., on November 26, 1996. ALARIS Medical and its subsidiaries are collectively referred to as the "Company" or "ALARIS."

Summary of Significant Accounting Policies:

Consolidation:

        The financial statements include the accounts of ALARIS Medical and its subsidiaries. All subsidiaries of ALARIS Medical are wholly owned. The Company does not have any equity method investments. All intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates:

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues, costs and expenses, assets, liabilities and related disclosure of contingent amounts. Our estimates are based on historical experience and various judgments and assumptions we believe are appropriate. However, the inherent nature of estimates is that actual results will likely be different from the estimates made. The more significant estimates made in the preparation of these financial statements include:

Revenue recognition:

        Revenue, net of an allowance for estimated returns and rebates, under any sales arrangement is recognized only if there is a completed agreement (executed written contract or purchase order); the fee is fixed, collectibility is probable, delivery of the product or service has been completed and transfer of title and risk of loss have occurred. The Company frequently enters into revenue arrangements with multiple deliverables, which are subject to the provisions of Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101) and Emerging Issues Task Force Abstract Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables" (EITF 00-21). For arrangements under EITF 00-21, revenue is divided among the separate units of accounting (deliverables) based on their relative fair value and is recognized for each deliverable in accordance with the applicable revenue recognition criteria. However, in instances when fair value exists only for the undelivered elements, the residual method is used to allocate total consideration.

        In addition to outright sales arrangements with multiple deliverables, the Company sells instruments via long-term agreements to a number of customers under contracts which allow customers to acquire instruments with no initial payment. The sales price for the instruments is recovered via surcharges applied to minimum purchase commitments of related disposables. These agreements are referred to herein and accounted for as sales-type capital leases. The term of the financing is generally three to seven years, with annual interest rates of 9% to 15%. Under these arrangements, revenue is then recognized for instruments upon delivery of the product. Unearned finance revenue on sales-type capital leases is calculated using the inherent rate of interest on each agreement, the expected disposable shipment period and the principal balance financed, and is recognized as disposables are delivered using a reducing principal balance method which approximates the interest method. Contract provisions include liquidated damage clauses which are sufficient to recover the sales price of the instruments in the event of customer non-compliance.

        The Company also provides instruments to customers under contracts with no minimum commitment quantity for disposable products and terms ranging from one to five years. No revenue is recognized upon the shipment of the instruments. A surcharge is applied to disposable products to recover the cost of the instruments and revenue is recognized upon delivery of the disposables. The instruments are reclassified from inventory to property, plant and equipment upon shipment, depreciated over their estimated useful lives, (which management has determined to be over the life of the contract) and included in capital expenditures in the consolidated statement of cash flows.

        With the introduction of ALARIS' Medley Medication Safety System and Guardrails safety software, the Company transitioned from selling infusion devices which contain software incidental to the product, to selling safety systems which contain software essential to the functionality of the product. The elements of safety system sales arrangements may contain: infusion devices, disposables, software, software maintenance programs and professional services. These multiple element arrangements are subject to the provisions of Statement of Position 97-2 "Software Revenue Recognition," (SOP 97-2) and total fees are allocated to each element based on vendor-specific objective evidence of fair value for each element or using the residual method, when applicable. Vendor-specific objective evidence is generally based on the price charged when an element is sold separately, or if it has not yet been sold (as in the case of new products), when the fee is set by management with the requisite authority. Allocated fees are recognized separately for each element when it is delivered and our contractual obligation with relation to that element is complete. Perpetual software license revenue is generally recognized upon shipment to the customer. Software maintenance revenue is recognized ratably over the contract period. Vendor-specific objective evidence for software maintenance is determined based on contract renewal price for such maintenance. Rights to unspecified software upgrades (on a when-and-if available basis) are included in software maintenance. New software products are sold separately and revenue is recognized upon delivery to the customer. Professional service revenue is recognized when services are rendered. Such services are sold separately from ALARIS' products and are not considered essential to the functionality of the products.

        All product returns must be approved by ALARIS and have historically not been significant. Rebates to end user customers and administrative fees paid to group purchasing organizations are recorded as a reduction to revenue at the time of the sale, based on the percent defined in the contractual arrangement. Sales to certain third party distributors in the United States are recognized when information is received from the distributor on placement of our products to the end user customer and the final net purchase price is known.

Concentrations of credit risk:

        The Company's financial instruments that are subject to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments and accounts receivable. The Company's policy is to place its cash and cash equivalents and short-term investments with high quality financial institutions in order to limit its credit exposure. To date, the Company has not experienced any credit losses associated with these financial instruments.

        The Company provides a variety of financing arrangements for its customers. The majority of the Company's accounts receivable are from hospitals throughout the United States, Europe, Canada and Australia with credit terms of generally 30 to 90 days, although various European markets pay much longer than the contractual terms. The Company maintains adequate reserves for potential credit losses and such losses have been within management's estimates.

Cash and cash equivalents:

        Cash equivalents include highly liquid, temporary cash investments having original maturity dates of three months or fewer.

        In connection with its hedging program (note 3), the Company maintains foreign exchange lines which are secured by cash equivalent investment accounts with banks providing the lines. The investment accounts serve as collateral for the foreign exchange lines. At December 31, 2002, the Company maintained a total balance in the accounts of $7,341.

Inventories:

        Inventories are stated at the lower of cost, determined by the first-in, first-out (FIFO) method, or market.

Property, plant and equipment:

        Property, plant and equipment are stated at cost. The Company capitalizes costs of computer software developed or obtained for internal use. Capitalization begins when it is probable that the project will be completed, funding for the project has been committed and the project's conceptual formulation and design is complete. Capitalization ceases when the project is substantially complete and ready for use. When assets are retired or sold, the assets and accumulated depreciation are removed from the respective accounts and any gain or loss is recognized. Depreciation and amortization for the majority of the Company's assets is provided using the straight-line method based upon the following estimated useful lives of the assets (or lease terms, if shorter, for leasehold improvements). Beginning in the fourth quarter of 2002, due to a change in forecasted usage and estimated remaining life, depreciation on the Company's enterprise-wide information system has been accelerated and is provided using the sum-of-the-years-digits method with an eight year life. The effect on income before extraordinary items and net income was $126, net of tax, for the year ended December 31, 2002 and there was no effect on earnings per share for the period.

Building and leasehold improvements	3 to 10 years
Machinery and equipment	3 to 10 years
Information technology (including computer software)	3 to 10 years
Furniture and fixtures	4 to 10 years
Instruments at customers	1 to 5 years

Capitalized patent issuance and trademark costs:

        The Company capitalizes patent issuance and trademark registration costs. These costs are amortized using the straight-line method over the estimated period of benefit, an average of seven years for the periods presented. At December 31, 2002 and 2001, the unamortized capitalized patent issuance and trademark registration costs were $3,375 and $2,719, respectively.

        The Company capitalizes amounts paid to third parties for licenses to use certain technologies in its products. The deferred costs are amortized over the estimated period of benefit using the straight-line method. The period of amortization for capitalized patent licenses ranges from two to fifteen years. In determining the amortization period, consideration is given to the term of the license agreement; the estimated sales related to the product, the technological feasibility of the licensed product and whether or not the technology is exclusive. At December 31, 2002 and 2001, the unamortized patent license agreement costs were $6,902 and $8,242.

Intangible assets:

        The Company has recorded goodwill for the excess purchase price over the fair values of tangible and intangible assets acquired and liabilities assumed resulting from acquisitions. Upon adoption of Statement of Financial Accounting Standards No. 141, "Business Combinations" ("FAS 141") and Statement of Financial Accounting Standards No. 142, "Goodwill and Intangible Assets" ("FAS 142") in January 2002, the Company ceased amortization of goodwill (including acquired workforce) and a certain trademark. The remaining intangible assets are amortized over their expected useful lives. (See note 2 "Goodwill and Other Intangible Assets-Adoption of FASB Statements 141 and 142.")

        Intangible assets are amortized as follows:

Patents	Straight-line	8 years (weighted average)
Product licensing and distribution fee	Straight-line	15-18 years
Trademark		Not amortized (see note 2)
Goodwill (including acquired workforce)		Not amortized (see note 2)

Impairment of long-lived assets:

        The Company assesses potential impairments of long-lived assets and certain intangibles on an exception basis, when there is evidence that events or changes in circumstances may have made recovery of an asset's carrying value unlikely. An impairment loss is recognized when the sum of the expected, undiscounted future net cash flows is less than the carrying amount of the asset. The amount of impairment loss, if any, will generally be measured as the difference between the net book value of the assets and their estimated fair values. At December 31, 2002, no such impairment losses have been recorded.

        In addition, goodwill and other intangible assets which are not amortized in accordance with FAS 142, "Goodwill and Intangible Assets," are tested for impairment annually during the first quarter of the Company's fiscal year, or more frequently if events indicate possible impairment. An impairment loss is recognized if the carrying amount of the asset exceeds its fair value. For impairment testing, goodwill ($143,984 at December 31, 2002 and 2001) was allocated to the Company's reportable segments as follows: North America $99,623 and International $44,361. The Company has not changed the allocation of goodwill since adopting FAS 142. At December 31, 2002, no impairment losses have been recorded.

Debt issue costs:

        Debt issue costs, net of amortization, aggregating $11,608 and $14,230 at December 31, 2002 and 2001, respectively, are amortized using the interest method.

Foreign currency translation:

        The accounts of foreign subsidiaries which use local currencies as functional currencies are translated into U.S. dollars using year-end exchange rates for assets and liabilities, historical exchange rates for equity and average exchange rates during the period for revenues and expenses. The gains or losses resulting from translations are excluded from results of operations and accumulated as a separate component of other comprehensive income (loss).

Research and development costs:

        Research and development costs are expensed as incurred.

Software production costs:

        Some of the Company's products include embedded software which is essential to the products' functionality. The Company capitalizes software production costs when the project reaches technological feasibility and ceases capitalization when the project is ready for release. Software production costs are amortized using the greater of: a) the ratio of current gross revenue for the related product to total current and anticipated gross revenue for the related product or b) the straight-line method over the remaining estimated economic life of the product. Amortization begins when the product is available for general release to the customer. Unamortized capitalized software production costs at December 31, 2002 and 2001 were $1,515 and $1,958, respectively, and are included in property, plant and equipment. Amortization expense was $443 and $259 for the years ended December 31, 2002 and 2001, respectively.

Fair value of financial instruments:

        The carrying amount of the Company's financial instruments, including cash, trade receivables and payables, approximates their fair value due to their short-term maturities. The fair values of the Company's sales-type capital lease receivables are estimated by discounting future cash flows using discount rates that reflect the risk associated with similar types of loans. The estimated fair values of the Company's sales- type capital lease receivables approximate their carrying values. The fair value of the Company's long-term debt is estimated based on current rates offered to the Company for debt of the same remaining maturities and the quoted market price for the notes. At December 31, 2001, there was no quoted market price for ALARIS Medical Systems' senior secured notes; however, the Company believed the estimated fair value of the senior secured notes approximated its carrying value.

        The carrying values and fair values of the Company's debt at December 31, 2002 and 2001, were as follows:

	December 31, 2002		December 31, 2001
	Carrying Value	Fair Value	Carrying Value	Fair Value
7 1/4% convertible subordinated debentures due 2002	$—	$—	$15,969	$15,969
9 3/4% senior subordinated notes due 2006	180,000	181,800	180,000	171,000
11 5/8% senior secured notes due 2006	170,000	191,250	170,000	170,000
11 1/8% senior discount notes due 2008	177,468	171,990	159,258	117,000

Product warranties and deferred service revenues:

        Generally, the Company's standard warranty for infusion instruments is a one or two year warranty (based on the specific product) that covers both parts and labor. In some instances, a customer may elect to have parts-only warranty coverage, which adds a year to the coverage period and limits coverage to parts only. Patient monitoring products generally have a 3 year parts and labor warranty. For patient monitoring products the Company sells that are manufactured by a third party, the Company passes on to the customer the warranty provided by the manufacturer. The Company provides for the estimated cost of product warranties at the time revenue is recognized. The Company's product warranty liability reflects management's best estimate of probable liability under its product warranties. Management estimates the liability based on the Company's stated warranty policies and practices, the historical frequency of claims, and the cost to replace or repair its products under warranty.

        The Company also engages in the sale of professional and technical services for which revenue is deferred and recognized upon completion of the service. Additionally, the Company sells extended on-site service programs for which revenue is deferred and recognized over the service period. Changes in the liability for product warranty and deferred service revenue associated with these service programs for the period ended December 31, 2002 was as follows (in thousands):

Product warranties:
Balance at December 31, 2001	$8,023
Accruals for warranties issued during the period	9,697
Accruals related to pre-existing warranties	(321)
Settlements made during the period	(8,842)

Balance at December 31, 2002	$8,557

Deferred service revenue:
Balance at December 31, 2001	$7,763
Amounts added to accrual	8,114
Amounts recorded as revenue during the period	(1,816)

Balance at December 31, 2002	$14,061

Income taxes:

        The Company and its domestic subsidiaries file a consolidated Federal income tax return. Domestic subsidiaries file income tax returns in multiple states on either a stand-alone or combined basis. Foreign subsidiaries file income tax returns in their respective local jurisdictions.

        The Company recognizes deferred tax assets and liabilities based on the expected future tax consequences of events that have been included in the financial statements and tax returns in different periods. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company provides a reserve against its deferred tax assets when, in the opinion of management, it is more likely than not that such assets will not be realized.

Net income (loss) per common share:

        Basic and diluted net income (loss) per common share has been computed in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("FAS 128"), using the weighted-average number of shares of common stock outstanding and common stock equivalents during the period. In accordance with FAS 128, diluted earnings (loss) per share from discontinued operations and total diluted earnings (loss) per share are calculated using the weighted average shares for continuing operations earnings (loss) per share.

        For the year ended December 31, 2002, basic and diluted earnings per share were $.14 and $.13, respectively, using weighted average common shares of 59,401 for basic and weighted average common shares and potential dilutive shares of 62,369, for diluted earnings per share. Weighted average common shares used in the calculation of diluted earnings per share for the year ended December 31, 2002, includes common stock equivalents of 2,968. For the year ended December 31, 2002, options to purchase 310 shares of common stock were excluded from the calculation of common stock equivalents because the options have an exercise price greater than or equal to the average market value of ALARIS Medical's common stock during the period.

        As the Company experienced net losses from continuing operations for 2001 and 2000, basic and diluted net loss per share are the same. If the Company had earnings from continuing operations for the years ended December 31, 2001 and 2000, common stock equivalents of 524 and 22, respectively, would have been added to the weighted shares outstanding for the respective periods. For the years ended December 31, 2002, 2001, and 2000, options to purchase 310, 5,784 and 7,757 shares of common stock, respectively, were excluded from the calculation of common stock equivalents because the options have an exercise price greater than or equal to the average market value of ALARIS Medical's common stock during the period.

        Shares issuable upon the assumed conversion of ALARIS Medical's 7 1/4% convertible subordinated debentures were not included in the calculation of diluted earnings per share in 2001 and 2000 as the impact would be anti-dilutive. For the years ended December 31, 2001 and 2000, the $15,969 of such convertible debentures, if converted at an exercise price of $18.14 per share, would have resulted in an increase of 880 common shares and an increase of $695, net of taxes, to net income, due to the reduction in interest expense. The Company retired its 7 1/4% convertible subordinated debentures on January 15, 2002. (See note 6.)

Segment information:

        The Company uses the management approach to report segment information. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. The Company also discloses segment information about products and services, geographic areas, and major customers. (See note 12.)

Comprehensive income (loss):

        In addition to net income (loss), the Company reports comprehensive income (loss) and its components, including foreign currency translation items currently recorded to stockholders' equity. Comprehensive income is displayed in the Consolidated Statement of Changes in Stockholders' Equity and includes items not currently included in net income (loss). Comprehensive income (loss) does not have an impact on the Company's results of operations. At December 31, 2002, the accumulated equity adjustment from foreign currency translation was $4,597 and the accumulated effect of cash flow hedges, net of tax, was $141.

Shipping and handling costs:

        Shipping and handling costs for customer sales are classified as a selling and marketing expense. Shipping and handling costs for customers for the years ended December 31, 2002, 2001 and 2000 were $7,803, $7,797 and $6,916, respectively.

Stock-based compensation:

        The Company measures compensation expense for ALARIS Medical's stock-based employee compensation plans using the intrinsic value method and provides pro forma disclosures of net income (loss) as if the fair value-based method had been applied in measuring compensation expense.

        At December 31, 2002, the Company had several stock-based compensation plans from which incentive stock options may be granted to key employees of the Company and non-qualified stock options may be granted to key employees, directors, officers, independent contractors and consultants. The Company accounts for options issued to employees, directors and officers under those plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees, and related Interpretations." Generally, no stock-based employee compensation cost is reflected in net income, as all options granted under those plans have an exercise price equal to the market value of the underlying common stock on the date of grant. Stock options issued to independent contractors and consultants under those plans are accounted for using a fair value method and are remeasured to fair value at each period end until the earlier of the date that performance by the counter party is complete or a performance commitment has been reached.

        The following table illustrates the effect on net income and earnings per share if the company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation, assuming such standard had been adopted January 1, 1995.

	Year Ended December 31,
	2002	2001	2000
Net income (loss), as reported(a)	$8,181	$(9,835)	$(11,558)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1,943)	(882)	(1,685)

Pro forma net income (loss)	$6,238	$(10,717)	$(13,243)

Earnings (loss) per share:
Income (loss) per common share from continuing operations, basic	$.14	$(.23)	$(.21)

Income (loss) per common share from continuing operations, diluted	$.13	$(.23)	$(.21)

Income (loss) per common share from continuing operations, pro forma basic	$.11	$(.24)	$(.24)

Income (loss) per common share from continuing operations, pro forma diluted	$.10	$(.24)	$(.24)

Income per common share from discontinued operations, basic and diluted	$—	$.07	$.01

Income per common share from discontinued operations, pro forma basic and diluted	$—	$.07	$.01

Loss per common share from extraordinary item, basic and diluted	$—	$(.01)	$—

Loss per common share from extraordinary item, pro forma basic and diluted	$—	$(.01)	$—

Net income (loss) per common share, basic	$.14	$(.17)	$(.20)

Net income (loss) per common share, diluted	$.13	$(.17)	$(.20)

Net income (loss) per common share, pro forma basic	$.11	$(.18)	$(.23)

Net income (loss) per common share, pro forma diluted	$.10	$(.18)	$(.23)

(a)
Stock-based compensation cost for options issued to consultants for services, net of related tax effects, included in net income as reported for the year ended December 31, 2002 was $60. There were no such costs recorded during the years ended December 31, 2001 and 2000.

        These pro forma amounts may not be representative of future costs since the estimated fair value of stock options is amortized to expense over the vesting period and additional options may be granted in future years. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for the years ended December 31, 2002, 2001 and 2000, respectively — dividend yields of 0%, expected volatility of 75%, 90% and 85%, risk free interest rates of 3.4%, 4.4% and 5.2%, and expected lives of 3-7 years. The weighted average grant date fair value of options granted during 2002 was $3.30. The weighted average exercise price of options granted during 2002 whose exercise price was greater than fair value, is $4.37. The weighted average fair value of such options was $2.63.

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because ALARIS Medical's employee stock options have characteristics significantly different from those of traded options, and because changes in subjective input assumptions can materially affect the fair value estimates, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock based compensation plans. To comply with disclosure requirements, the Company has valued its options using the Black-Scholes option valuation model but plans to assess other valuation models and assumptions that may more accurately reflect the value of the Company's stock options.

Recent pronouncements:

        In April 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" (SFAS 145). As a result of SFAS 145, gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria in Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations — Reporting the Effects of Disposal of A Segment of A Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" (APB 30). Applying the provisions of ABP 30 will distinguish transactions that are part of an entity's recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. Adoption of SFAS 145 related to debt extinguishment is required for fiscal years beginning after May 15, 2002. Additionally, this statement requires that capital leases that are modified so that the resulting lease agreement is classified as an operating lease be accounted for under the sale-leaseback provisions of FASB Statement No. 98, "Accounting for Leases: Sale-Leaseback Transactions Involving Real Estate; Sales-Type Leases of Real Estate; Definition of the Lease Term; Initial Direct Costs of Direct Financing Leases." Provisions of SFAS 145 related to leases are required to be adopted for transactions occurring after May 15, 2002. The adoption of SFAS is not expected to have a material impact on the Company's financial position or results of operations.

        In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (SFAS 146). SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of SFAS 146 is not expected to have a material impact on the Company's financial position or results of operations.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" (FIN 45). FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of the interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002 and the disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The FIN 45 disclosure requirements are included in note 1 under "Product warranties and deferred service revenues." The adoption of FIN 45 is not expected to have a material impact on the Company's financial position or results of operations.

NOTE 2 — GOODWILL AND OTHER INTANGIBLE ASSETS — ADOPTION OF FASB STATEMENTS 141 AND 142

        Effective January 1, 2002, the Company adopted FAS 141 and FAS 142 which were issued by the Financial Accounting Standards Board in July 2001. Under FAS 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives (but with no maximum life). FAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method and eliminates the pooling-of-interests-method of accounting. Intangible assets that do not meet certain defined criteria in FAS 141 for recognition apart from goodwill shall be reclassified as goodwill as of the date FAS 142 is initially applied in its entirety. As required by FAS 142, the Company has completed an assessment of the categorization of its existing intangible assets and goodwill in accordance with the new criteria and has reported them appropriately on the consolidated balance sheet. In accordance with FAS 141, the Company reclassified its workforce, net of its related deferred tax liability, as goodwill. The Company performed a transitional goodwill impairment test and determined the asset not to be impaired.

        Upon adoption of FAS 142, the Company determined that an intangible asset related to the "IVAC" trade name had an indefinite life and in accordance with FAS 142, should not be amortized as there are no legal, regulatory, contractual, economic or other factors that limit the useful life of this intangible asset to the reporting units. As of December 31, 2002, there was no impairment loss associated with such indefinite-lived intangible asset as its fair value exceeds the carrying amount.

        Intangible assets with finite lives will continue to be amortized over the expected economic lives of the intangible assets. The Company reassessed the useful lives of its intangible assets and determined no change in useful lives to be required for its finite-lived assets.

ALARIS MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except per share data)

        Under these standards, the Company ceased amortizing goodwill totaling $143,984, including $2,714 ($4,523 before tax effect) of its workforce previously classified as an other intangible asset, and trademarks totaling $74,750 as of January 1, 2002. Adoption of the new standards resulted in not recognizing $9,264 in amortization expense for year ended December 31, 2002 that would have been recognized had the previous standards been in effect.

        The following table presents the impact of FAS 141 and FAS 142 on income from operations, net loss and loss per common share, as if they had been in effect for the years ended December 31, 2001 and 2000.

	Year Ended December 31, 2001	Year Ended December 31, 2000
Income from operations, as reported	$43,980	$41,381
Goodwill amortization	5,760	5,760
Workforce amortization	504	504
Trade name amortization	3,000	3,000

Pro forma income from operations	$53,244	$50,645

Loss from continuing operations, as reported	$(13,399)	$(12,089)
Goodwill amortization	5,760	5,760
Workforce amortization	504	504
Trade name amortization	3,000	3,000
Tax effect	(1,400)	(1,400)

Pro forma loss from continuing operations	$(5,535)	$(4,225)

Net loss, as reported	$(9,835)	$(11,558)
Goodwill amortization	5,760	5,760
Workforce amortization	504	504
Trade name amortization	3,000	3,000
Tax effect	(1,400)	(1,400)

Pro forma net loss	$(1,971)	$(3,694)

Basic and diluted loss per common share from continuing operations, as reported	$(.23)	$(.21)
Aggregated change in amortization, net of tax	.13	.13

Pro forma basic and diluted loss per common share from continuing operations	$(.10)	$(.08)

Basic and diluted net loss per common share, as reported	$(.17)	$(.20)
Aggregated change in amortization, net of tax	.13	.13

Pro forma basic and diluted net loss per common share	$(.04)	$(.07)

        Acquired other intangible assets were as follows:

	December 31, 2002		December 31, 2001
	Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization
Patents	$29,021	$18,135	$28,946	$16,550
Distribution rights and license agreements	8,462	4,024	8,578	3,330

Subtotal other intangible assets, net (subject to amortization)	37,483	22,159	37,524	19,880

Acquired other intangible assets (not subject to amortization):
IVAC trade name	90,000	15,250	90,000	15,250

Other intangible assets, net	$127,483	$37,409	$127,524	$35,130

        For the years ended December 31, 2002 and 2001, amortization expense for other intangible assets, net was $2,279 and $5,352, respectively. The estimated future annual amortization expense for other intangible assets, net is as follows:

Fiscal Year
2003	$2,182
2004	2,182
2005	2,182
2006	2,130
2007	1,774

NOTE 3 — DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Foreign currency

        As of December 31, 2002, the Company's only derivatives in place were forward contracts valued at $62 and designated as hedges of forecasted cash flows in various foreign currencies and foreign currency option contracts valued at $248 to hedge anticipated transactions.

        As part of the Company's risk management strategy, management put in place a hedging program beginning in 2001 under which the Company enters into forward foreign exchange and currency option contracts to hedge a portion of forecasted cash receipts and payments denominated in currencies other than the U.S. dollar. These contracts are entered into to reduce the risk that the Company's earnings and cash flows, resulting from certain forecasted transactions, will be affected by changes in foreign currency exchange rates. However, the Company may be impacted by changes in foreign exchange rates related to the unhedged portion of the forecasted transactions. The success of the hedging program depends, in part, on forecasts of the Company's transactions in various currencies (primarily the Euro).

Hedges are placed for periods consistent with identified exposures, but generally no longer than the end of the year for which we have substantially completed our annual business plan.

        The Company may experience unanticipated foreign currency exchange gains or losses to the extent that there are timing differences between forecasted and actual activity during periods of currency volatility. However, since the critical terms of contracts designated as cash flow hedges are the same as the underlying forecasted transaction, changes in fair value of contracts should be highly effective in offsetting the present value of changes in the expected cash flows from the forecasted transaction. The ineffective portion of any changes in the fair value of option contracts designated as hedges, if any, is recognized immediately in earnings. The Company did not recognize material gains or losses resulting from either hedge ineffectiveness or changes in forecasted transactions during the years ended December 31, 2002 and 2001.

        The effective portion of any changes in the fair value of the derivative instruments, designated as cash flow hedges, is recorded in other comprehensive income (OCI) until the hedged forecasted transaction occurs. Once the forecasted transaction occurs, the effective portion of any related gains or losses on the cash flow hedge is reclassified from OCI to earnings. In the event the hedged forecasted transaction does not occur, or it becomes probable that it will not occur, the ineffective portion of any gain or loss on the related cash flow hedge would be reclassified from OCI to earnings at that time.

        For the years ended December 31, 2002 and 2001, the Company recognized net charges related to the designated cash flow hedges of forecasted transactions in the amounts of $883 and $108, respectively, in other expense, which consisted primarily of premium costs for option contacts. At December 31, 2002, $235 ($141 after tax) was included in accumulated other comprehensive loss. This represents the remaining option premium costs net of the fair value of the open option contracts that are designated as cash flow hedges. This loss is expected to be charged to earnings during 2003 as the hedged transactions occur.

        In addition to forecasted cash flow transactions, the Company hedges the majority of its net recognized foreign currency transactional exposures with forward foreign exchange contracts to reduce the risk that the Company's earnings and cash flows will be affected by changes in foreign currency exchange rates. These derivative instruments do not subject the Company's earnings or cash flows to material risk due to exchange rate movements because gains and losses on these contracts offset losses and gains on the assets and liabilities being hedged. These forward foreign exchange contracts are generally entered into for periods of one to six months. The realized loss on foreign exchange transactions for the years ended December 31, 2002 and 2001 was $1,906 and $1,756, respectively, and is included in other expense. Under our hedging program, the losses in 2002 were more than offset by unrealized gains of $2,097 on the underlying assets. Losses in 2001 were offset only to a minor degree because our hedging program was not fully implemented until the beginning of 2002. For the year ended December 31, 2002, a net gain of $190 was included in other income and expense from all foreign exchange transactions, realized and unrealized.

NOTE 4 — SALE OF INSTROMEDIX

        On August 31, 2000, pursuant to an Asset Purchase Agreement dated as of August 17, 2000, the Company sold the assets and certain liabilities of its Instromedix division to Card Guard Technologies, Inc. ("Buyer") for $30,000 in cash (the "Sale").

        The Asset Purchase Agreement and the other agreements executed in connection with the sale required the Company to assist Buyer in setting up a fully independent headquarters and manufacturing facility in San Diego, California. Pursuant to these agreements, $5,000 of the $30,000 purchase price was placed in escrow. The Company received such escrowed amount, after certain offsets, upon completion of its obligations under the agreements in the first quarter of 2001 and recognized a gain. The total after-tax gain recorded related to the Sale was $5,576, with $3,737, or $.06 per share, recorded during 2001 and $1,839, or $.03 per share recorded in 2000. Approximately $18,000 of the net cash proceeds from the Sale (after taxes and other estimated costs) was used to repay indebtedness under the bank credit facility. Additionally, during the second quarter of 2001, the Company received a $4,513 refund of Federal tax payments made in 2000 related to the sale of Instromedix.

        As a result of the Sale, the Company's consolidated statements of operations exclude the Instromedix results from continuing operations and reflect such operating results as discontinued operations. The operating results for Instromedix for 2000 through the Sale date have been reported as a loss from operations of discontinued business for the year ended December 31, 2000. During 2001, the Company assessed additional reserves related to the discontinued business and determined the contingency was no longer probable. This change in estimate resulted in the release of a reserve of $450 ($270 net of tax) which is recorded in discontinued operations. For the year ended December 31, 2000, Instromedix sales included in discontinued operations were $8,672.

NOTE 5 — COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS

	December 31,
	2002	2001
Receivables, net:
Trade receivables	$85,145	$62,219
Allowance for doubtful accounts	(3,650)	(2,842)

	81,495	59,377
Current portion of net investment in sales-type capital leases (note 10)	8,555	8,516

	$90,050	$67,893

Inventories:
Raw materials	$27,946	$40,546
Work-in-process	2,322	4,993
Finished goods	26,656	23,869

	$56,924	$69,408

Prepaid expenses and other current assets:
Deferred income tax assets	$18,063	$28,653
Tax receivable	3,927	973
Other	4,776	4,189

	$26,766	$33,815

Property, plant and equipment, net:
Land	$640	$640
Building and leasehold improvements	17,912	16,991
Machinery and equipment	62,711	55,464
Information technology	34,274	28,791
Furniture and fixtures	7,946	7,188
Instruments at customers	38,190	28,785
Construction-in-process	4,802	7,620

	166,475	145,479
Accumulated depreciation and amortization	(110,027)	(87,872)

	$56,448	$57,607

        Depreciation expense was $19,595, $18,619 and $18,767 for 2002, 2001 and 2000, respectively, including $1,811, $1,440 and $1,422 of depreciation on capitalized computer software in 2002, 2001 and

2000, respectively. The net book value of instruments at customers at December 31, 2002 and 2001 was $7,770 and $6,897, respectively.

	December 31,
	2002	2001
Other non-current assets:
Capitalized patent issuance and trademark registration costs, net	$3,375	$2,719
Patent license agreements, net	6,902	8,242
Debt issue costs, net	11,608	14,230
Deferred tax assets	7,116	—
Other	6,665	6,010

	$35,666	$31,201

Intangible assets, net:
Patents and completed technology	$29,021	$28,946
Product licensing and distribution fees	8,462	8,578
Trademarks	90,000	90,000

	127,483	127,524
Accumulated amortization	(37,409)	(35,130)

	$90,074	$92,394

        Amortization expense of intangible assets was $4,363, $13,354 and $13,212 during 2002, 2001 and 2000, respectively.

	December 31,
	2002	2001
Accrued expenses and other current liabilities:
Compensation	$25,975	$28,886
Warranty	7,622	7,338
Interest	3,185	6,187
Other	14,375	10,709

	$51,157	$53,120

Other non-current liabilities:
Deferred income tax liability	$—	$2,726
Deferred revenue	14,061	7,763
Warranty	935	685
Other	5,042	5,070

	$20,038	$16,244

NOTE 6 — LONG-TERM DEBT

        Long-term debt consists of the following:

	December 31,
	2002	2001
9 3/4% senior subordinated notes due 2006	$180,000	$180,000
11 5/8% senior secured notes due 2006	170,000	170,000
11 1/8% senior discount notes due 2008	177,468	159,258
7 1/4% convertible subordinated debentures due 2002	—	15,969

	527,468	525,227
Current portion	—	(15,969)

Long-term debt	$527,468	$509,258

Senior secured notes:

        ALARIS Medical Systems completed an offering of $170,000 of Senior Secured Notes on October 16, 2001. Proceeds from the offering were $164,900, net of investment banking fees. These proceeds, along with existing cash of approximately $10,000, were used to repay all amounts then outstanding under ALARIS Medical Systems' bank credit facility ("Credit Facility") (approximately $157,400 including principal, accrued interest and cost to terminate a related interest rate swap agreement) and to repurchase $20,000 aggregate principal amount of ALARIS Medical Systems' 9 3/4% senior subordinated notes due 2006 ("Senior Subordinated Notes") at a discount to par. The termination of the interest rate swap resulted in a loss of $1,577, which was recorded as other expense.

        The extinguishment of the Credit Facility debt resulted in a charge of $2,800 ($1,680 net of tax benefit) related to the write-off of the then remaining unamortized debt issuance costs. The reacquisition of $20,000 principal amount of Senior Subordinated Notes at a discount to par and related write-off of unamortized debt issuance costs resulted in a net gain of $2,060 ($1,237 net of tax). The gains and losses from the early retirement of debt have been classified as extraordinary items in the consolidated statement of operations.

        The Senior Secured Notes bear interest at 11 5/8%, payable semi-annually, with all principal due at maturity on December 1, 2006. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Senior Secured Notes prior to maturity. Prior to December 1, 2003, the Company may redeem up to 35% in aggregate principal amount of Senior Secured Notes at a redemption price equal to 111.625% of the principal amount thereof plus accrued and unpaid interest with the cash proceeds of one or more public or private offerings of common stock of ALARIS Medical, Inc. On or after December 1, 2005, ALARIS Medical Systems may redeem the Senior Secured Notes at 105.813% of the principal amount thereof, plus accrued and unpaid interest. In the event of a change of control, as defined in the indenture, holders of the Senior Secured Notes will have the right to require ALARIS Medical Systems to purchase their Senior Secured Notes at 101% of the principal amount thereof, plus accrued and unpaid interest.

        The Senior Secured Notes rank senior to all other indebtedness of ALARIS Medical Systems and are collateralized by all capital stock in the directly owned domestic subsidiaries of ALARIS Medical Systems, except for those subsidiaries deemed unrestricted subsidiaries under the indentures, 65% of the capital stock in the directly owned foreign subsidiaries of ALARIS Medical Systems and substantially all other assets of ALARIS Medical Systems, including real property, equipment, intellectual property, inventory, personal property and general intangibles, other than accounts receivable. The Senior Secured Notes contain various restrictive covenants, including limiting the ability of ALARIS Medical Systems and its restricted subsidiaries to incur additional indebtedness or liens, make investments, sell assets, pay dividends, repurchase stock, enter into transactions with affiliates and consolidate, merge or sell all or substantially all of its assets.

Senior subordinated notes:

        The Senior Subordinated Notes bear interest at a rate of 9 3/4% per annum, which is payable semi-annually on June 1 and December 1 of each year. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Senior Subordinated Notes prior to maturity. The Senior Subordinated Notes are redeemable at the option of ALARIS Medical Systems, in whole or in part, at any time on or after December 1, 2001 at the price of 104.875%, plus accrued and unpaid interest, with the redemption price declining each December 1 thereafter. For 2003 such redemption price is 101.625%. On or after December 1, 2004, the redemption price is 100% of the principal amount thereof, plus accrued and unpaid interest. In the event of a change of control, as defined in the indenture, holders of the Senior Subordinated Notes will have the right to require ALARIS Medical Systems to purchase their Senior Subordinated Notes at 101% of the principal amount thereof, plus accrued and unpaid interest. The Senior Subordinated Notes are subject to certain restrictive and reporting covenants, including limiting the ability of ALARIS Medical Systems and its restricted subsidiaries to incur additional indebtedness or liens, make investments, sell assets, pay dividends, repurchase stock, enter into transactions with affiliates and consolidate, merge or sell all or substantially all of its assets. On October 16, 2001, in conjunction with the issuance of the Senior Secured Notes, ALARIS Medical Systems repurchased $20,000 aggregate principal amount of the Senior Subordinated Notes at a discount to par. At December 31, 2002, the Company had outstanding $180,000 of Senior Subordinated Notes.

Senior discount notes:

        In July 1998, ALARIS Medical completed the sale of $109,892 of 11 1/8% Senior Discount Notes due 2008 ("Senior Discount Notes"), receiving net proceeds of $106,321.

        The Senior Discount Notes accrete to $189,000 principal amount on August 1, 2003. Prior thereto, interest accruing on the Senior Discount Notes is added to the outstanding principal balance through July 31, 2003. Interest on the Senior Discount Notes accruing subsequent to July 31, 2003 is payable in cash semi-annually in arrears on February 1 and August 1, commencing February 1, 2004. The indentures governing the Senior Secured Notes and the Senior Subordinated Notes permit ALARIS Medical Systems to make distributions, or "restricted payments," to ALARIS Medical if at the time of the restricted payment, ALARIS Medical Systems satisfies the two conditions described in the following paragraphs. Additionally, payments to ALARIS Medical to fund up to $1,500 annually in ALARIS Medical operating or capital expenditures are defined as restricted payments but do not require meeting these conditions. Based on its operating results for the year ended December 31, 2002, ALARIS Medical Systems met the two required conditions to make restricted payments for the first time in the first quarter of 2003.

        The first condition which must be satisfied prior to making a restricted payment is that at the time of the distribution, ALARIS Medical Systems must have a Fixed Charge Coverage Ratio (as calculated in accordance with the indentures as described below) of at least 2.5 to 1 calculated for the four complete calendar quarters preceding the distribution as though the distribution had been made at the beginning of such period. The Fixed Charge Coverage Ratio will be determined by dividing ALARIS Medical Systems' Consolidated EBITDA (as defined in the indentures) by its Consolidated Interest Expense (as defined in the indentures). Based on the ALARIS Medical Systems interest expense for the year ended December 31, 2002, the actual amount of interest expense to be included in the calculation of the Fixed Charge Coverage Ratio was approximately $38,800. As a result, the minimum required Consolidated EBITDA to meet the ratio for 2002 was approximately $96,900 while the actual Consolidated EBITDA was approximately $97,600. Assuming no future changes to the amount or terms of currently outstanding debt of ALARIS Medical Systems, approximately $96,900 represents the minimum required Consolidated EBITDA for future four quarter calculations of the Fixed Charge Coverage Ratio.

        Under the indentures, Consolidated EBITDA is defined as follows: "With respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, plus, to the extent deducted in computing Consolidated Net Income: (i) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period; (ii) Consolidated Interest Expense of such Person for such period; and (iii) depreciation and amortization (including amortization of goodwill and other intangibles) and all other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period; and (iv) any extraordinary or non-recurring loss and any net loss realized in connection with either an Asset Sale or the extinguishment of indebtedness, in each case, on a consolidated basis determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person."

        The second condition which must be satisfied prior to making a restricted payment is that the distribution, together with certain other restricted payments, may not exceed a sum determined by reference to ALARIS Medical Systems' cumulative Consolidated Net Income (as defined in the indentures) for the period since January 1, 1997 and cash capital contributions received after such date, less restricted payments made. This condition provides that the Consolidated Net Income of ALARIS Medical Systems will be added to the amount available each quarter until such time as historical net losses (of $23,930 through December 31, 2002) are exhausted. Subsequent to such time, 50% of future ALARIS Medical Systems' net income will be added to the amount available. At December 31, 2002, the amount available for future restricted payments was $30,836.

        The preceding description of the provisions of the indentures which govern restricted payments, including the defined terms, is a summary only and is qualified in its entirety by the text of the indentures, which the Company has previously filed with the Securities and Exchange Commission. (See Item 15, "Exhibits, Financial Statement Schedules and Reports on Form 8-K.")

        As described above, for the year ended December 31, 2002, ALARIS Medical Systems met the requirements under its debt agreements to make a restricted payment in the first quarter of 2003. As a result, in February 2003, ALARIS Medical Systems made distributions to ALARIS Medical in the amount of $30,800. ALARIS Medical used a portion of such distributions to repurchase in a private transaction $25,000 face amount of the Senior Discount Notes at a total cost of $25,000 representing a premium of $1,171 or 4.7% over the then accreted carrying value. Such premium, along with a write-off of unamortized debt issue cost related to the purchased amount of debt, will be recorded as a charge of $1,545 (approximately $1,000 after tax) in the Company's first quarter 2003 operating results.

Convertible Debentures:

        ALARIS Medical's 7 1/4% convertible subordinated debentures ("Convertible Debentures") were retired at their scheduled maturity on January 15, 2002.

        The indentures governing ALARIS Medical Systems' 11 5/8% senior secured notes and 9 3/4% senior subordinated notes permit ALARIS Medical Systems to use $15,000 of its cash on hand to invest in a wholly owned unrestricted subsidiary. ALARIS Medical Systems made such investment and the unrestricted subsidiary used a portion of the proceeds of such investment to acquire $183 in principal amount of the Convertible Debentures at an approximate 1% discount in the open market in 2001. In 2002, the remaining $14,812 was loaned to ALARIS Medical, which used the proceeds of such loan and proceeds from the exercise of stock options to retire the $15,969 of Convertible Debentures. A portion of the stock option exercise proceeds resulted from the exercise by some of our executive officers of stock options. In connection with the exercise, three of our executive officers received interest-bearing, short-term loans, aggregating $620, from ALARIS Medical Systems. These loans were repaid in full in early 2002. ALARIS Medical was entitled to require such executive officers to exercise such options in order to provide ALARIS Medical with sufficient funds to retire the Convertible Debentures. Such options were granted to these executive officers in anticipation of ALARIS Medical's need to require such exercise in order to complete the retirement of the Convertible Debentures.

ALARIS MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except per share data)

        Maturities of long-term debt during the years subsequent to December 31, 2002 are as follows:

2003	$—
2004	—
2005	—
2006	350,000
2007	—
2008	177,468

$527,468

NOTE 7 — INCOME TAXES

        The provision for (benefit from) income taxes comprises the following:

	Year Ended December 31,
	2002	2001	2000
Continuing operations:
Current:
Federal	$932	$(3,821)	$343
State	151	601	—
Foreign	3,428	2,723	175

Total current	4,511	(497)	518

Deferred:
Federal	249	(1,683)	(2,112)
State	(737)	(1,779)	(449)
Foreign	1,234	(325)	(1,157)

Total deferred	746	(3,787)	(3,718)

Provision for (benefit from) income taxes for continuing operations	$5,257	$(4,284)	$(3,200)

	Year Ended December 31,
	2002	2001	2000
Discontinued operations:
Current:
Federal	$—	$891	$4,999
State	—	189	1,060

Total current	—	1,080	6,059

Deferred:
Federal	—	1,314	(4,707)
State	—	278	(998)

Total deferred	—	1,592	(5,705)

Provision for income taxes for discontinued operations	$—	$2,672	$354

        The principal items accounting for the differences in income taxes computed at the U.S. statutory rate (35%) and the effective income tax rate for continuing operations comprise the following:

	Year Ended December 31,
	2002	2001	2000
Taxes computed at statutory rate	$4,703	$(6,189)	$(5,352)
State income taxes, net of federal benefit	(381)	(766)	(292)
Effect of foreign operations	827	610	481
Amortization and write-off of non-deductible intangible assets	—	2,016	2,016
U.S. research credits	(200)	(717)	—
U.S. nondeductible expenses	308	1,086	695
Other, net	—	(324)	(748)

Provision for (benefit from) income taxes for continuing operations	$5,257	$(4,284)	$(3,200)

        The components of the net deferred tax assets included in the Consolidated Balance Sheet as of December 31, 2002 and 2001 are as follows:

	2002	2001
Deferred tax assets:
Accrued liabilities and reserves	$46,289	$48,295
Unearned income	2,434	1,342
Credit carryforwards	3,793	3,793
Inventory	6,246	5,928
Net operating loss carryforwards	—	1,318
Miscellaneous	131	568

	58,893	61,244
Valuation allowance	(1,662)	(1,662)

Total deferred tax assets	57,231	59,582
Deferred tax liabilities:
Intangible assets	29,376	28,702
Property, plant and equipment	209	2,150
Miscellaneous	2,467	2,803

Net deferred tax assets	$25,179	$25,927

        As of December 31, 2002, the Company had foreign tax credit carryforwards and alternative minimum tax credit carryforwards of approximately $1,973 and $839, respectively, and state research and development tax credit carryforwards of approximately $1,516 before federal tax effect. The foreign tax credits have expiration dates through 2006.

        U.S. income taxes and foreign withholding taxes were not provided for on undistributed earnings for certain non-U.S. subsidiaries. The Company intends to reinvest these earnings indefinitely in operations outside the United States.

NOTE 8 — STOCK OPTION PLANS

        ALARIS Medical maintains stock option plans under which incentive stock options may be granted to key employees of the Company and non-qualified stock options may be granted to key employees, directors, officers, independent contractors and consultants.

        The exercise price for incentive stock options generally may not be less than the underlying stock's fair market value at the grant date. The exercise price for non-qualified stock options granted to employees is determined by the Compensation Committee of the Board of Directors. The exercise price for non-qualified stock options granted to non-employee directors may not be less than the underlying stock's fair market value at the grant date.

        Options granted to employees vest and become exercisable as determined by the Compensation Committee and as set forth in the respective grantee's stock option agreement. Options granted to non-employee directors generally vest and become exercisable over a three-year period. Beginning in 2002, options granted to employees generally expire upon the earlier of the termination of the optionee's employment, with vested options expiring ninety days after termination of employment, or ten years from the grant date. Options granted to non-employee directors generally expire upon the earlier of the date the optionee is no longer a director or effective in 2002, ten years from the grant date. Options granted to non-employee directors in lieu of cash retainer are fully vested upon grant and terminate ten years from the date of grant.

        Of the total 9,500 shares available for issuance upon exercise of stock options under the 1996 Stock Option Plan, 2,800 shares are reserved for issuance pursuant to "performance options". In December 2002, the Board of Directors amended (subject to stockholder approval) the 1996 Stock Option Plan to make the remaining portion of these 2,800 reserved shares available for option grants which are not subject to the vesting restriction contained in the performance options. At December 31, 2002, 1,764 of such options were outstanding. The vesting for these specific options granted is the earlier of seven years after the grant date or 30% at the time market value of ALARIS Medical's common stock reaches $7.00, another 40% when it reaches $9.00 and another 30% when it reaches $11.00 per share for 60 out of 66 consecutive business days.

Stock option activity:

        Activity for 2002, 2001 and 2000 with respect to these plans is as follows:

	Shares Underlying Options	Option Price Per Share
Outstanding at December 31, 1999	7,967	$1.78 - $6.75
Granted	1,325	$0.41 - $2.81
Exercised	(1)	$1.81 - $1.81
Canceled	(1,666)	$1.31 - $6.75

Outstanding at December 31, 2000	7,625	$0.41 - $6.75
Granted	1,267	$0.34 - $3.30
Exercised	(111)	$0.41 - $3.09
Canceled	(2,150)	$0.56 - $6.75

Outstanding at December 31, 2001	6,631	$0.34 - $6.75
Granted	2,098	$2.61 - $7.00
Exercised	(638)	$0.41 - $6.00
Canceled	(528)	$0.41 - $6.13

Outstanding at December 31, 2002	7,563	$0.34 - $7.00

        At December 31, 2002, 2,897 shares were available for future grant and 10,460 shares of common stock were reserved for issuance pursuant to the Company's stock option plans. At December 31, 2002, 2001 and 2000, shares exercisable were 3,650, 3,176 and 3,488, respectively.

        The following table summarizes information about employee stock-based compensation plans outstanding at December 31, 2002:

OPTIONS OUTSTANDING AND EXERCISABLE BY PRICE RANGE AS OF DECEMBER 31, 2002

Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life-Years	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.34 - $1.34	1,137	7.95	$0.75	623	$0.68
$1.38 - $1.88	1,041	6.41	$1.72	574	$1.76
$1.91 - $2.00	1,232	6.98	$2.00	3	$1.93
$2.00 - $3.00	1,905	7.43	$2.70	618	$2.86
$3.09 - $3.69	1,272	6.15	$3.31	1,189	$3.31
$3.75 - $7.00	976	7.71	$5.05	643	$4.81

$0.34 - $7.00	7,563	7.11	$2.56	3,650	$2.80

NOTE 9 — BENEFIT PLANS

Pension plans:

        The Company had a defined benefit pension plan (the "Plan") which covered substantially all of its U.S. employees of a predecessor company as of December 31, 1993. On December 1, 1993, the predecessor company's Board of Directors approved amendments to the Plan provisions which include, among other matters, cessation of benefit accruals after December 1, 1993. All earned benefits as of that date were preserved and the Company will continue to contribute to the Plan as necessary to fund earned benefits. No contributions to the Plan were required during 2002, 2001 or 2000 due to the prepaid position of the Plan during those years.

        The following table sets forth the change in the benefit obligation and the change in the Plan assets during the years ended December 31, 2002 and 2001 and the Plan's estimated funded status and amounts recognized in the Company's balance sheet as of December 31, 2002 and 2001:

	December 31,
	2002	2001
Change in benefit obligation:
Benefit obligation at beginning of year	$12,653	$11,185
Service cost	281	313
Interest cost	924	885
Benefits paid	(279)	(288)
Actuarial loss	822	558

Benefit obligation at end of year	$14,401	$12,653

Change in Plan assets:
Fair value of Plan assets at beginning of year	$17,522	$19,302
Actual return on Plan assets	(2,083)	(1,492)
Benefits paid	(279)	(288)

Fair value of Plan assets at end of year	$15,160	$17,522

Funded status	$759	$4,869
Unrecognized actuarial loss (gain)	3,278	(1,191)

Prepaid benefit cost	$4,037	$3,678

        The components of net periodic benefit gain for the years ended December 31, 2002, 2001 and 2000 are as follows:

	December 31,
	2002	2001	2000
Service cost	$281	$313	$308
Interest cost	924	885	836
Expected return on Plan assets	(1,563)	(1,726)	(1,702)
Recognized actuarial gain	—	(255)	(357)

Net periodic benefit gain	$(358)	$(783)	$(915)

Assumptions used in the accounting are as follows:
Discount rates	7.00%	7.50%	8.00%
Rates of increase in compensation levels	NA	NA	NA
Expected long-term rates of return on assets	9.00%	9.00%	9.00%

Defined contribution plan:

        ALARIS Medical Systems has a 401(k) plan that allows eligible employees to contribute a portion of their compensation on a pretax and/or after-tax basis in accordance with specified guidelines. ALARIS Medical Systems matches a percentage of the employee contributions up to certain limits. The Company's contribution expense for the years ended December 31, 2002, 2001 and 2000 was $1,903, $1,668 and $1,827, respectively.

        At December 31, 2002, the 401(k) plan had total assets of $90,979 spread among ten investment funds. Plan participants can choose to allocate their contributions and the Company matching contributions to any one or number of the eight active investment choices. Included in the plan is a fund which invests solely in the common stock of ALARIS Medical (the "Stock Fund"). The Stock Fund was established in 1998 and received participant contributions until February 2001 when new contributions were no longer allowed. At such time, the Stock Fund held 1,480 shares of ALARIS Medical common stock. Participants are still allowed to move their holdings out of the Stock Fund. At December 31, 2002, the Stock Fund held 1,261 shares, or approximately 2.1% of the total shares outstanding, of ALARIS Medical common stock.

NOTE 10 — LEASES

Lease receivables:

        Anticipated future minimum amounts due under customer agreements accounted for as sales-type capital leases as of December 31, 2002 are as follows:

Year Ending December 31:	Sales-type Capital Leases
2003	$12,085
2004	8,774
2005	6,567
2006	4,183
2007	1,721
Thereafter	488

Total	$33,818

        The net investment in sales-type capital leases consists of the following:

	December 31,
	2002	2001
Minimum lease payments	$33,818	$45,866
Unguaranteed residual value of leased equipment	—	24
Unearned interest income	(7,998)	(12,040)
Allowance for estimated uncollectible lease receivables	(1,215)	(1,109)

Net investment in sales-type capital leases	24,605	32,741
Current portion	(8,555)	(8,516)

Net investment in sales-type capital leases, less current portion	$16,050	$24,225

Lease commitments:

        The Company leases buildings and equipment under non-cancelable operating leases with terms ranging from approximately 2 to 13 years. Scheduled future minimum lease commitments as of December 31, 2002 are as follows:

Year Ending December 31:	Operating Leases
2003	$6,413
2004	6,013
2005	5,946
2006	2,021
2007	1,368
Thereafter	5,398

$27,159

        Rental expense was $5,673, $5,634 and $6,103 during 2002, 2001 and 2000, respectively. Certain facility leases contain escalation clauses. The Company recognizes rent expense on a straight-line basis over the lease term.

NOTE 11 — RESTRUCTURING, INTEGRATION AND OTHER NON-RECURRING CHARGES

        During the first quarter of 2002, the Company recorded a non-recurring benefit of $1,125 for an insurance settlement. The settlement related to damages and losses incurred at one of our disposable products manufacturing plants in Mexico in 1993 as a result of flooding. The contingency related to the insurance settlement was resolved in the first quarter of 2002, when we received proceeds of $1,000 during the first quarter and notification of an additional payment due of $125, which was received during April 2002.

        Also during the first quarter of 2002, the Company initiated a plan to restructure our technical services operations in Central Europe. In this connection, the Company recorded a charge of $540 which included $400 for severance costs for 21 positions affected by the relocation of the German operation and $140 related to lease termination. As of December 31, 2002, all severance payments have been made to the identified employees.

        During 2001, the Company recorded a charge of $3,369 for restructuring and other non-recurring activities. These activities were related to streamlining of operations in the North America business unit and resulted in the elimination of 71 positions. The restructuring and other non-recurring charges are composed of severance and related benefits of $2,562 and consulting fees of $807. The Company also incurred non-recurring charges of $3,520 in 2001 related to obtaining an amendment to the Credit Facility. The charges related to legal, advisory and other consultant expenses incurred by ALARIS and its lenders, which the Company was required to pay.

        During the year ended December 31, 2000, the Company recorded a charge of $7,048 related to restructuring activities in the manufacturing facilities in Creedmoor, North Carolina, Basingstoke, England and San Diego, California. Of this charge, $5,306 related to employee termination benefits, $601 related to termination of a product distribution agreement (including legal expenses), $117 related to the closure of a foreign sales office and $1,024 related to non-cash charges for fixed asset write-offs.

NOTE 12 — SEGMENT INFORMATION

        The Company's segment performance is based on results of two geographical business segments within the same line of business — North America and International.

        The Company is organized primarily based on geographic location with the United States and Canada drug infusion and patient monitoring business, and Mexico manufacturing activities, representing the North American segment. All other international operations, including Europe, Asia, Australia and Latin America, represent the International segment.

        The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies" (note 1). The geographical data does not include intersegment revenues. All expenses associated with corporate headquarters appear in the North America business unit. The Company evaluates the performance of its segments based on operating income and adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA). Adjusted EBITDA represents income from operations before restructuring, integration, extraordinary items, other non-recurring charges, depreciation and amortization. Adjusted EBITDA does not represent net income or cash flows from operations, as these terms are defined under generally accepted accounting principles.

        The table below presents information about reported segments for the years ended December 31:

	North America	International	Total
2002
Sales	$317,708	$142,625	$460,333
Income from operations	38,812	32,862	71,674
Adjusted EBITDA	54,222	40,825	95,047
2001
Sales	$285,630	$127,165	$412,795
Income from operations	20,139	23,841	43,980
Adjusted EBITDA	51,984	30,858	82,842
2000
Sales	$259,864	$119,084	$378,948
Income from operations	24,956	16,425	41,381
Adjusted EBITDA	54,138	26,270	80,408

        Reconciliation of total segment adjusted EBITDA to consolidated income (loss) from continuing operations before taxes:

	2002	2001	2000
Adjusted EBITDA
Total adjusted EBITDA for reportable segments	$95,047	$82,842	$80,408
Depreciation and amortization	(23,958)	(31,973)	(31,979)
Net interest	(57,186)	(57,704)	(56,530)
Restructuring and other non-recurring items	585	(6,889)	(7,048)
Other reconciling items	(1,050)	(3,959)	(140)

Income (loss) from continuing operations before income taxes	$13,438	$(17,683)	$(15,289)

	Sales
	2002	2001	2000
Product Line Information
Drug Infusion	$404,918	$356,148	$326,141
Patient Monitoring	31,754	33,383	31,088
Service	21,644	20,791	19,427
Shipping and handling	2,017	2,473	2,292

	$460,333	$412,795	$378,948

	Sales			Long-Lived Assets
	2002	2001	2000	2002	2001
Geographical Information
United States	$303,914	$267,861	$246,289	$323,910	$332,551
International(A)	156,419	144,934	132,659	18,312	16,860

	$460,333	$412,795	$378,948	$342,222	$349,411

(A)
Includes Canadian sales, which are included in the North America unit for segment reporting purposes.

NOTE 13 — CASH FLOW INFORMATION

        During the year ended December 31, 2002, federal, state, and foreign taxes paid, net of tax refunds, totaled $7,416. During the year ended December 31, 2001, federal, state, and foreign taxes paid, net of tax refunds, resulted in a cash inflow of $963. Federal, state and foreign income taxes paid during 2000 totaled $8,335. Interest paid during 2002, 2001 and 2000 totaled $40,362, $38,008 and $40,901, respectively.

NOTE 14 — CONTINGENCIES AND LITIGATION

Government Regulation

        The United States Food and Drug Administration (the "FDA"), pursuant to the Federal Food, Drug, and Cosmetic Act (the "FDC Act"), regulates the introduction of medical devices into commerce, as well as testing manufacturing procedures, labeling, adverse event reporting and record keeping with respect to such products. The process of obtaining market clearances from the FDA for new products can be time consuming and expensive and there can be no assurance that such clearances will be granted or that FDA review will not involve delays adversely affecting the marketing and sale of products. Enforcement of the FDC Act depends heavily on administrative interpretation and there can be no assurance that interpretations made by the FDA or other regulatory bodies will not have a material adverse effect on the business, financial condition, results of operations or cash flows. The FDA and state agencies routinely inspect the Company to determine whether the Company is in compliance with various requirements relating to manufacturing practices, testing, quality control, complaint handling, medical device reporting and product labeling. Such inspections can result in such agencies requiring the Company to take certain corrective actions for non-complying conditions observed during the inspections.

        A determination that the Company is in material violation of the FDC Act or such FDA regulations could lead to the issuance of warning letters, imposition of civil or criminal sanctions against the Company, its officers and employees, including fines, recalls, repair, replacement or refund to the user of the cost of such products and could result in the Company losing its ability to contract with government agencies. In addition, if the FDA believes any of the Company's products violate the law and present a potential health hazard, the FDA could seek to detain and seize products, to require the Company to cease distribution and to notify users to stop using the product. The FDA could also refuse to issue or renew certificates to export the Company's products to foreign countries. Such actions could also result in an inability of the Company to obtain additional clearances or approvals to market its devices.

        In the United States, the Company has initiated and carried out eleven field corrective actions which the FDA considers product recalls from 1997 through 2001. The Company has submitted to the FDA requests for closure related to each of these corrective actions but has not received notice of closure from the FDA. The Company has four active field corrective actions related to its products manufactured and sold outside the United States. In the second quarter of 1999, the Company initiated three corrective actions of certain versions of the P Series syringe pumps, which are manufactured in the United Kingdom and sold outside the United States, primarily in Europe. These corrective actions relate to software and hardware upgrades of the P Series syringe pumps. In the first quarter of 2000, the Company stopped shipment of a large volume pump previously introduced in the International market for redesign of its air-in-line sensing capability. The Company introduced the redesigned product into the International market in the third quarter of 2001 and provided a field correction for existing units. None of these field corrective actions materially interfered with the Company's operations and the affected product lines continued or will continue to be marketed by the Company.

        Prior to 2001, the Company incurred significant costs related to field corrective actions, including those classified by the FDA as recalls. These costs include labor and materials, as well as travel and lodging for repair technicians. Estimates of the costs to complete these activities are often quite difficult to determine due to uncertainty surrounding how many affected units are still in service and how many units customers will fix without our assistance. Due to these difficulties in estimating costs, it is possible that the actual costs to complete each individual field corrective action could differ significantly from management's current estimates to complete such activities. Although there can be no assurances, the Company estimates the amounts required to cover these activities to be insignificant and believes it has adequate reserves to cover the remaining estimated aggregate costs related to these activities.

Litigation

        On December 5, 2000, the Company filed a lawsuit in the United States District Court for the Southern District of California against Filtertek, Inc., seeking a declaration that the Company's own needle-free system does not infringe a Filtertek patent relating to a Filtertek needle-free device as well as seeking unspecified damages and equitable relief from Filtertek, for infringement of a patent relating to a needle-free system licensed to the Company on an exclusive basis by Medex, Inc. On March 9, 2001, Filtertek filed a lawsuit in the United States District Court for the Northern District of Illinois seeking unspecified damages and equitable relief from the Company claiming that the Company's needle-free system infringes the Filtertek patent as well as seeking a declaration, against Medex only, that Filtertek's needle-free device does not infringe the needle-free system patent licensed to the

Company by Medex. The Company subsequently withdrew its claim for damages and equitable relief relating to the Medex patent. As a result of motions made by the parties, the California action was transferred to the Illinois court.

        The Court-appointed Special Master conducted a claims construction hearing and provided the Court with recommendations on how the single claim of the Filtertek patent at issue should be construed, which the Court has since adopted.

        The Company believes that it has meritorious defenses to all of Filtertek's claims and it intends to defend itself vigorously. The Company has offered to submit to mediation or arbitration to expedite the resolution of this case, but the parties have not reached agreement to do so. On November 15, 2002, the Company moved for a summary adjudication of the claims. If that does not resolve all claims, the Company will press for a prompt trial of the remaining claims. There can be no assurance that the Company's defenses will defeat all of Filtertek's claims and the failure to do so could have a material adverse effect on the Company's business, financial condition, results of operations and cash flows.

        The Company is also a defendant in various actions, claims and legal proceedings arising from its normal business operations. Management believes the Company has meritorious defenses to these cases and intends to defend itself vigorously. As the ultimate outcome of these matters is uncertain, no contingent liabilities or provisions have been recorded in the accompanying financial statements for such matters. However, in management's opinion, based on discussions with legal counsel, liabilities arising from such matters, if any, will not have a material adverse effect on the business, financial condition, results of operations or cash flows.

Other Matters

        During the years 1988 through 1995, Cal Pacifico acted as the Company's United States customs broker and importer of record with respect to the importation into the United States of finished products assembled at the Company's two maquiladora assembly plants in Tijuana, Mexico. Cal Pacifico received a pre-penalty notice of intent from the United States Customs Service ("Customs") to assess additional duties and penalties against Cal Pacifico for its alleged failure to comply with certain documentary requirements regarding the importation of goods on behalf of its clients, including the Company. The Company believes that it is unlikely that Customs will assess any portion of the disputed amounts against the Company. Customs has not initiated any proceedings against the Company in respect of such matters. Nonetheless, Cal Pacifico advised the Company that it may seek recovery from the Company, through arbitration, for any portion of the disputed amounts which it is required to pay to Customs. The ultimate outcome of such proceeding cannot be predicted, nor is the Company able to estimate the possible loss resulting from such proceeding, should one occur. The Company believes that it has meritorious defenses to claims Cal Pacifico might raise against the Company. Although management does not believe it is probable that the Cal Pacifico dispute will result in a material claim against the Company, it will continue to monitor the matter.

NOTE 15 — SUMMARIZED QUARTERLY DATA (Unaudited)

        The following financial information reflects all normal recurring adjustments which are, in the opinion of management, necessary for a fair statement of the results of the interim periods. Summarized quarterly data for fiscal 2002 and 2001 is as follows:

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2002
Sales	$104,400	$108,520	$113,063	$134,350
Gross profit	51,712	54,130	57,544	63,958
Income from operations	16,132	16,047	17,940	21,555
Net income	854	1,227	1,872	4,228
Net income per common share, basic and diluted(1)	$.01	$.02	$.03	$.07

Weighted average common shares outstanding, basic	59,192	59,347	59,507	59,553

Weighted average common shares outstanding, diluted	60,599	62,320	62,922	62,990

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2001
Sales	$98,889	$98,470	$103,624	$111,812
Gross profit	47,830	48,550	49,848	54,966
Income from operations	5,990	9,245	13,375	15,370
Net loss from continuing operations	(6,211)	(4,362)	(1,216)	(1,610)
Income from discontinued operations (net of tax)	3,737	—	—	270
Extraordinary item: debt extinguishment loss (net of tax)	—	—	—	(443)
Net loss	(2,474)	(4,362)	(1,216)	(1,783)
Loss per common share from continuing operations, basic and diluted(1)	$(.10)	$(.07)	$(.02)	$(.03)

Income per common share from discontinued operations, basic and diluted(1)	$.06	$—	$—	$—

Loss per common share, basic and diluted(1)	$(.04)	$(.07)	$(.02)	$(.03)

Weighted average common shares outstanding, basic and diluted	58,845	58,845	58,845	58,877

(1)
Income (loss) per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly net income (loss) per share will not necessarily equal the total for the year.

NOTE 16 — SUBSEQUENT EVENT (Unaudited)

        In May 2003, the Company announced the purchase from Filtertek of a worldwide, fully paid-up, unrestricted license relating to needle-free valve products. The Company capitalized the $7.3 million purchase price of the license in the second quarter of 2003. In this connection, the Company and Filtertek dismissed the lawsuits relating to the use of needle-free technology.

PROSPECTUS

$550,000,000

ALARIS MEDICAL, INC.

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Stock Purchase Units

Stock Purchase Contracts

Warrants To Purchase Debt Securities,

Common Stock or Preferred Stock

We may from time to time issue up to $550,000,000 in aggregate principal amount of our debt securities, common stock, preferred stock, depositary shares, stock purchase units, stock purchase contracts and/or warrants to purchase debt securities, common stock or preferred stock. We will provide the specific terms for each of these securities in supplements to this prospectus. You should read carefully this prospectus and any supplement before you invest.

We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in a prospectus supplement.

This prospectus also covers the sale by the selling stockholders of up to 450,000 shares of our common stock. Such offers and sales by the selling stockholders would be made only through underwriters and only in connection with the exercise of any over-allotment option which may be granted to the underwriters.

We will not receive any of the proceeds from the sale of any shares of common stock by the selling stockholders other than proceeds we receive from the selling stockholders upon exercise of their stock options the underlying shares of which are covered by this prospectus.

Our common stock is listed on the American Stock Exchange under the symbol "AMI."

This prospectus may not be used to offer or sell any securities unless it is accompanied by a prospectus supplement.

You should carefully consider the risk factors beginning on page 7 of this prospectus before purchasing any of the securities offered by this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 16, 2003.

SUMMARY

        This summary highlights information from this prospectus. Because this is a summary, it may not contain all the information you should consider before investing in the securities we are offering. You should read this entire prospectus and any supplement carefully. You should also read the documents listed below in "Where You Can Find More Information" for information about us and our financial statements.

ALARIS Medical

        We develop and provide practical solutions for medication safety. We design, manufacture and market intravenous (IV) medication delivery and infusion therapy devices, needle-free disposables and related monitoring equipment in the United States and internationally. Our proprietary Guardrails Safety Software, our other "smart" technologies and our "smart" services help to reduce the risks and costs of medication errors, help to safeguard patients and clinicians and also gather and record clinical information for review, analysis and transcription. Our intravenous infusion systems are used to deliver to patients one or more fluids, primarily pharmaceuticals or nutritionals, and consist of medication safety systems, single and multi-channel large volume infusion pumps, syringe pumps and dedicated and non-dedicated disposable administration sets.

        ALARIS Medical was organized as a Delaware corporation on September 28, 1988. ALARIS Medical is a holding company for our operating subsidiary, ALARIS Medical Systems, Inc., which was formed by the merger of two pioneers in infusion systems, IMED Corporation (then an ALARIS Medical subsidiary) and IVAC Medical Systems, Inc., on November 26, 1996. Our headquarters are located at 10221 Wateridge Circle, San Diego, California 92121. Our telephone number is (858) 458-7000.

        We have registered, applied to register or are using the following trademarks referred to in this document: AccuSlide®, ALARIS®, ALARIS Medical Systems®, Asena™, CORE•CHECK®, Flo-Stop®, Gemini®, Gemini PC-1®, Gemini PC-2®, Gemini PC-2TX®, Gemini PC-4®, Guardrails®, IMED®, IVAC®, Medication Safety at the Point of Care™, Medley™, MedSystem III®, Patient Solutions, Inc.®, PCAM®, ReadyMED®, Signature Edition®, SmartSite®, SmartSite® Plus, TURBO•TEMP®, VersaSafe® and VITAL•CHECK®.

About this Prospectus

        This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may offer, from time to time, in one or more offerings:

    •
    debt securities;

    •
    shares of our common stock;

    •
    shares of our preferred stock;

    •
    shares of our preferred stock represented by depositary shares;

    •
    stock purchase units or stock purchase contracts; or

    •
    warrants to purchase our debt securities, common stock or preferred stock.

        The total offering price of the securities that we may offer will not exceed $550,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus.

        We may sell securities to or through underwriters, dealers or agents or directly to purchasers. We reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. The prospectus supplement, which we will provide to you each time we offer securities, will provide the names of any underwriters, dealers or agents involved in the sale of securities, and any applicable fee, commission or discount arrangements with them. See "Plan of Distribution."

        Under the shelf registration process, the selling stockholders listed herein may sell up to a total of 450,000 shares of common stock under this prospectus. All of the selling stockholders are our executive officers, and the shares they may sell include shares currently owned by them and shares issuable upon exercise of vested stock options. Such sales by the selling stockholders would be made only through underwriters and only in connection with the exercise of any over-allotment option which may be granted to the underwriters. The number of shares of common stock to be offered by each of the selling stockholders is set forth in the section of this prospectus titled "Selling Stockholders." The aggregate number of shares to be offered by the selling stockholders represents 14% of the number of shares beneficially owned by the selling stockholders in the aggregate, as of March 8, 2003. Beneficial ownership includes shares which a selling stockholder may acquire upon exercise of stock options within 60 days after March 8, 2003. The aggregate number of shares to be offered by the selling stockholders also represents less than 10% of the aggregate number of shares they beneficially own plus shares issuable pursuant to stock options which first become exercisable after 60 days from March 8, 2003. We will not receive any of the proceeds from the sale of any shares of common stock by the selling stockholders other than proceeds we receive from the selling stockholders upon exercise of their stock options the underlying shares of which are covered by this prospectus.

Debt Securities

        We may offer both secured and unsecured general obligations of our company, which may be senior debt securities or subordinated debt securities. The senior debt securities will have the same rank as all our other unsubordinated debt. The subordinated debt securities will be entitled to payment only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made.

        The debt securities will be issued under base indentures between us and The Bank of New York, as trustee, and supplemental indentures between us and the trustee or trustees we name in the prospectus supplement with respect to a particular series of debt securities. We have summarized certain general features of the debt securities from the base indentures, which are or will be exhibits to the registration statement of which this prospectus is a part. We encourage you to read the base indentures and any supplemental indentures which would be filed as part of a periodic or current report with the SEC. We provide directions on how to obtain copies of these reports under "Where You Can Find More Information."

Common Stock

        We may issue additional shares of our common stock, $.01 par value per share. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, except that such holders are entitled to vote their shares of common stock cumulatively in the election of directors. Holders of common stock are entitled to receive such dividends, if any, as may be declared by our board of directors, subject to the rights of preferred stockholders.

Preferred Stock and Depositary Shares

        We may issue our preferred stock, $.01 par value per share, in one or more series. Our board of directors will determine the dividend, voting, conversion and other rights of the series being offered and the terms and conditions of its offering and sale. We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts.

Stock Purchase Units and Stock Purchase Contracts

        We may issue stock purchase units and stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to those holders, a specified number of shares of common stock or preferred stock in the future. We may determine the price of shares of common stock or preferred stock at the time we issue the stock purchase contracts or the price may be determined by referring to a specific formula described in the stock purchase contracts. We may issue stock purchase contracts separately or as a part of stock purchase units consisting of a stock purchase contract and debt securities, preferred stock or debt obligations of third parties, including U.S. Treasury securities, which secure the holders' obligations to purchase the common stock or preferred stock under stock purchase contracts. Stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa. These payments may be unsecured or prefunded on some basis. Stock purchase contracts may require holders to secure their obligations in a specified manner.

Warrants

        We may issue warrants to purchase our debt securities, common stock or preferred stock. The applicable prospectus supplement will describe the details of the warrants.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual and quarterly reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. The Exchange Act file number for our SEC filings is 1-10207. You may read any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C., 20549. You may also inspect our filings at a regional public reference facility maintained by the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 or at 233 Broadway, New York, New York 10279. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference rooms. We file information electronically with the SEC. Our SEC filings are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act. This prospectus does not contain all of the information in the registration statement and the exhibits thereto. We have omitted parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect the registration statement, including exhibits, at the SEC's public reference facilities or Internet site. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below, and they shall be deemed to be a part hereof:

    •
    Our Annual Report on Form 10-K for the year ended December 31, 2002.

    •
    Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

    •
    Our Current Report on Form 8-K dated May 13, 2003.

    •
    The description of our common stock contained in our Registration Statement on Form 8-A/A filed under the Exchange Act.

        All documents and reports filed by us with the SEC (other than Current Reports on Form 8-K containing only Regulation FD disclosure furnished under Item 9 of Form 8-K or containing other disclosure furnished under Item 12 of Form 8-K, unless otherwise indicated therein) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed incorporated herein by reference and shall be deemed to be part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this document to the extent that a statement contained herein or in any subsequently filed document or report that also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this document.

        We will provide copies of these documents, other than exhibits, and the base indentures, free of charge, to any person, including any beneficial owner, who receives this prospectus upon written or oral request of such person. To request a copy, you should contact our corporate secretary at our headquarters which are located at 10221 Wateridge Circle, San Diego, California 92121, telephone number (858) 458-7000.

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate after the date on the front of the document.

RATIO OF EARNINGS TO FIXED CHARGES
(dollars in thousands)

        The following table sets forth our ratio of earnings to fixed charges for each of the last five years ended December 31 and the three months ended March 31, 2003. For purposes of computing the ratio of earnings to fixed charges, earnings represent earnings from continuing operations before income taxes adjusted for fixed charges. Fixed charges include interest on all indebtedness (including interest expense from discontinued operations), estimated interest component of rental expense, capitalized interest for the period and amortization of deferred financing costs.

		Year Ended December 31,
	Three Months Ended March 31, 2003
		2002	2001	2000	1999	1998
Ratio of Earnings to Fixed Charges	1.3	1.2	N/A	N/A	N/A	1.1
Deficiency of Earnings Available to Cover Fixed Charges	$—	$—	$17,683	$15,289	$3,799	$—

USE OF PROCEEDS

        We expect to use the net proceeds from our sale of the securities to reduce, repurchase or refinance some or all of the following indebtedness:

    •
    our 11 1/8% senior discount notes due 2008;

    •
    ALARIS Medical Systems' 11 5/8% senior secured notes due 2006; and

    •
    ALARIS Medical Systems' 9 3/4% senior subordinated notes due 2006,

and to pay the expenses we incur in connection with such transactions. We will use any proceeds which we do not use for the reduction, repurchase or refinancing of this indebtedness for general corporate purposes. We will not receive any of the proceeds from the sale of any shares of common stock by the selling stockholders other than proceeds we receive from the selling stockholders upon exercise of their stock options the underlying shares of which are covered by this prospectus.

RISK FACTORS

        Investing in our securities will be subject to risks, including risks inherent in our business. The value of your investment may decline and could result in a loss. You should carefully consider the following risk factors and the other information contained and incorporated by reference in this prospectus and any prospectus supplement before investing in our securities.

        Our substantial level of indebtedness could have a material adverse effect on our financial condition.

        We have a substantial amount of indebtedness. At March 31, 2003, we had $508.2 million combined outstanding indebtedness composed of obligations of ALARIS Medical and ALARIS Medical Systems. ALARIS Medical's indebtedness consisted of $158.2 million of senior discount notes. ALARIS Medical Systems' indebtedness consisted of $170.0 million of senior secured notes and $180.0 million of senior subordinated notes. Although we intend to use some or all of the net proceeds of the offering of the securities covered by this prospectus and any prospectus supplements to reduce, repurchase or refinance some or all of such outstanding indebtedness, we expect that we will continue to have substantial indebtedness even after any such refinancing.

        Our high level of indebtedness could have important consequences, including the following:

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    it may be difficult for us to satisfy our debt obligations;

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    it may be difficult for us to obtain additional financing for working capital, capital expenditures or acquisition opportunities or for other purposes;

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    a substantial portion of our cash flow from operations must be dedicated to the payment on our indebtedness, reducing the funds available to us for other purposes; and

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    we may be more vulnerable to economic downturns, may be limited in our ability to respond to competitive pressures and may have reduced flexibility in responding to changing business, regulatory and economic conditions.

        We expect to continue to meet our short-term liquidity needs, including capital expenditure requirements, with cash flow from operations of ALARIS Medical Systems and cash on hand. We will continue to use our funds primarily for operating expenses, including planned expenditures for new research and development programs, capital expenditures and scheduled interest payments on outstanding indebtedness. Additionally, we may use a portion of our funds to purchase some of our long-term debt from time to time in open market or privately negotiated transactions to the extent that the indentures covering such indebtedness permit us to do so. If we do not refinance all, or a substantial portion, of our existing indebtedness with the proceeds of this offering, we will be required to refinance some of that indebtedness prior to December 2006 since management believes that it is unlikely that ALARIS Medical Systems will generate sufficient cash flow from operations to repay the remaining senior secured notes and senior subordinated notes at maturity in 2006 and to permit it to make distributions to ALARIS Medical to enable it to repay the senior discount notes at maturity in 2008. Such refinancing may involve an offering of debt securities of ALARIS Medical Systems or ALARIS Medical (or both), an offering of equity securities of ALARIS Medical to reduce the level of indebtedness of ALARIS Medical Systems or ALARIS Medical (or both), or a combination of any of the foregoing. Such offering may include an offering of the securities covered by this prospectus and any prospectus supplement. The ability of ALARIS Medical Systems or ALARIS Medical, or both, to obtain such debt or equity financing will be dependent upon many factors, including overall financial market and economic conditions and our operating performance and expectations at such time.

        Should ALARIS Medical Systems not repay its indebtedness at maturity in 2006, should ALARIS Medical not repay the senior discount notes in 2008, or should ALARIS Medical Systems not be able to continue to make distributions to ALARIS Medical in order to permit ALARIS Medical to make cash interest payments on the senior discount notes, these events could have a material adverse effect on our business, financial condition and results of operations and could result in a default by ALARIS Medical, ALARIS Medical Systems or both, and possible acceleration of all or a portion of such indebtedness, unless ALARIS Medical, ALARIS Medical Systems or both could refinance such indebtedness or obtain the required funds from other sources.

        Debt securities will be our obligations exclusively, and so long as we conduct our operations exclusively through subsidiaries, our cash flow and our ability to service debt will be primarily dependent upon the earnings of our subsidiaries.

        We currently conduct all of our operations through our wholly-owned subsidiary, ALARIS Medical Systems, and its subsidiaries. So long as we do so, our cash flow and our ability to service debt, including the debt securities offered by the applicable prospectus supplement, will be primarily dependent upon the earnings of those subsidiaries and the distribution of those earnings to us, or upon loans or other payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due pursuant to the debt securities or to make any funds available to us to repay our obligations, whether by dividends, loans or other payments. None of our subsidiaries will guaranty any of our obligations under the debt securities. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

        The success of our business strategy depends in part upon market acceptance of our newest product and service offerings, which focus on delivering practical solutions for medication safety, and our ability to maintain our technological leadership position in the medication safety area through the development of new products and services.

        In response to the recent emergence of patient safety as an important health care issue, and as a result of the maturation and increasing competitiveness of the markets for traditional infusion pumps and patient monitoring devices, we have increasingly focused our business strategy on developing products and services which are designed to reduce medication errors. In the fourth quarter of 2001, we introduced our Medley Medication Safety System with our Guardrails Safety Software and, in third quarter of 2002, we introduced our Guardrails Safety Software for our Signature Edition large volume pump and our Guardrails Continuous Quality Improvement (CQI) Event Tracker System. We have made and will continue to make significant investments in the development of our products and services, but we cannot assure you that the demand for our new products and services will justify such investments or that they will achieve widespread market acceptance. We may also be required to devote substantial resources to upgrading and enhancing our existing products and services after market introduction. We cannot assure you that in the future we will successfully complete or market new products or services, or enhancements to existing ones.

        Although our Medley Medication Safety System was the first infusion system of its kind approved for use in the United States, and we know of no other systems currently being marketed which provides as comprehensive a solution to the problem of medication safety as our Medley and Guardrails Safety Systems, we cannot assure you that we can maintain our technological leadership in the area of medication safety. Maintaining our technological leadership will be important to the success of our products and services, as will our ability to be responsive to pricing pressures and changing business models. If competitors introduce products, services or technologies that are better than ours or that gain greater market acceptance, or if new industry standards emerge, our business, results of operations and financial condition could be materially and adversely affected. Our competitors may succeed in developing medication safety products and services which may achieve equal or greater market acceptance than ours, which would create pricing pressure on our medication safety products and services. Additionally, if we do not successfully reposition our older products for sale to different markets, our introduction of new products and services will reduce sales of such older products.

        Furthermore, a hospital's decision to purchase our Medley Medication Safety System is a significant business decision which is made with great care. The costs and time commitments involved in negotiating purchasing contracts for our Medley Medication Safety System and its component products and services may adversely affect our ability to consummate these sales or to consummate them in a timely manner. Failure to complete these sales could adversely affect our business, results of operations or financial condition. In addition, delays in completing such contracts could create variability in our operating results from period to period, which could cause fluctuations in the trading prices of our shares.

        We face substantial competition in all of our markets.

        Our major competitors are Baxter International, Inc., Abbott Laboratories, Inc. and B. Braun Medical, Inc. in the United States market and Graseby Medical Limited, Fresenius Medical Care AG and B. Braun Melsungen AG in the international market. These companies have greater financial, research and development and marketing resources than we have. Our U.S. competitors are able to offer volume discounts based on bundled purchases of a broader range of medical equipment, pharmaceuticals and supplies than we sell, including infusion systems and intravenous solutions used with such systems. We cannot assure you that such competition will not have a material adverse effect on our business, financial condition, results of operations or cash flows.

        The primary markets for many of our current products are relatively mature and highly competitive. We believe our success is dependent on the development of new infusion technologies and products, new product categories and the development of other markets for our products. Our older infusion therapy product lines have experienced flat or declining sales and market share in some geographic areas recently, primarily due to competitors who offer volume discounts based on bundled purchases of a broader range of medical equipment and supplies, as well as to the aging of these products. We intend to continue to introduce new products in order to offset future declines in sales and market share of the mature segment of our current product line. We cannot assure you that new products will be successfully completed or marketed for sale, will not necessitate upgrades or technical adjustments after market introduction, can be manufactured in sufficient volumes to satisfy demand, or will fully offset declines in sales and market share experienced with respect to existing products.

        There is a concentration of buying power among our U.S. customers, which may increase competition for sales and put downward pressure on pricing.

        Most sales in the U.S. hospital market are made to individual hospitals through long-term contracts with group purchasing organizations, or GPOs, which aggregate the buying power of their member hospitals and monitor compliance with purchase commitments and, generally, charge an administrative fee to product providers for such services. GPOs often enter into exclusive purchase commitments with as few as one or two providers of infusion systems and/or patient monitoring products for a period of several years. If we are not one of the selected providers, we may be precluded from making sales to members of a GPO for several years and, in certain situations, the GPO may require removal of our existing installed infusion pumps, which would result in a loss of the related disposable administration set sales. Even if we are one of the selected providers, we may be at a disadvantage relative to other selected providers which are able to offer volume discounts based on bundled purchases of a broader range of medical equipment and supplies. Further, we may be required to commit to pricing which has an adverse impact on our profit margins.

        Our inability to protect our intellectual property positions could have a material adverse effect on our performance.

        We rely heavily on patents and other proprietary technology. Our inability to protect these positions could have a material adverse effect on our business, financial condition, results of operations or prospects. We cannot assure you that patent applications we submit will result in patents being issued or that, if issued, such patents will afford protection against competitors with similar technology.

        Legal standards relating to the scope of claims are still evolving in the courts and we cannot guarantee that our patents will be upheld as valid and enforceable. The U.S. Patent and Trademark Office may later modify or revoke our issued patents. This may create an extended period of uncertainty until the matter is resolved, which could take several years or more. In addition, foreign patents may be more difficult to obtain, more difficult to protect and the remedies that are available against infringers may be less extensive than in the United States.

        Because U.S. patent applications are maintained in secrecy for at least the first eighteen months after filing and because publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries, we cannot be certain that we were the first creator of the inventions covered by pending patent applications or the first to file patent applications on such inventions. We cannot assure you that any of our pending patent applications will be allowed, or if allowed, that the scope of the claims allowed will be sufficient to protect our products. Without establishing this priority, we will be unable to patent our inventions and, in fact, a patent on the invention may be awarded to another party. Interference or opposition proceedings instituted against us may increase the costs associated with the patent application process, delay the issuance of patents, or both.

        In addition, we cannot assure you that any of our patents or licensed patents will not be infringed or designed around by others, that others will not obtain patents that we will need to license or design around, that our products will not inadvertently infringe the patents of others, or that others will not manufacture and distribute similar products upon expiration of such patents. We cannot assure you that our patents will not be invalidated or that we or our licensors will have adequate funds to finance the high cost of prosecuting or defending patent validity or infringement issues.

        We sell our products under a variety of trademarks, some of which we consider to be of sufficient importance to register in the United States and various foreign countries in which we do business. We also rely on trade secrets, unpatented know-how and continuing technological advancement to maintain our competitive position. It is our practice to enter into confidentiality agreements with certain technical employees and consultants.

        The legal protections afforded by trade secret, patent, copyright and trademark laws, nondisclosure and other contractual provisions and technical measures provide only limited protection for our products and services. Monitoring unauthorized use of our products and services is difficult and we cannot assure you that these measures will prevent the unauthorized disclosure or use of our trade secrets and know-how or that others may not independently develop similar trade secrets or know-how or obtain access to our trade secrets, know-how or proprietary technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

        Non-compliance with government regulation could seriously harm our business.

        We are subject to extensive governmental regulation, and our failure to comply with these regulations can have serious consequences upon our business. Government regulation is a significant factor in the research, development, testing, production and marketing of our products. If we do not comply with applicable regulatory requirements, we may need to recall products or suspend production of them. In addition, government regulators may refuse to allow the clinical testing or commercial distribution of our products and we could face civil sanctions or criminal prosecution. We cannot assure you that our existing products will consistently comply with such regulations or that any new products we develop will receive any necessary government approvals.

        Our products are regulated as medical devices. Medical devices are regulated by a variety of governmental agencies, including those of the United States, the individual states and those of other countries. In the United States, the Federal Food, Drug, and Cosmetic Act, or FDC Act, authorizes the U.S. Food and Drug Administration, or FDA, to regulate the introduction of medical devices into commerce. FDA requires us to register with it and to list our devices. FDA has the authority to regulate the manufacturing, labeling, adverse event reporting, exporting and promotion, as well as related record keeping, for such products. FDA's enforcement of the FDC Act depends to a great extent on the agency's interpretation of the FDC Act and regulations promulgated thereunder. We cannot assure you that FDA's interpretations will not have a material adverse effect on our business, financial condition, results of operations or prospects.

        Obtaining necessary new product clearances or approvals from FDA is important to our business and can be a time consuming and expensive process. We cannot assure you that such clearances or approvals will be granted or that FDA's review of submissions or applications for the same will not involve delays adversely affecting the marketing and sale of our products. We face comparable regulatory risks in the various countries in which we sell our products.

        Certain states require licensing of medical device manufacturing facilities. Our manufacturing facility located in the State of California has such a requirement. We currently have a California Medical Device Manufacturing license for our facility in California. This license must be renewed annually. In order to retain this license, our facility in California must be in compliance with the FDC Act and the applicable state laws.

        We also have manufacturing facilities in the United Kingdom and Mexico which must meet the regulatory requirements imposed by those countries. Countries in the European Union, and other countries, are in the process of developing new approaches for regulating medical products which may result in lengthening the time required or changing the requirements to obtain permission to market new devices. These changes could have a material adverse effect on our ability to market our devices in such countries and could hinder or delay the successful implementation of our planned international expansion.

        Recent and future federal and state regulations in the U.S. relating to patient privacy could impose burdens on us.

        Federal and state laws regulate the confidentiality of certain patient health information, including patient records, and the use and disclosure of that "protected health information." In particular, in December 2000, the U.S. Department of Health and Human Services (HHS) published patient privacy rules under the Health Insurance Portability and Accountability Act of 1996 (HIPAA privacy rule) and, in August 2002, published final modifications to the HIPAA privacy rule. The HIPAA privacy rule applies only to health plans, health care clearinghouses and certain health care providers. However, the

HIPAA privacy rule also conditions the disclosure of protected health information from health care providers to third parties, or "business associates," who perform services for the health care provider involving the use of protected health information.

        The patient data that we access, collect and analyze in the future may include protected health information. If so, we would then need to comply with certain regulations under the HIPAA privacy rule as a "business associate" of those healthcare providers and would face increased obligations regarding any protected health information we would receive on behalf of those providers. Those obligations would include agreeing, typically by contract, to use that protected health information only for certain purposes, to safeguard that information from misuse and to help those providers comply with their duties to provide patients with access to their health information.

        In addition, many states also regulate the privacy of health information and it is unclear how the HIPAA privacy rule will interact with existing or emerging state law. Further, in February 2003, HHS issued regulations governing the security of protected health information, which imposes detailed requirements on business associates relating to the storage, use and transmission of health information (HIPAA security rule). We are evaluating the applicability of the HIPAA privacy rule and the HIPAA security rule to our existing and new products and services and our compliance obligations. If we need to comply with the HIPAA privacy rule, the HIPAA security rule, or both, in the future, additional compliance resources may be required.

        Governmental initiatives to contain healthcare costs could adversely affect our profit margins.

        There have been a number of governmental initiatives to reduce healthcare costs. In the U.S., for example, Congress and various state legislatures periodically propose changes in law and regulation that could have a major impact on the healthcare industry. Changes in governmental support of healthcare services, the prices for such services, mandates for particular features or functionalities or the regulations governing such services, as well as the growth of managed care organizations may all have a material adverse effect on our business, financial condition, results of operations or prospects. The costs of complying with possible new requirements may have a negative impact on our future earnings or on our customers' ability or willingness to purchase our products. In addition, we may find limited demand for new medical devices until reimbursement approval has been obtained from governmental and third-party payors.

        Other governmental initiatives to contain healthcare costs focus on improving patient safety through the use of technologically advanced products and services. The success of our business strategy depends in part upon a continued emphasis by the government, as well as insurance companies, the public and the media, on patient safety, reducing the incidence of adverse drug events, or ADEs, enhancing patient care and improving medical outcomes, through the kind of products and services we offer or will offer in the future. If these concerns become less of a priority, it could adversely affect our business strategy.

        We could face potential product liability claims relating to the use of our products.

        We face an inherent business risk of exposure to product liability claims in the event that the use of our products is alleged to have resulted in death, injury or other adverse effects. Products as complex as ours sometimes are alleged to contain errors, particularly in software components, that remain undetected, despite rigorous testing, until used in a variety of situations by many customers under varying circumstances. Such errors can result in expensive product recalls, product liability claims or warranty expenditures. There can be no assurance that we will not be subject to any such expenses or product liability claims, that such claims will not result in liability in excess of any applicable insurance coverage or that our insurance will cover any expenses or claims made. We currently maintain product liability insurance coverage but we cannot assure you that we will be able to obtain such insurance on acceptable terms in the future, if at all, or that any such insurance will provide adequate coverage against potential claims. Our insurance excludes coverage for punitive damages. Product liability claims can be expensive to defend and can divert management and other personnel for months or years regardless of the ultimate outcome. An unsuccessful product liability defense could have a material adverse effect on our business, financial condition, results of operations or prospects.

        Our software products could result in unforeseen liabilities.

        Our medication safety software is very complex. As with many complex software products, our systems may contain errors, especially when first introduced. Our recent product offerings, including our Medley Medication Safety System, our Guardrails Safety Software and our Guardrails CQI Event Tracker System, are intended to assist healthcare providers who are providing patient care. Therefore, users of our products likely have a greater sensitivity to system errors than users of software products generally. Failure of our software products to perform in accordance with our documentation could constitute a breach of warranty and could subject us to significant liability.

        We are controlled by our principal stockholder.

        One stockholder, Jeffry M. Picower, beneficially owns more than 50% of our common stock and has the power to determine the outcome of any action requiring the approval or consent of the holders of our common stock, including the election of our directors.

        We are subject to certain risks associated with our foreign operations.

        A substantial portion of our sales and earnings are attributable to international sales and manufacturing operations. During the years ended December 31, 2002 and 2001, $148.9 million and $140.1 million, respectively, of our sales were generated internationally, representing approximately 32% and 34% of our total sales during the respective periods. The value of our non-U.S. denominated sales and earnings is impacted by currency exchange rate fluctuations. Changes in currency exchange rates could have a material adverse effect on our business, financial condition, results of operations or prospects. Furthermore, international manufacturing and sales are subject to other inherent risks.

        We are subject to certain risks globally.

        Our operations are subject to special risks that can materially affect our sales, profits and cash flows, including, among other risks, the following:

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    exchange rate devaluations and fluctuations;

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    the impact of inflation;

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    exchange controls;

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    labor unrest;

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    restrictions on transfer of funds;

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    contract disputes with critical suppliers;

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    enforcing and collecting accounts receivable under some countries' legal systems;

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    political uncertainty or instability;

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    import and export duties and quotas, and domestic and international customs and tariffs;

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    unexpected changes in regulatory environments; and

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    potentially adverse tax consequences.

        Supply risks and shortages could harm our business.

        We purchase a significant amount of the raw materials we need by purchase order, and have, on occasion, experienced temporary delays due to supplier shortages. In addition, we rely on a limited number of suppliers for circuit boards and other parts which are used in certain of our infusion systems. The loss of any of these suppliers would temporarily disrupt or interrupt our manufacturing process and could affect our ability to manufacture in sufficient volumes to satisfy demand. Such disruption could materially and adversely affect our business, results of operations and financial condition.

        We may be adversely affected by environmental and safety regulations to which we are subject.

        We must comply with environmental laws and regulations concerning emissions to air, waste water discharges and the generation, handling, storage, transportation and disposal of hazardous wastes in the United States and other countries in which we do business. We believe that we possess all material permits and licenses necessary for the continuing operation of our business and that our operations are in substantial compliance with the terms of all applicable environmental laws. We cannot assure you that we will operate at all times in complete compliance with all such requirements. We cannot assure you that the applicable regulatory body's interpretation will not have a material adverse effect on our business, financial condition, results of operations or prospects. We could be subject to potentially significant civil or criminal fines and penalties for any noncompliance that may occur. It is impossible to predict accurately what effect these laws and regulations may have on us in the future.

        There are substantial risks associated with investing in our common stock.

        Our stock price has been and likely will continue to be volatile, and we cannot assure you that your initial investment in our common stock will not fluctuate significantly. This volatility depends upon many factors, many of which are beyond our control, including:

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    actual or anticipated fluctuations in our quarterly financial and operating results or those of our competitors and degree of trading liquidity in our common stock;

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    issuance of new or changed securities analysts' reports and/or recommendations applicable to us;

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    the ability by us and our competitors to develop and market new products;

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    departures of our key personnel;

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    adverse developments concerning our proprietary or intellectual property rights; and

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    changes in general economic and market conditions.

        Future sales of our common stock in the public market could lower the stock price.

        We may, in the future, sell additional shares of our common stock in subsequent public offerings. Additionally, a substantial number of shares of our common stock is available for future sale pursuant to stock options that we have granted to our employees and to our non-employee directors to purchase shares of our common stock. We cannot predict the effect, if any, that future sales of our common stock will have on the market price of our common stock. Future sales of substantial amounts of our common stock (including shares issued upon the exercise of stock options), or the perception that such sales could occur, may adversely affect prevailing market price for our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some things in this prospectus or any prospectus supplement, or incorporated by reference in this prospectus or any prospectus supplement, are known as "forward-looking statements," as that term is used in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Certain of these forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates" or "anticipates" or the negative of these terms or other comparable terminology, or by discussions of strategy, plans or intentions. Statements contained in this prospectus or any prospectus supplement that are not historical facts are forward-looking statements. Without limiting the generality of the preceding statement, all statements in this prospectus or any prospectus supplement concerning or relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, through our senior management, from time to time we make forward-looking statements concerning our expected future operations and performance and other developments. Such forward-looking statements are necessarily estimates reflecting our best judgment based upon current information and involve a number of risks and uncertainties. Other factors may affect the accuracy of these forward-looking statements and our actual results may differ materially from the results anticipated in these forward-looking statements. While it is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by us include, but are not limited to, those factors or conditions described under "Risk Factors."

GENERAL DESCRIPTION OF SECURITIES

        We may offer debt securities, shares of common stock, shares of preferred stock, depositary shares, stock purchase units, stock purchase contracts or warrants to purchase debt securities, common stock or preferred stock, or any combination of the foregoing, either individually or as units consisting of one or more securities. We may offer up to $550,000,000 of securities under this prospectus. In addition, the selling stockholders may offer up to 450,000 shares of our common sock, as described under "Selling Stockholders." If securities are offered as units, we will describe the terms of the units in a prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

        We may issue senior debt securities and subordinated debt securities from time to time in one or more series. The senior debt securities and subordinated debt securities will be issued under and controlled by separate indentures between us, as issuer, and The Bank of New York, as trustee, which we refer to as the indentures, and any applicable supplements to the indentures. A copy of each type of indenture is filed as an exhibit to the registration statement of which this prospectus is a part. If we enter into any indenture supplement, we will file a copy of that supplement with the SEC.

        The following is a summary of certain general terms and provisions of the indentures and is not complete. The particular terms of any series of debt securities we offer, including the extent to which the general terms and provisions may apply to that series of debt securities, may be described in a prospectus supplement relating to those debt securities. You should read the indentures and any supplements in their entirety.

General Terms

        The debt securities represent our direct, general secured or unsecured obligations and:

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    may rank equally with our other unsubordinated debt or may be subordinated to other debt we have or may incur;

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    may be issued in one or more series with the same or various maturities;

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    may be issued at a price of 100% of their principal amount or at a premium or discount;

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    may be issued in registered form, bearer form, or both, and certificated form, or uncertificated form, or both; and

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    may be represented by one or more global notes registered in the name of a designated depositary's nominee, and if so, beneficial interests in the global note will be shown on and transfers will be made only through records maintained by the designated depositary and its participants.

        The applicable prospectus supplement will describe the debt securities and the price or prices at which we will offer the debt securities. The description will include:

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    the title of the debt securities;

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    any limit on the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the indenture;

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    the date or dates on which the principal of and premium, if any, on the debt securities of the series are payable;

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    the rate or rates (which may be fixed or variable) at which the debt securities of the series will bear interest, if any, or the method of determining such rate or rates, the date or dates from which interest, if any, will accrue, the dates on which we must pay interest, if any, or the method by which such dates will be determined, the record dates for the determination of holders thereof to whom interest is payable (in the case of debt securities in registered form), and the basis upon which such interest will be calculated if other than that of a 360-day year of twelve 30-day months;

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    the currency or currencies, including composite currencies, in which debt securities of the series shall be denominated, if other than U.S. dollars, the place or places, if any, in addition to or instead of the corporate trust office of the trustee (in the case of debt securities in registered form) or the principal office of the trustee (in the case of debt securities in bearer form), where the principal, premium, if any, and interest with respect to debt securities of such series shall be payable or the method of such payment, if by wire transfer, mail or other means;

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    the price or prices at which, the period or periods within which, and the terms and conditions upon which, debt securities of the series may be redeemed, in whole or in part, at our option or otherwise;

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    whether debt securities of the series are to be issued in registered form or bearer form or both and, if debt securities are to be issued in bearer form, whether coupons will be attached to them, whether debt securities of the series in bearer from may be exchanged for debt securities of the series issued in registered form, and the circumstances under which and the places at which any such exchanges, if permitted, may be made;

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    if any debt securities of the series are to be issued in bearer form or as one or more global securities representing individual debt securities of the series in bearer form, whether certain provisions for the payment of additional interest or tax redemptions shall apply; whether interest with respect to any portion of a temporary debt security of the series in bearer form payable with respect to any interest payment date prior to the exchange of such temporary debt security in bearer form for definitive debt securities of the series in bearer form shall be paid to any clearing organization with respect to the portion of such temporary debt security in bearer from held for its account and, in such event, the terms and conditions (including any certification requirements) upon which any such interest payment received by a clearing organization will be credited to the person entitled to interest payable on such interest payment date; and the terms upon which a temporary debt security in bearer form may be exchanged for one or more definitive debt securities of the series in bearer form;

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    our obligation, if any, to redeem, purchase or repay the debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder of such debt securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which, debt securities of the series shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligations;

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    the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for any of our common stock, preferred stock, other securities or warrants to purchase our common stock, preferred stock or other securities of any kind and the terms and conditions upon which such conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

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    if other than denominations of $1,000 or any integral multiple thereof, the denominations in which the debt securities of the series shall be issuable;

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    if the amount of principal, premium, if any, or interest with respect to the debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

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    if the principal amount payable at the stated maturity of debt securities of the series will not be determinable as of any one or more dates prior to such stated maturity, the amount that will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity and which will be deemed to be outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined), and, if necessary, the manner of determining the equivalent thereof in U.S. currency;

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    the applicability of, if any, and any changes or additions to the indenture dealing with defeasance;

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    if other than the principal amount thereof, the portion of the principal amount of the debt securities of the series that shall be payable upon declaration of acceleration of the maturity thereof;

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    the terms, if any, of the transfer, mortgage, pledge or assignment as security for the debt securities of the series of any properties, assets, moneys, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act of 1939, as amended, are applicable and any corresponding changes to provisions of the indenture as then in effect;

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    any addition to or change in the events of default with respect to the debt securities of the series and any change in the right of the trustee or the holders to declare the principal amount of, premium, if any, and interest with respect to such debt securities due and payable;

    •
    if the debt securities of the series shall be issued in whole or in part in the form of a global security, the terms and conditions, if any, upon which such global security may be exchanged in whole or in part for other individual definitive debt securities of the series, the depositary for such global security and the form of any legend or legends to be borne by any such global security in addition to or in lieu of the legend referred to in the indenture;

    •
    any trustee, authenticating agent, paying agent, transfer agent, service agent or registrar;

    •
    the applicability of, and any addition to or change in, the covenants (and the related definitions) set forth in the indenture relating to permitted consolidations, mergers or sales of assets;

    •
    the subordination, if any, of the debt securities of the series pursuant to the indenture and any corresponding changes to the provisions of the indenture as then in effect;

    •
    with regard to debt securities of the series that do not bear interest, the dates for certain required reports to the trustee;

    •
    any U.S. Federal income tax consequences applicable to the debt securities;

    •
    the terms applicable to securities issued with original issue discount, including the rate or rates at which original issue discount will accrue; and

    •
    any other terms of debt securities of the series (which terms shall not be inconsistent with the provisions of the indenture, except as permitted by the indenture, but which may modify or delete any provision of the indenture insofar as it applies to such series).

        The debt securities may be issued in whole or in part in the form of one or more global securities and as book-entry securities that will be deposited with, or on behalf of, a depositary named by us and identified in a prospectus supplement with respect to such series. The prospectus supplement will specify whether the offered debt securities will be in registered, bearer, global or book-entry form.

Global Securities

        We may issue debt securities of a series in whole or in part in the form of one or more global debt securities. A global security is a security, typically held by a depositary, which represents and is denominated in an amount equal to the aggregate principal amount of all outstanding debt securities of a series or any portion thereof, in either case having the same terms, including the same original issue date, date or dates on which principal and interest are due, and interest rate or method of determining interest and which bears a legend placed on all global securities issued under the indenture. Any global debt securities will be deposited with, or on behalf of, a depositary or its nominee, which will be identified in the applicable prospectus supplement. We may issue global securities in either registered or bearer form and in either temporary or definitive form.

        Unless and until a global security is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole:

    •
    by the depositary for the global security to a nominee for the depository;

    •
    by a nominee of the depositary to the depositary or to another nominee of the depositary; or

    •
    by the depositary or its nominee to a successor depositary or a nominee of a successor depositary.

        The prospectus supplement relating to a particular series of debt securities will describe the specific terms of the depositary arrangement with respect to such series of debt securities. We anticipate that the following provisions will generally apply to all depositary arrangements for debt securities:

    •
    ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary for the global security, which we refer to as a participant, or persons holding interests through the participants;

    •
    after the issuer of a series of debt securities issues the registered global security for the series, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts in an amount equal to the respective principal amounts of the debt securities of that series represented by the global security beneficially owned by the participants;

    •
    the underwriters, agents or dealers participating in the distribution of the debt securities will designate the accounts to be credited unless such debt securities are offered by us or through our agents, in which case we will designate the accounts to be credited;

    •
    only a participant or a person that may hold an interest through a participant may be the beneficial owner of a global security; and

    •
    ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary for the global security for interests of the participants, and on the records of the participants for interests of persons holding through the participants.

        The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in global securities.

        So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a global security:

    •
    will not be entitled to have the debt securities represented by a registered global security registered in their names;

    •
    will not receive or be entitled to receive physical delivery of the debt securities in definitive form; and

    •
    will not be considered the owners or holders of the debt securities under the indenture.

        Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of the participant through which the person owns its interests, to exercise any rights of a holder under the indenture applicable to the registered global security.

        We understand, however, that under existing industry practices, if we request any action of holders, or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

        Subject to the restrictions applicable to bearer securities described in the applicable prospectus supplement, principal premium, if any, and interest payments on individual debt securities represented by a global security will be made to the depositary or its nominee, as the case may be, as the registered owner or holder of such global security. Neither we, the applicable trustee, nor any registrar or paying agent of the debt securities will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security for the series or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        We expect that the depositary for any such debt securities represented by a global security, upon receipt of any payment of principal, premium, if any, or interest in respect of the global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary's records. We also expect that payments by participants to owners of beneficial interests in a global security held through the participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers and registered in "street name." Such payments will be the responsibility of the participants. Receipt by owners of beneficial interests in a temporary global security of payments of principal, premium or interest with respect thereto will be subject to the restrictions described in an applicable prospectus supplement.

        If the depositary for any debt securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, individual debt securities of such series will be issued in exchange for the global security. In addition, we may at any time and in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, individual debt securities of such series will be issued in exchange for the global security representing such series debt securities. Furthermore, if we so specify with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of such series may, on terms acceptable to us, the trustee, and the depositary for such global security, receive individual debt securities of such series in exchange for such beneficial interests, subject to any limitations described in the prospectus supplement relating to such debt securities. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities of the series represented by such global security equal in principal amount to such beneficial interest and to have such debt securities registered in its name (if the debt securities are issuable as registered securities). Individual debt securities of such series so issued will be issued (a) as registered securities in denominations, unless otherwise specified by us, of $1,000 and integral multiples thereof if the debt securities are issuable as registered securities, (b) as bearer securities in the denomination or denominations specified by us if the debt securities are issuable as bearer securities or (c) as either registered securities or bearer securities as described above if the debt securities are issuable in either form.

Limitations On Issuance Of Bearer Securities

        The debt securities of a series may be issued as registered securities (which will be registered as to principal and interest in the register maintained by the registrar for such debt securities) or bearer securities (which will be transferable only by delivery). If such debt securities are issuable as bearer securities, the applicable prospectus supplement will describe certain special limitations and considerations that will apply to such debt securities.

Covenants

        If debt securities are issued, the indenture, as supplemented for a particular series of debt securities, will contain certain covenants for the benefit of the holders of such series of debt securities, which will be applicable (unless waived or amended) so long as any of the debt securities of such series are outstanding, unless stated otherwise in the prospectus supplement. The specific terms of the covenants, and summaries thereof, will be set forth in the prospectus supplement relating to such series of debt securities.

Effective Subordination

        Any debt securities we issue will be our obligations exclusively. If we continue to conduct our operations through our subsidiaries, our cash flow and our ability to service debt, including the debt securities offered through the applicable prospectus supplement, will be primarily dependent upon the earnings of our subsidiaries and the distribution of those earnings to us or upon loans or other payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due pursuant to any debt securities issued by us or to make any funds available to us to repay our obligations, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

        Any right of ours to receive assets of any of our subsidiaries upon their liquidation or reorganization and therefore the right of the holders of our debt securities to participate in those assets will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors.

Subordination of Subordinated Debt Securities

        Unless the prospectus supplement indicates otherwise, the following provisions will apply to the subordinated debt securities. In addition to the effective subordination described above in "— Effective Subordination," to the extent we issue subordinated debt securities, they will also be contractually subordinated to any senior debt securities or other senior indebtedness that we may issue. The indebtedness underlying the subordinated debt securities will be payable only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until either we have paid all senior indebtedness or the acceleration is rescinded.

        If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors.

Payment and Paying Agents

        Unless the prospectus supplement indicates otherwise, we will pay principal and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for such interest.

        Unless the prospectus supplement indicates otherwise, we will pay principal and any premium or interest on the debt securities at the office of our designated paying agent, except that we may pay interest by check mailed to the address of the person entitled to the payment. Unless the prospectus supplement indicates otherwise, the corporate trust office of the trustee will be the paying agent for the debt securities.

        Any other paying agents we designate for the debt securities of a particular series will be named in the prospectus supplement. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities.

        The paying agent will return to us all money we pay to it, in trust, for the payment of the principal of, premium, if any, or interest on any debt security that remains unclaimed for a specified period. Thereafter, the holder may look only to us for payment.

Consolidation, Merger and Sale of Assets

        The indentures provide that, unless the prospectus supplement indicates otherwise, we may not consolidate with or merge into any other person or convey, transfer or lease substantially all of our properties and assets to another person, unless, among other things:

    •
    the resulting, surviving or transferee person is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia, and such person expressly assumes, by supplemental indenture, all our obligations under the debt securities and the indentures;

    •
    we or such successor person shall not immediately thereafter be in default under the indenture and the debt securities;

    •
    we shall have provided the trustee with an opinion of counsel and officer's certificate confirming compliance with the indentures; and

    •
    upon the assumption of the obligations by such a person in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under all debt securities and the indenture (except in the case of a lease).

        Notwithstanding the above conditions, the indentures do not prohibit a consolidation or merger between us and a wholly-owned subsidiary, the transfer of all or substantially all of our properties or assets to a wholly-owned subsidiary or the transfer of all or substantially all of the properties or assets of a wholly-owned subsidiary to us, provided that if we are not the surviving entity of such a transaction or we are not the person to which such transfer is made, then the surviving entity or the person to which such transfer is made must expressly assume, by supplemental indenture, all our obligations under the debt securities and the indentures.

Events of Default

        Each of the following constitutes an event of default under the forms of indenture with respect to any series of debt securities which may be issued:

    •
    default for 30 days in the payment of interest when due on the debt securities;

    •
    default in the payment when due of principal or premium, if any, on the debt securities;

    •
    our failure to comply for 30 days after notice from the trustee or 25% in principal amount of the outstanding debt securities with the covenants set forth in the indenture or any supplemental indenture relating to our maintaining an office or agency, furnishing SEC documents and reports to the trustee and the holders, delivery of an annual compliance certificate and restrictions on mergers, consolidations and asset sales;

    •
    our failure to comply for 60 days after notice from the trustee or 25% in principal amount of the outstanding debt securities with other agreements contained in the indenture or any supplemental indenture;

    •
    certain events of bankruptcy, insolvency or reorganization affecting us; and

    •
    any other event of default specified in the prospectus supplement.

A supplemental indenture may omit, modify or add to the foregoing events of default which will be described in the prospectus supplement.

        If an event of default (other than an event of default under the provisions described in the fifth clause above) occurs and continues, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding applicable series of debt securities may declare the unpaid principal of, premium, if any, and accrued but unpaid interest on all the applicable debt securities of that series to be due and payable. Upon such a declaration, such principal of (or, in the case of original issue discount debt securities, the portion thereby specified in the terms thereof), premium, if any, and accrued interest shall be due and payable immediately. If an event of default occurs under the provisions described in the fifth clause above, the principal of (or, in the case of original issue discount debt securities, the portion thereby specified in the terms thereof), premium, if any, and accrued interest on all the applicable debt securities will automatically become immediately due and payable without any declaration or other act on the part of the trustee or any holders of such debt securities.

        In case an event of default occurs and is continuing, the trustee is under no obligation to exercise any of the rights or powers of the trustee under the applicable indenture at the request or direction of any of the holders of the applicable debt securities, unless such holders have offered to the trustee reasonable security or indemnity, satisfactory to it, against any associated cost, expense or liability. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a debt security may pursue any remedy with respect to the applicable indenture or debt securities unless:

    •
    such holder has previously given the trustee written notice that an event of default is continuing with respect to such series of debt securities;

    •
    holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series have made a written request to the trustee to pursue the remedy;

    •
    such holders have provided to the trustee, if requested, indemnity satisfactory to the trustee against any loss, liability or expense;

    •
    the trustee has not complied with such request within 60 days after the receipt thereof and the provision of indemnity; and

    •
    holders of a majority in aggregate principal amount of the outstanding debt securities of that series have not given the trustee a direction inconsistent with such request within such 60-day period.

        The holders of a majority in principal amount of the outstanding debt securities of such series are given the right under the indentures to direct the time and method of, and the place of conducting, any proceeding for exercising any remedy available to the trustee or of exercising any trust or power conferred on the trustee with respect to that series. The trustee, however, may refuse to follow any direction that conflicts with law or the applicable indenture or, subject to the duties of the trustee as stated in the indenture, that the trustee determines may be prejudicial to the rights of any other holder of such series of debt securities or that may involve the trustee in personal liability.

        If a default with respect to a series of debt securities occurs, is continuing and is known to the trustee, such trustee must mail to each holder of such debt securities notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal, premium, if any, or interest on any debt security, the trustee may withhold notice if and for so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of the holders of the debt securities. In addition, we are required to deliver to each trustee, within 120 days after the end of each fiscal year, an officers' certificate indicating whether the signers thereof know of any default under the related indenture that occurred during the previous year.

Modification of the Indentures

        We and the trustee may amend or supplement the indentures without the consent of any holder of debt securities for one or more of the following purposes:

    •
    to evidence the succession of another person to us pursuant to the provisions of the indenture relating to consolidations, mergers and sales of assets and the assumption by such successor of our covenants, agreements and obligations in the indenture and in the debt securities;

    •
    to surrender any right or power conferred upon us by the indenture, to add to our covenants such further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of debt securities as our board of directors shall consider to be for the protection of the holders of such debt securities, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions a default or an event of default under the indenture (provided, however, that with respect to any such additional covenant, restriction, condition or provision, such supplemental indenture may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other defaults, may provide for an immediate enforcement upon such default, may limit the remedies available to the trustee upon such default or may limit the right of holders of a majority in aggregate principal amount of the debt securities of a series to waive such default);

    •
    to cure any ambiguity or correct or supplement any provision contained in the indenture, in any supplemental indenture or in any debt securities that may be defective or inconsistent with any other provision contained therein;

    •
    to convey, transfer, assign, mortgage or pledge any property to or with the trustee, or to make such other provisions in regard to matters or questions arising under the indenture as shall not adversely affect the interests of any holders of debt securities of any series;

    •
    to modify or amend the indenture in such a manner as to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act as then in effect;

    •
    to add or change any of the provisions of the indenture to provide that bearer securities may be registrable as to principal, to change or eliminate any restrictions on the payment of principal or premium with respect to registered securities or of principal, premium or interest with respect to bearer securities, or to permit registered securities to be exchanged for bearer securities, so as to not adversely affect the interests of the holders of debt securities or any coupons of any series in any material respect or permit or facilitate the issuance of debt securities of any series in uncertificated form;

    •
    in the case of subordinated debt securities, to make any change in the provisions of the indenture or any supplemental indenture relating to subordination that would limit or terminate the benefits available to any holder of senior indebtedness under such provisions (but only if each such holder of senior indebtedness consents to such change);

    •
    to add guarantees with respect to the debt securities or to secure the debt securities;

    •
    to make any change that does not adversely affect the rights of any holder;

    •
    to add to, change or eliminate any of the provisions of the indenture with respect to one or more series of debt securities, so long as any such addition, change or elimination not otherwise permitted under the indenture shall (1) neither apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor modify the rights of the holders of any such debt security with respect to the benefit of such provision or (2) become effective only when there is no such debt security outstanding;

    •
    to conform the text of the indenture to any provision of this Description of Debt Securities or any description of debt securities contained in the prospectus supplement to the extent that such provision was intended to be a verbatim recitation of the indenture;

    •
    to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the indenture by more than one trustee; and

    •
    to establish the form or terms of debt securities and coupons of any series, as described under "— General Terms" above.

        We and the trustee may amend or supplement the indenture or the debt securities of any series with the consent of the holders of at least a majority in principal amount of the debt securities of each series then outstanding voting as a single class, and any existing default or event of default or compliance with any provision of the indenture or debt securities of any series may be waived with the consent of the holders of a majority in principal amount of the then outstanding debt securities of each series voting as a single class. However, without the consent of all of the holders of the debt securities so affected, no such amendment, supplement or waiver shall:

    •
    reduce the principal amount of debt securities of any series whose holders must consent to an amendment, supplement or waiver;

    •
    reduce the rate of or extend the time for payment of interest on any debt security;

    •
    reduce the principal amount or extend the stated maturity of any debt security or alter the provisions with respect to the redemption of the debt securities;

    •
    waive a redemption payment with respect to any debt security;

    •
    make any debt security payable in a currency other than that stated in the debt securities;

    •
    waive a default or event of default in the payment of principal of or premium, if any, or interest on the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the debt securities then outstanding and a waiver of the payment default resulting from such acceleration);

    •
    make any change in the provisions of the indenture relating to waivers of defaults or the holders' rights to receive payment of principal of, premium, if any, and interest on the debt securities; or

    •
    make any change in the provisions of the indenture relating to the holders' right and our right to modify the indenture.

Defeasance

        The indentures provide that we shall have, at our option:

    •
    a "legal defeasance option" pursuant to which we may terminate, with respect to the debt securities of a particular series, all of our obligations under such debt securities, the indenture and the applicable indenture supplement with respect to such debt securities; and

    •
    a "covenant defeasance option" pursuant to which we may terminate, with respect to the debt securities of a particular series, our obligations with respect to such debt securities under certain specified covenants contained in the indenture.

        If we exercise our legal defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default related to the specified covenants.

        The applicable prospectus supplement will describe the procedures we must follow in order to exercise our defeasance options.

Regarding The Trustee

        The forms of indenture provide that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise its rights and powers under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

        We and the trustee may have had, and continue to have, other customary banking agreements and arrangements, including stock transfer agent, lending and depository relationships.

        The forms of indenture and provisions of the Trust Indenture Act of 1939 that are incorporated by reference therein contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined under the Trust Indenture Act), it must eliminate such conflict or resign.

Governing Law

        The indentures and the debt securities will be governed by and construed in accordance with the laws of the state of New York.

DESCRIPTION OF COMMON STOCK

General

        Under our restated certificate of incorporation, we may issue up to 85,000,000 shares of our common stock, $.01 par value per share. Our common stock is listed for trading on the American Stock Exchange under the trading symbol "AMI". As of April 11, 2003, there were 60,003,363 shares of common stock outstanding.

        Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, except that holders of our common stock are entitled to vote their shares cumulatively in the election of directors. Subject to the rights of the holders of outstanding shares of our preferred stock, if any, the holders of our common stock are entitled to such dividends, if any, as may be declared from time to time by our board of directors. If we are liquidated, dissolved or wound up, we must first pay all amounts we owe our creditors and then pay the full amounts required to be paid to holders of outstanding shares of our preferred stock, if any, before we may make any payments to holders of shares of our common stock. All holders of shares of our common stock are entitled to share ratably in any assets available for distribution to them, after all of our creditors have been satisfied and we have paid the liquidation preferences of any of our preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. Our common stock is neither redeemable nor subject to call. No sinking fund provisions apply to our common stock. All outstanding shares of common stock are fully paid and nonassessable.

Limitation of Liability and Indemnification

        Our restated certificate of incorporation contains a provision eliminating the liability of our directors for monetary damages for breach of fiduciary duty as a director, except if required by the Delaware General Corporation Law, or DGCL, in effect at the time the breach giving rise to the claim of liability was committed or omitted, as the case may be, for liability:

    •
    for breach of the director's duty of loyalty to us or to our stockholders;

    •
    for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    •
    under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions; or

    •
    for any transaction from which the director derived an improper personal benefit.

        In addition, our bylaws provide for indemnity, to the fullest extent permitted by the DGCL, for any expense, liability and loss reasonably incurred by any of our past or present directors or officers (or any past or present director, officer, employee or agent of any of our subsidiaries) as a result of service in such capacity. This right to indemnification includes the right to be paid the expenses incurred in defending any action, suit or proceeding in advance of its final disposition.

        As a result of these provisions, we may be unable to obtain damages from a director for breach of fiduciary duty.

Certain Bylaw Provisions

        Special Meetings.    Our bylaws provide that special meetings of our stockholders may only be called by a majority of our board, the chairman of our board, our president or holders of a majority of our outstanding voting stock. These provisions may make it more difficult for stockholders, other than a majority stockholder, to take an action that our board opposes.

        Advance Notice Provisions.    Our bylaws establish an advance written notice procedure for stockholders seeking:

    •
    to nominate candidates for election as directors at any annual meeting of stockholders; and

    •
    to bring business before an annual meeting of our stockholders.

        Our bylaws provide that only persons who are nominated by our board or by a stockholder who has given timely written notice to our secretary before the meeting to elect directors will be eligible for election as our directors. Our bylaws also provide that any matter to be presented at any meeting of stockholders must be presented either by our board or by a stockholder in compliance with the procedures in our bylaws. A stockholder must give timely written notice to our secretary of its, his or her intention to present a matter before an annual meeting of stockholders. Our board then will consider whether the matter is one that is appropriate for consideration by our stockholders under Delaware corporate law and the SEC's rules.

        To be timely, we must receive any stockholder notice at least 60 days before the meeting. A stockholder's notice must also contain the information specified in the bylaws. These provisions may prevent or deter some stockholders from bringing matters before a stockholders' meeting or from making nominations for directors at an annual meeting.

Transfer Agent and Registrar

        American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

DESCRIPTION OF PREFERRED STOCK

        We may issue preferred stock from time to time in one or more classes or series, with the exact terms of each class or series established by our board. Without seeking stockholder approval, our board may issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of our common stock.

        The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to each series. A prospectus supplement relating to each series will specify the terms of the preferred stock, including:

    •
    the maximum number of shares in the series and the distinctive designation;

    •
    the terms on which dividends, if any, will be paid;

    •
    the terms on which the shares may be redeemed, if at all;

    •
    the liquidation preference, if any;

    •
    the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

    •
    the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

    •
    the voting rights, if any, on the shares of the series; and

    •
    any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the shares.

        The issuance of preferred stock may delay, deter or prevent a change in control.

        We will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. The description of preferred stock above and the description of the terms of a particular series of preferred stock in the prospectus supplement are not complete. You should refer to the applicable certificate of designation for complete information. The prospectus supplement will contain a description of U.S. federal income tax consequences relating to the preferred stock.

DESCRIPTION OF DEPOSITARY SHARES

        The description below and in the prospectus supplement is not complete. You should read the forms of deposit agreement and depositary receipts filed with the SEC in connection with the offering of each series of the preferred stock described below.

General

        We may, at our option, elect to offer fractional interests in shares of preferred stock, rather than shares of preferred stock. If we exercise that option, we will provide for a depositary to issue receipts for depositary shares, each of which will represent a fractional interest in a share of preferred stock.

        The shares of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company depositary that has its principal office in the U.S. The prospectus supplement will include the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock, to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights. Depositary receipts will be issued for depositary shares.

        The depositary may issue temporary depositary receipts substantially identical to, and entitling the holders to all the rights pertaining to, the definitive depositary receipts. Definitive depositary receipts will then be prepared thereafter and temporary depositary receipts may be exchanged for definitive depositary receipts at our expense.

        Upon surrender of depositary receipts and payment of the charges provided in the deposit agreement, the depositary will deliver the whole shares of preferred stock underlying the depositary shares.

Dividends and Other Distributions

        The depositary will distribute all cash dividends or other cash distributions on the preferred stock, rounded to the nearest cent, to the record holders of depositary shares in proportion to the numbers of such depositary shares owned by them on the relevant record date. Fractions of one cent not so distributed will be added to the next sum received by the depositary for distribution to record holders of depositary shares.

        In the event of a non-cash distribution, the depositary will, if feasible, distribute property received by it to the record holders of depositary shares entitled to them. If the distribution is not feasible, the depositary may sell the property and distribute the net proceeds to such holders.

Redemption of Depositary Shares

        If we redeem the preferred stock underlying the depositary shares, the depositary will redeem the depositary shares from the proceeds of the redemption of the preferred stock held by the depositary. The depositary will mail notice of redemption not less than 30 or more than 60 days prior to the date fixed for redemption to the record holders of the depositary shares. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem the corresponding depositary shares as of the same redemption date. If less than all the depositary shares are to be redeemed, the depositary will select by lot or pro rata which depositary shares will be redeemed.

        After the redemption, the depositary shares called for redemption will no longer be deemed to be outstanding. All rights of the holders of the depositary shares will cease, except the right to receive the money or other property to which the holders are entitled upon redemption and surrender of the depositary receipts for their depositary shares.

Voting the Preferred Stock

        The depositary will mail to the holders of depositary shares the information contained in any notice of meeting at which the holders of preferred stock are entitled to vote. Each record holder of depositary shares on the record date for the preferred stock may instruct the depositary to exercise its voting rights with respect to the depositary shares. The depositary will attempt to vote the number of shares of preferred stock underlying such depositary shares in accordance with these instructions. We will agree to take any action required to enable the depositary to vote the depositary shares. The depositary will abstain from voting shares of preferred stock to the extent it does not receive instructions from the holders of depositary shares relating to that preferred stock.

Amendment and Termination of the Deposit Agreement

        We and the depositary may amend the form of depositary receipt and any provision of the deposit agreement at any time. However, neither of us can make any amendment that would materially and adversely alter the rights of the existing holders of depositary shares without approval by the record holders of at least a majority of the outstanding depositary shares. We or the depositary may terminate a deposit agreement only if:

    •
    all outstanding depositary shares relating thereto have been redeemed; or

    •
    there has been a final distribution to the holders of preferred stock and to the holders of the related depositary shares in the event of our liquidation, dissolution or winding up.

Charges of Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges listed in the deposit agreement as holders' charges.

Miscellaneous

        The depositary will forward to the holders of depositary shares all reports and communications that we are required to furnish to the holders of the preferred stock.

        Neither we nor the depositary will be liable if the law or any circumstance beyond the depositary's control prevents it from performing its obligations under the deposit agreement. We and the depositary will be required only to perform our and their respective duties in good faith. The depositary will not be obligated to prosecute or defend any legal proceeding regarding any depositary shares or preferred stock unless the holders of those securities provide it with satisfactory indemnity. The depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

        The depositary may resign at any time by delivering notice to us, and we may at any time remove the depositary. Any such resignation or removal will take effect when a successor depositary is established.

DESCRIPTION OF STOCK PURCHASE UNITS
AND STOCK PURCHASE CONTRACTS

        The following summarizes the general terms of stock purchase units and stock purchase contracts we may issue. The particular terms of any stock purchase units or stock purchase contracts we offer will be described in the prospectus supplement. This description is subject to the stock purchase contracts, and any collateral arrangements and depositary arrangements relating to the stock purchase or stock purchase contracts.

        We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates. We may fix the consideration per share of common stock or preferred stock at the time we issue the stock purchase contracts, or the consideration may be determined by referring to a specific formula stated in the stock purchase contracts. We may issue the stock purchase contracts separately or as a part of stock purchase units consisting of a stock purchase contract and debt securities, preferred securities or debt obligations of third parties, including U.S. Treasury securities, which secure the holders' obligations to purchase the common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa. These payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner.

DESCRIPTION OF WARRANTS TO PURCHASE DEBT SECURITIES

        The following summarizes the terms of the debt warrants we may offer. The debt warrants will be subject to the detailed provisions of a debt warrant agreement that we will enter into with a debt warrant agent we select at the time of issue.

General

        We may issue debt warrants evidenced by debt warrant certificates independently or together with any securities offered by any prospectus supplement. If we offer debt warrants, the prospectus supplement will describe the terms of the warrants, including:

    •
    the offering price, if any;

    •
    the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the warrants and the terms of the indenture under which the debt securities will be issued;

    •
    if applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of debt warrants issued with each debt security;

    •
    if applicable, the date on and after which the debt warrants and the related securities will be separately transferable;

    •
    the principal amount of debt securities purchasable upon exercise of one debt warrant, and the price at which the principal amount of debt securities may be purchased upon exercise;

    •
    the dates on which the right to exercise the debt warrants begins and expires;

    •
    U.S. federal income tax consequences;

    •
    whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

    •
    the currencies in which the offering price and exercise price are payable; and

    •
    if applicable, any antidilution provisions.

        You may exchange debt warrant certificates for new debt warrant certificates of different denominations and may present debt warrant certificates for registration of transfer at the corporate trust office of the debt warrant agent, which will be listed in the prospectus supplement. Warrantholders do not have any of the rights of holders of debt securities, except to the extent that the consent of warrantholders may be required for certain modifications of the terms of an indenture or form of the debt security, as the case may be, and the series of debt securities issuable upon exercise of the debt warrants. In addition, warrantholders are not entitled to payments of principal of and interest, if any, on the debt securities.

Exercise of Debt Warrants

        You may exercise debt warrants by surrendering the debt warrant certificate at the corporate trust office of the debt warrant agent, with payment in full of the exercise price. Upon the exercise of debt warrants, the debt warrant agent will, as soon as practicable, deliver the debt securities in authorized denominations in accordance with your instructions and at your sole cost and risk. If less than all the debt warrants evidenced by the debt warrant certificate are exercised, the agent will issue a new debt warrant certificate for the remaining amount of debt warrants.

DESCRIPTION OF WARRANTS TO PURCHASE
COMMON STOCK OR PREFERRED STOCK

        The following summarizes the terms of common stock warrants and preferred stock warrants we may issue. This description is subject to the detailed provisions of a stock warrant agreement that we will enter into between us and a stock warrant agent we select at the time of issue.

General

        We may issue stock warrants evidenced by stock warrant certificates under a stock warrant agreement independently or together with any securities we offer by any prospectus supplement. If we offer stock warrants, the prospectus supplement will describe the terms of the stock warrants, including:

    •
    the offering price, if any;

    •
    if applicable, the designation and terms of the preferred stock purchasable upon exercise of the preferred stock warrants;

    •
    the number of shares of common or preferred stock purchasable upon exercise of one stock warrant and the initial price at which the shares may be purchased upon exercise;

    •
    the dates on which the right to exercise the stock warrants begins and expires;

    •
    U.S. federal income tax consequences;

    •
    call provisions, if any;

    •
    the currencies in which the offering price and exercise price are payable; and

    •
    if applicable, the antidilution provisions of the stock warrants.

        The shares of common stock or preferred stock we issue upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be validly issued, fully paid and nonassessable.

Exercise of Stock Warrants

        You may exercise stock warrants by surrendering to the stock warrant agent the stock warrant certificate, which indicates your election to exercise all or a portion of the stock warrants evidenced by the certificate. Surrendered stock warrant certificates must be accompanied by payment of the exercise price in the form of cash, check or through a cashless exercise. The stock warrant agent will deliver certificates evidencing duly exercised stock warrants to the transfer agent. Upon receipt of the certificates, the transfer agent will deliver a certificate representing the number of shares of common stock or preferred stock purchased. If you exercise fewer than all the stock warrants evidenced by any certificate, the stock warrant agent will deliver a new stock warrant certificate representing the unexercised stock warrants.

No Rights as Stockholders

        Holders of stock warrants are not entitled to vote, to consent, to receive dividends or to receive notice as stockholders with respect to any meeting of stockholders or to exercise any rights whatsoever as our stockholders.

SELLING STOCKHOLDERS

        The following table lists the selling stockholders and other information regarding their ownership of our common stock and options to acquire our common stock as of March 8, 2003.

			Shares Offered
					Shares and Stock Options Owned After Offering(1)
	Total Shares Stock Options Options Owned Prior to Offering(1)			% of Total Shares and and Stock Owned(1)
Name
			Number		Number	%(2)
David L. Schlotterbeck President, Chief Executive Officer and Director	1,905,810	(3)	187,000	9.8	1,718,810
William C. Bopp Senior Vice President and Chief Financial Officer	816,043	(4)	80,000	9.8	736,043
Frederic Denerolle Vice President and General Manager — International Business Unit of ALARIS Medical Systems	275,000	(5)	28,000	10.2	247,000
Sally M. Grigoriev Vice President — Operations of ALARIS Medical Systems	334,777	(6)	33,000	9.9	301,777
Robert F. Mathews Vice President — Finance and Treasurer	286,822	(7)	25,000	8.7	261,822
William H. Murphy Vice President — Quality and Regulatory Affairs of ALARIS Medical Systems	233,882	(8)	23,000	9.8	210,882
Stuart E. Rickerson Vice President, General Counsel and Secretary	364,706	(9)	36,000	9.9	328,706
Jake P. St. Philip Vice President and General Manager — North American Business Unit of ALARIS Medical Systems	384,722	(10)	38,000	9.9	346,722

Total	4,601,762	(11)	450,000	9.8	4,151,762

(1)
Includes shares owned by the selling stockholders and shares issuable upon the exercise of stock options, including stock options which first become exercisable after 60 days from March 8, 2003.

(2)
Number of shares owned after the offering as a percentage of common stock outstanding is not determinable at this time because the specific number of shares which will be sold in the offering by us is unknown.

(3)
Includes 1,354,560 shares which Mr. Schlotterbeck owns or which he may acquire pursuant to stock options which are exercisable within 60 days of March 8, 2003 and 551,250 shares which are issuable upon the exercise of stock options which first become exercisable thereafter.

(4)
Includes 706,543 shares which Mr. Bopp owns or which he may acquire pursuant to stock options which are exercisable within 60 days of March 8, 2003 and 109,500 shares which are issuable upon the exercise of stock options which first become exercisable thereafter.

(5)
Includes 128,750 shares which Mr. Denerolle owns or which he may acquire pursuant to stock options which are exercisable within 60 days of March 8, 2003 and 146,250 shares which are issuable upon the exercise of stock options which first become exercisable thereafter.

(6)
Includes 237,777 shares which Ms. Grigoriev owns or which she may acquire pursuant to stock options which are exercisable within 60 days of March 8, 2003 and 97,000 shares which are issuable upon the exercise of stock options which first become exercisable thereafter.

(7)
Includes 152,385 shares which Mr. Mathews owns or which he may acquire pursuant to stock options which are exercisable within 60 days of March 8, 2003 and 134,437 shares which are issuable upon the exercise of stock options which first become exercisable thereafter.

(8)
Includes 130,257 shares which Mr. Murphy owns or which he may acquire pursuant to stock options which are exercisable within 60 days of March 8, 2003 and 103,625 shares which are issuable upon the exercise of stock options which first become exercisable thereafter.

(9)
Includes 199,706 shares which Mr. Rickerson owns or which he may acquire pursuant to stock options which are exercisable within 60 days of March 8, 2003 and 165,000 shares which are issuable upon the exercise of stock options which first become exercisable thereafter.

(10)
Includes 295,222 shares which Mr. St. Philip owns or which he may acquire pursuant to stock options which are exercisable within 60 days of March 8, 2003 and 89,500 shares which are issuable upon the exercise of stock options which first become exercisable thereafter.

        Sales by the selling stockholders would be made only through underwriters and only in connection with the exercise of any over-allotment option which may be granted to the underwriters. We will not receive any of the proceeds from the sale of any shares of common stock by the selling stockholders other than proceeds we receive from the selling stockholders upon exercise of their stock options the underlying shares of which are covered by this prospectus. The aggregate number of shares to be sold by the selling stockholders will not exceed 5% of the number of shares to be sold by us, before giving effect to the exercise of the over-allotment option by the underwriters. The allocation of such over-allotment shares between us and the selling stockholders will be determined at a future date. The Company will have priority over the selling stockholders with respect to the inclusion of shares in any such over-allotment option.

PLAN OF DISTRIBUTION

        We may sell the securities through underwriters or dealers, through agents, directly to one or more purchasers or through a combination of any such methods of sale. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

    •
    the name or names of underwriters, if any;

    •
    the purchase price of the securities and the proceeds we will receive from the sale;

    •
    any underwriting discounts and other items constituting underwriters' compensation;

    •
    any initial public offering price;

    •
    any discounts or concessions allowed or reallowed or paid to dealers; and

    •
    any securities exchange or market on which the securities may be listed.

        We may distribute the securities from time to time in one or more transactions:

    •
    at a fixed price or prices, which may be changed;

    •
    at market prices prevailing at the time of sale;

    •
    at prices related to such prevailing market prices; or

    •
    at negotiated prices.

        Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

        If an underwriter is, or if underwriters are, used in the sale, they will acquire the securities for their own account and may resell them. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

        We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best efforts basis for the period of its appointment.

        We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

        We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

        In compliance with National Association of Securities Dealers, Inc. (NASD) guidelines, the maximum commission or discount to be received by any NASD member or independent broker-dealer will not exceed 8% of the aggregate amount of any sale of securities offered pursuant to this prospectus or any applicable prospectus supplement under Rule 415. All securities we offer other than common stock will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

        The selling stockholders would only sell their shares of common stock through underwriters and only in connection with the exercise of any over-allotment option which may be granted to the underwriters. The selling stockholders may be deemed to be underwriters within the meaning of the Securities Act.

VALIDITY OF SECURITIES

        The validity of these securities will be passed upon for us by Piper Rudnick LLP, New York, New York, and for any underwriters, dealers or agents, if any, by counsel specified in a prospectus supplement. One of our directors, Barry D. Shalov, is a partner of Piper Rudnick LLP. As of March 1, 2003, Mr. Shalov beneficially owned 32,292 shares of our common stock.

EXPERTS

        The financial statements and financial statement schedules incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

$200,000,000

ALARIS Medical, Inc.

       % Senior Subordinated
Notes Due 2011

PROSPECTUS SUPPLEMENT

                         , 2003

Bear, Stearns & Co. Inc.

Citigroup

UBS Investment Bank

CIBC World Markets

Jefferies & Company, Inc.

QuickLinks

ABOUT THIS PROSPECTUS SUPPLEMENT
PROSPECTUS SUPPLEMENT SUMMARY
Our Business
Our Solution for Safer Medication Administration
Our Products and Services
Competitive Strengths
Business Strategy
The Notes Offering
The Other Transactions
SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF NEW CREDIT FACILITY
DESCRIPTION OF THE NOTES
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
UNDERWRITING
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
Index to Financial Statements
ALARIS MEDICAL, INC. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited) (Dollars and share amounts in thousands, except per share data)
ALARIS MEDICAL, INC. CONDENSED CONSOLIDATED BALANCE SHEET (Dollars and share amounts in thousands, except per share data)
ALARIS MEDICAL, INC. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited) (Dollars in thousands)
ALARIS MEDICAL, INC. CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME (Unaudited) (Dollars and share amounts in thousands)
ALARIS MEDICAL, INC. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Dollars and share amounts in thousands, except per share data)
REPORT OF INDEPENDENT ACCOUNTANTS
ALARIS MEDICAL, INC. CONSOLIDATED STATEMENT OF OPERATIONS (Dollars and share amounts in thousands, except per share data)
ALARIS MEDICAL, INC. CONSOLIDATED BALANCE SHEET (Dollars and share amounts in thousands, except per share data)
ALARIS MEDICAL, INC. CONSOLIDATED STATEMENT OF CASH FLOWS (Dollars in thousands)
ALARIS MEDICAL, INC. CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (Dollars and share amounts in thousands)
ALARIS MEDICAL, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Amounts in thousands, except per share data)
ALARIS MEDICAL, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Amounts in thousands, except per share data)
ALARIS MEDICAL, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Amounts in thousands, except per share data)
TABLE OF CONTENTS
SUMMARY
WHERE YOU CAN FIND MORE INFORMATION
RATIO OF EARNINGS TO FIXED CHARGES (dollars in thousands)
USE OF PROCEEDS
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
GENERAL DESCRIPTION OF SECURITIES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF DEPOSITARY SHARES
DESCRIPTION OF STOCK PURCHASE UNITS AND STOCK PURCHASE CONTRACTS
DESCRIPTION OF WARRANTS TO PURCHASE DEBT SECURITIES
DESCRIPTION OF WARRANTS TO PURCHASE COMMON STOCK OR PREFERRED STOCK
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
VALIDITY OF SECURITIES
EXPERTS